UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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SEMPRA
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SEMPRA®

Notice of Annual Shareholders Meeting and Proxy Statement

2026

May 12, 2026

Letter From Our Chairman and Chief Executive Officer March 27, 2026

Dear fellow shareholders:

We are pleased to invite you to our 2026 Annual Shareholders Meeting. The meeting will be held virtually on Tuesday, May 12, 2026. It will commence at 9 a.m. Pacific Time. The accompanying proxy materials describe how to participate and the matters to be voted on at the meeting.

Reflecting on 2025, we are proud of Sempra’s strong performance. Working closely with the Board of Directors, we took important steps to advance our corporate strategy to prioritize lower-risk, regulated utility investments, strengthen our position as an energy leader in major economic markets and reallocate capital to meet the evolving needs of our customers, focusing sharply on Texas – a market we believe offers compelling long-term value. Central to this strategy are five value creation initiatives:

•	Investing $13 billion to modernize energy infrastructure

•	Unlocking value in our liquefied natural gas franchise

•	Divesting non-core assets in Mexico to simplify the business

•	Executing Fit for 2025 to improve efficiency

•	Enhancing community safety and operational excellence

Our disciplined execution of these initiatives has translated into improved financial and operational results. We could not be more proud of our employees, who have embraced our commitment to modernize and scale our organization, improve our cost structure and better serve all of Sempra’s stakeholders.

We are excited to carry this momentum forward with a refreshed mission – to build America’s leading utility growth business. This mission reflects our sharpened focus on regulated utilities, innovation and operational excellence, while staying true to our vision of delivering energy with purpose and our core values – do the right thing, champion people and shape the future. Together, with strong governance and an engaged board, we remain committed to creating long-term shareholder value while meeting the evolving needs of our communities.

With our direction set, we now encourage you to take part in this year’s voting process. Please review the accompanying materials and vote promptly. As in past years, you can vote before the meeting online, by phone or by completing and returning the proxy card or voting instruction form.

On behalf of the Board of Directors and management team, we are grateful for the opportunity to represent you and serve Sempra. Thank you for supporting our mission.

Sincerely,

Jeffrey W. Martin Chairman and Chief Executive Officer

Letter From Our Lead Independent Director March 27, 2026

Dear fellow shareholders:

Thank you for your continued investment in Sempra. As Lead Independent Director, I would like to share the board’s perspective on its work over the past year, which we believe has positioned the company well for the opportunities that lie ahead.

Throughout 2025, the board remained actively engaged across Sempra’s businesses. We worked closely with our Chairman and Chief Executive Officer, Jeffrey Martin, and the senior management team to refresh the company’s mission, sharpen strategic focus and review key opportunities and challenges. Our oversight included regular discussions on long-term strategy, financial performance, operational execution, talent management, safety and emerging risks. This engagement reflects the board’s commitment to rigorous oversight, a strong shared governance framework and disciplined support of the company’s long-term strategy.

As part of this commitment, we continued our board refreshment process, adding two new directors in 2025 who further strengthen our effectiveness and complement the skill sets of an already experienced board. Our directors’ collective expertise supports sound judgment and robust dialogue in the boardroom. Further, our substantial majority of independent directors, together with our empowered and active Lead Independent Director role, reinforce accountability and foster a constructive working relationship with management.

The board’s effectiveness is also enhanced by our open dialogue with our shareholders. Through our strong shareholder engagement program, investor perspectives are regularly shared with the full board and relevant committees, helping to inform our oversight priorities and decisions about our corporate governance practices, executive compensation program and other matters crucial to the company’s business strategy. I participated in several of these discussions in 2025, and the insights provided were valuable in shaping the board’s understanding of shareholder priorities.

On behalf of the Board of Directors, thank you for the trust you place in us.

Sincerely,

Cynthia J. (CJ) Warner Lead Independent Director

Notice of Annual Shareholders Meeting	488 8th Avenue San Diego, California 92101 (877) 736-7727

DATE AND TIME Tuesday, May 12, 2026 9 a.m. Pacific Time	LOCATION Virtual-only meeting at www.virtualshareholdermeeting.com/SRE2026	RECORD DATE March 20, 2026

Business Items	Board Recommendations

1. Election of the 11 director nominees named in the accompanying proxy statement	FOR each of the 11 director nominees named in the accompanying proxy statement

2. Ratification of appointment of independent registered public accounting firm	FOR ratification of appointment of independent registered public accounting firm

3. Advisory approval of our executive compensation	FOR advisory approval of our executive compensation

4. Shareholder proposal requesting an independent board chairman	AGAINST shareholder proposal requesting an independent board chairman

Consideration of other matters that may properly come before the meeting and any adjournments or postponements thereof, if any

The 2026 annual meeting of shareholders of Sempra (Annual Shareholders Meeting) will be conducted online via live audiovisual webcast at www.virtualshareholdermeeting.com/SRE2026. The meeting will begin promptly at 9 a.m. Pacific Time and we encourage you to access the meeting site and enter your 16-digit control number prior to the meeting start time. Online check-in will begin at 8:30 a.m. Pacific Time, and you should allow ample time for check-in procedures on the day of the meeting.

If you were a shareholder as of the record date for the meeting, you are eligible to participate in the Annual Shareholders Meeting, including to submit questions at and in advance of the meeting and vote your shares at the meeting prior to the closing of the polls. You can attend the meeting by logging into the meeting site using the 16-digit control number shown on your notice about the Internet availability of our proxy materials, proxy card or voting instruction form. If you are a beneficial owner of shares held through a bank, broker or other nominee and your voting instruction form does not indicate that you may vote your shares through www.proxyvote.com, please follow the specific instructions provided by your bank, broker or other nominee to obtain a 16-digit control number that may be used to log into the meeting site. Owners of shares in any of the Employee Savings Plans, as defined in the accompanying proxy statement, may submit questions at and in advance of the meeting but will not be able to vote these shares at the meeting.

Your vote is important. Whether or not you plan to attend the Annual Shareholders Meeting, we encourage you to read the accompanying proxy statement and vote your shares in advance of the meeting. To do so, you may vote via the Internet, by telephone or, if you received a paper copy of our proxy materials, by mail. Internet and telephone voting for holders of record will be available until 11:59 p.m. Eastern Time on May 11, 2026. For specific instructions on how to attend and participate in the Annual Shareholders Meeting, see “About the Annual Shareholders Meeting and Voting” in the accompanying proxy statement, the instructions on your notice about the Internet availability of our proxy materials, proxy card or voting instruction form, and the additional instructions that are or will be posted at www.proxyvote.com. Our proxy materials, including this Notice of Annual Shareholders Meeting and the accompanying proxy statement and form of proxy card or voting instruction form, are being provided to shareholders beginning on March 27, 2026.

Diana L. Day

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the

Annual Shareholders Meeting to be Held on May 12, 2026.

This Notice of Annual Shareholders Meeting, the accompanying Proxy Statement, the Proxy Card and the

Annual Report to Shareholders are available on the Internet at www.proxyvote.com.

2026 Proxy Statement 1

Proxy Statement Summary

This proxy statement is being provided in connection with the 2026 annual meeting of shareholders of Sempra (Annual Shareholders Meeting). This summary highlights selected information to assist you in your review of this proxy statement. It does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting. More information regarding the performance of Sempra is available in the company’s Annual Report to Shareholders for the year ended December 31, 2025, which accompanies this proxy statement and is available on the Internet on the company’s website at www.sempra.com/2026-annual-meeting, at www.proxyvote.com and on the SEC’s website at www.sec.gov. For additional information about the Annual Shareholders Meeting and voting, see “About the Annual Shareholders Meeting and Voting” below. This proxy statement and the accompanying form of proxy card or voting instruction form are first being made available to shareholders on March 27, 2026. All share and per share information in this proxy statement reflects the two-for-one split of our common stock in the form of a 100% stock dividend that was distributed to shareholders on August 21, 2023. All website references in our proxy materials are inactive textual references, and the information on, or that can be accessed through, such websites does not constitute a part of these materials. This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. See Appendix C to this proxy statement for more information.

Annual Shareholders Meeting Details

DATE AND TIME: Tuesday, May 12, 2026 at 9 a.m. Pacific Time	LOCATION: www.virtualshareholdermeeting.com/SRE2026

Shareholder Voting Matters

Business Items	Board’s Recommendation	Rationale

BOARD PROPOSALS

1. Election of the 11 director nominees named in this proxy statement	FOR each director nominee

The board believes that each of the 11 director nominees possesses a broad range of critical skills and qualifications that collectively contribute to the effective oversight of Sempra’s evolving strategy and the material risks and opportunities facing our business.

See the disclosure beginning on page 26 for more detail.

2. Ratification of appointment of independent registered public accounting firm	FOR

The board believes it is in the best interests of Sempra and its shareholders for Deloitte & Touche LLP to continue to serve as the company’s independent registered public accounting firm for 2026.

See the disclosure beginning on page 34 for more detail.

3. Advisory approval of our executive compensation	FOR

The board believes that our compensation programs are effectively structured to prioritize pay-for-performance alignment, attract and retain a high-performing leadership team and motivate these leaders to execute Sempra’s strategic priorities and drive long-term shareholder value creation.

See our “Compensation Discussion and Analysis” and subsequent compensation tables beginning on page 40 for more detail on our compensation philosophy and program elements.

SHAREHOLDER PROPOSAL

4. Shareholder proposal requesting an independent board chairman	AGAINST

The board believes it is in the best interests of our company and our shareholders to retain the board’s flexibility to select the leadership structure that is best suited to meet our needs in light of prevailing circumstances.

See the disclosure beginning on page 37 for more detail.

2	2026 Proxy Statement

Proxy Statement Summary

Director Nominees

				Standing Board Committee Membership(A)

Name and Occupation	Age	Director Since	Independent	AC	CTDC	CGC	SSTC	EC

Andrés Conesa, Ph.D. Chief Executive Officer, Grupo Aeroméxico, S.A.B. de C.V.	56	2017

Pablo A. Ferrero Independent energy consultant	63	2013

Jennifer M. Kirk Chief Executive Officer and Director, Exubrion Therapeutics, Inc.	51	2024

Richard J. Mark Retired Chairman and President, Ameren Illinois Company	70	2023

Jeffrey W. Martin Chairman of the Board, Chief Executive Officer and President, Sempra	64	2018

Michael N. Mears Retired Chairman, President and Chief Executive Officer, Magellan Midstream Partners L.P.	63	2018

Kevin C. Sagara Retired Executive Vice President, Group President, Sempra	64	2025

Jack T. Taylor Retired Chief Operating Officer—Americas and Executive Vice Chair of U.S. Operations, KPMG LLP (U.S.)	74	2013

Cynthia J. Warner Retired President and Chief Executive Officer, Renewable Energy Group, Inc.	67	2019

Anya Weaving Retired Vice Chair and Managing Director, Global Natural Resources, Investment Banking, Bank of America Merrill Lynch	49	2025

James C. Yardley Retired Executive Vice President, El Paso Corp.	74	2013

	Board committees with 100% independent director membership

   Committee Member     Committee Chair     Audit Committee Financial Expert     Lead Independent Director

(A)	Director nominee membership in the following standing board committees as of the mailing date of this proxy statement:

AC = Audit Committee	CTDC = Compensation and Talent Development Committee	CGC = Corporate Governance Committee	SSTC = Safety, Sustainability and Technology Committee	EC = Executive Committee

2026 Proxy Statement 3

Proxy Statement Summary

Director Nominee Composition

Our board has made it a priority to develop and support a high-performance culture for our board, our management and the rest of our workforce. Below are key features of our board composition as of the date of this proxy statement.

The board seeks directors with a variety of skills and experience. The board believes having directors with a mix of tenure, including those with fresher perspectives and those with deep experience, supports continuity, strategic stability and long-term value creation. The board also believes newer members benefit from serving alongside directors who have navigated multiple business cycles and demonstrated sustained value delivery. The board conducts an annual assessment of each director’s skills, qualifications and experience as well as an annual board evaluation, each of which is fundamental to the board’s process for assembling a group of directors with a wide-ranging and complementary mix of experience, competencies and backgrounds. The board uses the results of the assessment and evaluation to critically analyze its skill set and effectiveness, which helps position the board to oversee Sempra’s current and future strategies and operations.

See “Proposal 1: Election of Directors” for more information about the background and experience of our director nominees.

The board is committed to thoughtful refreshment and has a strong track record, including adding four of our current directors since the beginning of 2023, three of whom are independent directors under the standards established by the New York Stock Exchange (NYSE).

Strong Governance Practices

Supported by feedback from our shareholders, we believe our processes and policies described below reflect strong corporate governance practices.

•	Lead Independent Director with clearly defined and robust responsibilities

•	Annual election of all directors

•	Proxy access right for shareholder nominations of director candidates

•	Majority-vote and resignation policy for directors in uncontested elections

•	Shareholders representing an aggregate of 10% or more of our outstanding shares may call a special meeting of shareholders

•	Comprehensive, ongoing succession planning for key executives by the board

•	Strong history of board refreshment designed to maintain balanced and varied board composition and tenure

•	Directors should not be nominated to stand for election after the earlier of attaining age 75 or completing 15 years of service

•	Board-level oversight of sustainability, including enhanced focus of Safety, Sustainability and Technology Committee on sustainability and related matters

•	Board-level oversight of human capital management, including initiatives related to culture and belonging

•	Annual board, director and standing committee evaluations (except for Executive Committee)

•	Nine of our 11 director nominees are independent directors under NYSE independence standards

•	All NYSE-required board committees are 100% composed of independent directors

•	Director overboarding policy that aligns with the preferences and policies of some of our major shareholders

•	Executive sessions of non-management directors at all regular board meetings and independent directors at least annually

•	99% aggregate attendance of incumbent directors at board and committee meetings in 2025

•	Prohibition on hedging or pledging company stock

•	Robust share ownership guidelines for directors and officers

•	Active shareholder engagement with key members of management and our Lead Independent Director (see pages 15 and 44 for more detail)

•	Code of conduct applicable to directors and principal and executive officers supplements our code of conduct applicable to all employees

4	2026 Proxy Statement

Proxy Statement Summary

Company Overview

Sempra’s mission is to build America’s leading utility growth business. We are primarily focused on the largest economies in the U.S., California and Texas, where we are investing in regulated utilities with a view toward producing stable cash flows and improved earnings visibility. Our goal is to deliver safe, reliable and affordable energy to customers while increasing shareholder value.

•	We are a holding company with ownership of regulated electric and natural gas utilities in California and significant interests in regulated electric utilities in Texas

•

We expect our utility businesses to continue to require investments in critical transmission and distribution (T+D) infrastructure and energy systems modernization and to remain focused on delivering safer, more reliable and affordable energy

•

In September 2025, we entered into an agreement to sell a controlling equity interest in Sempra Infrastructure Partners, LP (SI Partners), the holding company for our energy infrastructure businesses that are not U.S. utilities; we generally refer to this business herein as “Sempra Infrastructure”

Our corporate strategy in 2025 centered on the five value creation initiatives described below, which are designed to continue simplifying our company’s business model, mitigating risk and improving financial strength.

2025 Value Creation Initiatives		2025 Accomplishments

1	Invest $13 billion this year prioritizing utility investments and improved returns	✓ Invested approximately $13 billion in capital expenditures ✓ Increased U.S. utility rate base from $50 billion to $57 billion(1) ✓ Declared $1.7 billion in dividends on our common stock

2	Unlock value in our liquefied natural gas (LNG) franchise	✓ Signed definitive SI Partners equity interest sales agreement(2) ✓ Reached positive final investment decision at Port Arthur LNG Phase 2(3) ✓ Achieved mechanical completion at ECA LNG Phase 1(3)

3	Sell non-core assets to simplify the business and reduce portfolio risk	✓ Entered into definitive Ecogas sales agreement(2)

4	Execute Fit for 2025 to reduce costs and improve productivity	✓ Modernized workforce composition ✓ Implemented new technologies improving efficiency

5	Continue community safety and operational excellence	✓ Secured California Senate Bill 254, improving financial safeguards for electric investor-owned utilities ✓ Named most reliable utility for 20th straight year at SDG&E(4)

(1)

Reflects rate base at December 31, 2024 and 2025, respectively. For our California utilities, rate base of $29 billion and $32 billion for 2024 and 2025, respectively, is the value of assets on which each utility is permitted to earn a specified rate of return in accordance with rules set by regulatory agencies, which is calculated using a 13-month average in accordance with California Public Utilities Commission (CPUC) methodology as adopted in rate-setting proceedings. For our Texas utilities, rate base of $21 billion and $25 billion for 2024 and 2025, respectively, reflects a percentage of the total rate base of each utility based on our ownership interests in these businesses and represents total invested capital, as adjusted in accordance with rules of the Public Utility Commission of Texas (PUCT), at the end of the previous calendar year as reported to the PUCT on an annual basis.

(2)

Ecogas México, S. de R.L. de C.V. (Ecogas) is our natural gas distribution utility in Northern Mexico. The sales of Ecogas and a portion of our equity interest in SI Partners are subject to closing conditions.

(3)	The ability to complete major construction and development projects is subject to a number of risks and uncertainties.

(4)	Our subsidiary San Diego Gas & Electric Company received the ReliabilityOne Award for Outstanding Reliability Performance in the Western Region by PA Consulting.

At Sempra, we strive to serve our customers in new and better ways, which we believe helps make our company more valuable for our shareholders and other stakeholders. Our vision, mission and values reflect this commitment.

Everything we do is guided by our vision, mission and values.

Vision Delivering energy with purpose	Mission Building America’s leading utility growth business	Values Do the right thing Champion people Shape the future

2026 Proxy Statement 5

Proxy Statement Summary

Executive Compensation

2025 Compensation Overview

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. We place an emphasis on variable performance-based pay, with each component designed to promote value creation and alignment of our management team’s compensation with shareholder interests and our long-term strategic objectives.

Note: The Chief Executive Officer’s pay mix at target is based on 2025 annual base salary, 2025 target performance-based annual bonus and the target grant date value of 2025 long-term equity-based incentives.

Performance-Based Annual Bonus	Long Term Equity-Based Incentives(1)
80% ABP Earnings (as defined below) • Provides an accurate, comprehensive, and understandable picture of annual financial performance

Performance-Based Restricted Stock Units (weighted at

two-thirds, collectively)

•

One-third based on 3-year relative total shareholder return (TSR), allocated as follows:

-  70% relative TSR vs. S&P 500 Utilities Index(2)

-  30% relative TSR vs. S&P 500 Index

•

One-third based on the 3-year compound annual growth rate (CAGR) of Sempra’s adjusted earnings per common share (EPS) relative to the 3-year adjusted EPS CAGRs of S&P 500 Utilities Index peers(2)

12% Safety Measures (as defined below) • Promotes safe and responsible operations and the safety of customers and employees
8% Responsible Business Practice Measures (as defined below)
• Promotes responsible business practices, including sustainable operations and strong governance	Stock Options (weighted at one-third)(3) • Focus on growth and alignment with company performance and shareholder interests

(1)	As used in this proxy statement, the term “long-term equity-based incentives” refers to the annual long-term incentive plan (LTIP) awards granted on January 2, 2025.

(2)

For purposes of long-term equity-based incentives, all references to the S&P 500 Utilities Index or our S&P 500 Utilities Index peers refer to the companies constituting the S&P 500 Utilities Index, excluding water companies.

(3)	Our Chief Executive Officer and Executive Vice Presidents receive stock options, and other executives receive service-based restricted stock units.

2025 Compensation Decisions and Outcomes

Base Salary. The Compensation and Talent Development Committee annually reviews base salaries for executive officers. The committee takes into account factors such as market survey data, evaluation of each named executive officer’s responsibilities and contributions, retention considerations, and others, to help ensure base salaries remain competitive and appropriately account for any evolution or expansion of individuals’ roles. For additional information, see “Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Base Salaries.”

Performance-Based Annual Bonus. Our 2025 target earnings for annual bonus plan purposes (ABP Earnings) were $2,912 million. Our 2025 ABP Earnings were $3,154 million. In determining ABP Earnings for 2025, the Compensation and Talent Development Committee made certain predefined adjustments to earnings computed in conformity with generally accepted accounting principles in the United States of America (GAAP). See “Reconciliation of GAAP Earnings to ABP Earnings” on page 57 and Appendix B to this proxy statement for additional information. Based on performance on ABP Earnings, and on the public and employee safety measures (Safety Measures) and measures tied to responsible business practices (RBP Measures), 2025 annual bonuses were achieved at 173% of target. For more detail, see “Executive Compensation— Compensation Discussion and Analysis—Rigor of Incentive Targets.”

Long-Term Equity-Based Incentives. Long-term equity-based incentives are the largest component of the total 2025 target compensation package for each named executive officer. In accordance with our pay-for-performance philosophy, 100% of our Chief Executive Officer’s 2025 annual LTIP award was performance-based, with one-third of the award’s grant date value tied to relative TSR performance, one-third tied to adjusted EPS growth and one-third in nonqualified stock options, which the Compensation and Talent Development Committee views as performance-based because their value depends on our stock price increasing over time. The overall payout for the 2023-2025 LTIP awards based on relative TSR and adjusted EPS growth was 35% of target.

6	2026 Proxy Statement

Proxy Statement Summary

Voting Information

Eligibility: Shareholders of our common stock at the close of business on the record date, March 20, 2026, are entitled to notice of the Annual Shareholders Meeting and to vote their shares as described below on each of the proposals to be voted on at the meeting. Each share of common stock is entitled to one vote on each of the 11 director nominees named in this proxy statement and one vote on each of the other proposals to be voted on at the meeting.

Voting by Shareholders of Record: Shareholders of record may vote in the following ways:

Using the Internet at www.proxyvote.com or scanning the QR code included in your proxy materials	Calling (800) 690-6903 in the U.S. and Canada	Mailing your marked, dated and signed proxy card	Attending the Annual Shareholders Meeting at www.virtualshareholdermeeting.com/ SRE2026

For Internet and telephone voting in advance of the meeting, you will need to have your notice about the Internet availability of our proxy materials or proxy card available and use the company number and account number shown on the notice and card. Internet and telephone voting in advance of the meeting are available for shareholders of record until 11:59 p.m. Eastern Time on May 11, 2026.

Voting By Other Shareholders: Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee. If you hold shares in any of the Employee Savings Plans, as defined in Question 12 under “About the Annual Shareholders Meeting and Voting” below, your voting instructions with respect to such shares must be received by 8 a.m. Eastern Time on May 7, 2026 for the trustee of the plans to vote your shares in accordance with your instructions. See Question 12 below for additional information.

2026 Proxy Statement 7

Corporate Governance

Generally, our business and affairs are managed and all corporate powers are exercised by or under the direction of our Board of Directors. Several standing and ad hoc committees assist the board in carrying out its responsibilities, and each standing committee operates under a written charter adopted by the board. Under our shared governance model, the board and its committees establish fundamental corporate policies and oversee the performance of the company as well as our Chairman and Chief Executive Officer and the other officers to whom the board has delegated authority to manage our day-to-day business operations.

The board has adopted Corporate Governance Guidelines that set forth expectations for director performance, director independence standards, board committee structure and functions, and other policies for the company’s governance. It also has adopted a Code of Business Conduct and Ethics for Directors and Principal and Executive Officers, which applies to (i) each member of the Board of Directors of Sempra, (ii) the principal executive, financial and accounting officers (or persons performing similar functions) of Sempra and Sempra’s two subsidiaries with U.S. publicly traded securities, San Diego Gas & Electric Company (SDG&E) and Southern California Gas Company (SoCalGas), and (iii) all other executive officers of Sempra. We also have a Code of Business Conduct that applies to all employees of Sempra and any subsidiary or other entity as to which Sempra has majority ownership and control. These codes of conduct establish important standards that underpin our business practices, including for honest and ethical conduct, safe and responsible actions, fair and accurate disclosures, and compliance with and accountability to applicable law and company policies. If we either (i) amend any provision of our Code of Business Conduct and Ethics for Directors and Principal and Executive Officers in a way that relates to any element of the code of ethics definition in Item 406(b) of U.S. Securities and Exchange Commission (SEC) Regulation S-K or (ii) grant our principal executive, financial, or accounting officer or controller an explicit or implicit waiver from any provision of our Code of Business Conduct and Ethics for Directors and Principal and Executive Officers and the waiver relates to any element of the code of ethics definition in Item 406(b) of SEC Regulation S-K, then we will describe the date and nature of the amendment or waiver on our website under the “Corporate governance” tab of the “Investors” tab and, if applicable, identify the recipient of the waiver. If we do not make this disclosure on our website, we will include it in a current report on Form 8-K filed with the SEC.

Our Corporate Governance Guidelines, standing committee charters, including our Audit, Compensation and Talent Development and Corporate Governance Committee charters, Code of Business Conduct and Ethics for Directors and Principal and Executive Officers and Code of Business Conduct applicable to all employees, are all posted on our website at www.sempra.com under the “Corporate governance” tab of the “Investors” tab. Paper copies may be obtained upon request by writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101.

Board of Directors

Functions

In addition to its general oversight role, our Board of Directors performs a number of specific functions, including, among others:

•	Selecting our Chief Executive Officer and overseeing his or her performance and that of other senior management

•	Planning for management succession

•	Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management

•	Assessing and monitoring risks to the company’s business and evaluating and overseeing risk management strategies
•	Reviewing and approving significant corporate actions

•	Fostering the company’s values-driven culture and reviewing and monitoring processes designed to maintain the company’s integrity, including financial statements, compliance with law and ethics, and relationships with shareholders, employees, customers, suppliers and other stakeholders

•	Nominating directors, evaluating board effectiveness, appointing board committee members and overseeing effective corporate governance

Leadership Structure

The board is led by the Chairman of the Board, a role that under our Corporate Governance Guidelines must, under certain circumstances, be accompanied by a Lead Independent Director with a comprehensive set of responsibilities. Our current board leadership structure includes our Chairman and Chief Executive Officer, Jeffrey W. Martin, and our Lead Independent Director, Cynthia J. Warner.

The Board of Directors retains the flexibility to periodically determine the board leadership structure that is in the best interest of our company and our shareholders. This flexibility permits the board to organize its functions and conduct its business in a manner it deems most effective under then-prevailing circumstances and to select the individual it considers to be best suited to serve as Chairman of the Board at any particular time. The non-management directors have historically evaluated the board’s leadership structure on an annual basis and expect to continue to do so, and their board leadership decisions are made based on their determination of the optimal leadership structure at the time. As part of its annual evaluation of its leadership structure, the board conducts a comprehensive review of the company’s performance. It also thoroughly evaluates the role of the company’s independent directors and the composition of the board as a whole. This process includes extensive shareholder engagement and thoughtful consideration of how different leadership structures might enhance board effectiveness.

8	2026 Proxy Statement

Corporate Governance

During periods in which we do not have an independent Chairman of the Board, our Corporate Governance Guidelines require the independent directors to select annually an independent director to serve as the Lead Independent Director. If a Lead Independent Director is appointed, the role has broad powers and responsibilities as described below. The role of the Lead Independent Director is intended to expand lines of communication between the board and members of management, and it is not intended to reduce the free and open access and communications that each director has with other directors and members of management. As part of its annual review of the board’s leadership structure, the board evaluates the effectiveness of acting board leaders, including the Chairman of the Board and, if one has been appointed, the Lead Independent Director, in fulfilling their respective responsibilities, as well as the level of leadership provided by the Lead Independent Director role.

Each year since the initial appointment of Mr. Martin to the Chairman and Chief Executive Officer roles in 2018, the non-management directors have considered Mr. Martin’s particular qualifications, including his leadership as a long-tenured employee of the Sempra family of companies, as well as his resulting comprehensive understanding of utility regulation and the various other key factors that impact our businesses. In addition, the non-management directors have carefully evaluated Mr. Martin’s contributions as a director, performance as Chairman of the Board and significant accumulated experience since his appointment to each of these roles. During this time, Mr. Martin has contributed valuable perspectives to the board on, among other topics, strategy, business development, mergers and acquisitions, investor relations and financing activities.

Ms. Warner, who has been a director since 2019, was appointed as the Lead Independent Director immediately following our 2022 annual shareholders meeting. Each year since her initial appointment to this role, the independent directors have considered Ms. Warner’s relevant qualifications, including her decades of experience in the global energy industry and her related government service. The independent directors also have assessed her performance as Lead Independent Director and her many other contributions to the board, including her deep insights on state and federal regulatory matters pertinent to our business strategy and her perspectives on developments related to clean and renewable energy.

Our robust Lead Independent Director role includes the following functions and responsibilities:

•	Provide leadership to the Board of Directors if circumstances arise in which the role of the Chairman of the Board may be, or may be perceived by the Lead Independent Director or by the other independent directors to be, in conflict

•	Preside at all meetings of the Board of Directors at which the Chairman of the Board is not available

•	Organize, convene and preside over executive sessions of the non-management directors. The Lead Independent Director also holds an executive session with only the independent directors present at least once annually and more frequently as needed.

•	Act as the principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer

•	Review and approve all board and committee agendas and approve information sent to the board, providing input to management on the scope and quality of such information

•	Consult with the Chairman of the Board, Chief Executive Officer and committee Chairs regarding the topics and schedules of the meetings of the board and its committees and approve such schedules to assure that there is sufficient time for discussion of all agenda items

•	Call a special meeting of the Board of Directors or the independent directors at any time, at any place and for any purpose

•	Be available for consultation and direct communication with the company’s major shareholders
•	In consultation with the Chief Executive Officer, assist the board, the Corporate Governance Committee and management in complying with the Corporate Governance Guidelines

•	Collect and communicate to the Chairman of the Board and Chief Executive Officer the views and recommendations of the independent directors relating to his or her performance, other than with respect to the annual performance review

•	Consult with the Corporate Governance Committee as part of the committee’s review of director nominations and recommendations of director candidates

•	Together with the Chair of the Corporate Governance Committee and the Chairman of the Board, has the authority to extend the board’s invitation to selected candidates to join or be nominated for election to the board

•	Consult with directors regarding acceptance of memberships on other boards to assure that multiple board service does not conflict or otherwise interfere with such directors’ service to the company

•	Together with the Compensation and Talent Development Committee and the Chairman of the Board, report annually to the board on succession planning, including policies and principles for executive officer selection

•	Perform such other duties as may be assigned from time to time by the independent directors

The Board of Directors believes its independence and oversight of management and company risks are maintained effectively through its flexible leadership structure, including the robust role of the Lead Independent Director, the strong role of our independent directors generally, the board’s overall composition, which currently includes nine independent directors (82% of the board) and 100% independent director composition of all NYSE-required board committees, and our other strong corporate governance policies and practices.

Based on the foregoing and other factors, the Board of Directors determined in its most recent evaluation of the board’s leadership structure, and continues to believe, that combining the roles of Chief Executive Officer and Chairman of the Board continues to best serve the interests of Sempra and our shareholders.

Director Independence

The Board of Directors determines the independence of each of our directors and director nominees by applying the independence standards established by the NYSE. These standards provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with the company. Material relationships may include, depending on the circumstances, commercial, industrial, banking, consulting, legal, accounting, charitable, family and other business, professional and personal relationships. These standards also identify various relationships that preclude a determination of director independence.

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Corporate Governance

Applying these standards, the board annually reviews and determines the independence of each of the company’s directors and director nominees. In its most recent review, the board considered, among other things: each director’s directorships, employment and other service relationships, significant ownership, other affiliations, and any of the foregoing relationships of a director’s immediate family members, in each case with or of organizations with which Sempra or any of its subsidiaries or other entities as to which it has majority ownership or control does business; the absence of any employment relationship between Sempra or any of its subsidiaries or other entities as to which it has majority ownership or control and each director and his or her immediate family members; the absence of any of the other specific relationships that would preclude a determination of independence under NYSE independence standards; the absence of any current affiliation of each director or his or her immediate family members with the company’s independent registered public accounting firm, compensation consultants, legal counsel or investment banks; the absence of any transactions in which a director or his or her immediate family members has a direct or indirect material interest that would require disclosure in this proxy statement under SEC rules regarding related person transactions; and any discretionary contributions we may make to non-profit organizations with which a director or his or her immediate family members are associated. In assessing the materiality of director relationships, the board broadly considers all relevant facts and circumstances both from the standpoint of the director and also from that of persons or organizations with which the director has an affiliation.

Based on this review, the board has affirmatively determined that each of the following directors, each of whom is a director nominee standing for re-election at the Annual Shareholders Meeting, is an independent director:

Andrés Conesa	Richard J. Mark	Cynthia J. Warner

Pablo A. Ferrero	Michael N. Mears	Anya Weaving

Jennifer M. Kirk	Jack T. Taylor	James C. Yardley

Mr. Martin cannot be considered an independent director due to his position as an executive officer of the company. Mr. Sagara, who is a non-employee director, cannot be considered an independent director due to his prior service as an executive officer of the company. Under NYSE independence standards, Mr. Sagara’s prior service as an executive officer of Sempra will not preclude a finding of independence starting on the third anniversary of his retirement from Sempra, or December 1, 2026.

Director Share Ownership Guideline

The board has established a director share ownership guideline to further strengthen the link between director and shareholder interests. For each of our non-employee directors, the guideline calls for ownership of a number of shares of our common stock having a value of five times the director’s annual base retainer of $120,000, resulting in an ownership guideline equal to $600,000. For these purposes, in addition to shares of our common stock owned directly, share ownership includes phantom shares into which compensation has been deferred and unvested service-based restricted stock units. The Compensation and Talent Development Committee annually reviews adherence to this guideline, which is expected to be attained within five years after becoming a director. At the time of the Compensation and Talent Development Committee’s review in 2025, all of our non-employee directors met or exceeded the ownership guideline or had additional time to do so.

The board also has established officer share ownership guidelines. For information about these guidelines, see “Executive Compensation— Compensation Discussion and Analysis—Share Ownership Guidelines.”

Director Overboarding Policy

Our director overboarding policy aligns with the preferences and policies of some of our major shareholders. Pursuant to our policy, any director or director nominee who is a named executive officer of a public company should not serve on more than two public company boards (including, if applicable, the board of the company for which the director serves as a named executive officer), and such directors and director nominees will be expected to become compliant with this policy in advance of being nominated to stand for election at Sempra’s next annual shareholders meeting. In addition, any director or director nominee who is not a named executive officer of a public company should not serve on more than four public company boards (including our board). Finally, our Corporate Governance Guidelines provide that no member of the Audit Committee may serve on more than a total of three audit committees of public companies (including our Audit Committee) unless the board affirmatively determines that a director’s multiple service on audit committees does not impair the director’s effectiveness as a member of our Audit Committee. The Corporate Governance Committee considers each director’s compliance with this policy as part of its annual review of the composition of the board in connection with the director nomination process. All of our director nominees are in compliance with our overboarding policy.

Board, Committee and Shareholder Meetings

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding the company’s performance, prospects and plans, as well as significant opportunities and material risks facing the company and other matters the board considers germane to fulfilling its responsibilities. At least once a year, the board reviews management’s long-term strategic and financial plans, including an annual detailed and comprehensive strategy discussion. The Chairman of the Board or, in certain circumstances as described in “Leadership Structure” above, the Lead Independent Director, presides over each board meeting.

At executive sessions, directors convene in both director-only sessions and sessions with only non-management directors to discuss issues such as succession planning, Chief Executive Officer performance and compensation (the Chief Executive Officer is not present for deliberations or approvals of his own compensation), executive development, board performance and other matters deemed relevant. An executive session is held at each regular board meeting, and any director may call for an executive session at any board meeting. In addition, at least once each year, the Lead Independent Director holds an executive session including only the independent directors. The Lead Independent Director presides over executive sessions in which the Chairman of the Board is not present.

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Corporate Governance

The Chairman of the Board proposes the agenda and schedule for each meeting, which the Lead Independent Director then reviews and modifies or approves. Committee agendas and schedules are set by or in consultation with the applicable committee Chair and with the approval of the Lead Independent Director. All directors are encouraged to propose agenda items, and any director also may raise subjects that are not on the agenda at any meeting.

Information and other materials important to understanding the business to be conducted at each board and committee meeting are distributed in writing to directors in advance of the meeting to the extent available. Additional information and materials may be presented at the meetings.

During 2025, the full board held seven meetings and committees of the board, including standing and ad hoc committees, collectively held 26 meetings. On an aggregate basis, incumbent directors attended 99% of these meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the board and each committee of which the director was a member (in each case during the periods when he or she was a member).

The board expects that each director will attend annual shareholders meetings, which will be held virtually in 2026. All of the director nominees who were up for election at our 2025 annual shareholders meeting attended that meeting, which also was held virtually.

Evaluation of Board and Director Performance

The Corporate Governance Committee annually leads a self-evaluation by the directors of the performance of the Board of Directors in a number of categories, including board oversight, leadership, composition and independence, conduct of meetings, and committees. In this review, the board’s performance as a whole is assessed and areas in which the board believes performance could improve are identified. In addition, each standing committee, other than the Executive Committee, conducts an annual self-evaluation, in accordance with its charter. The purpose of these reviews is to increase the effectiveness of the board and its committees, and the results are reviewed with the board and its committees. The results also are considered in connection with board refreshment efforts.

As illustrated below, the board also conducts an annual peer evaluation in which each director is afforded the opportunity to comment anonymously on each other director’s performance. In order to help ensure the objectivity and integrity of this process, an outside law firm is engaged every year to conduct this peer review evaluation and compile the results.

The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees to stand for election as directors, and by the board in its annual review of the individual performance, commitments and qualifications of each director who may wish to be considered for nomination for re-election for an additional term. Our board appreciates the importance of critically evaluating directors and their contributions to the board in connection with the re-nomination decision, including their collective skills, qualifications and experience, feedback from the annual board evaluation, and individual performance, attendance, participation, independence and outside board and other affiliations.

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Corporate Governance

Thoughtful Board Refreshment

Our board is committed to thoughtful board refreshment designed to maintain balanced and varied board composition and tenure. To this end, the board has onboarded 36% of its current directors within the past five years, including two directors who joined the board in 2025.

Our board refreshment efforts are supported by the Corporate Governance Committee, which is responsible for identifying qualified candidates for consideration as members of the Board of Directors, consistent with criteria approved by the board. The chart below summarizes the committee’s ongoing and proactive refreshment process.

For a further discussion of the Corporate Governance Committee’s role in our board refreshment process, see “Board Committees—Corporate Governance Committee” below.

The Board’s Role in Risk Oversight

Risks are inherent in our business operations, including risks related to public and employee safety, operations and business activities, financial matters, human capital management, regulatory and compliance, climate and the environment, cybersecurity, and reputational impacts, among others. The board annually reviews an assessment from senior management on its view of Sempra’s most material risks and mitigation strategies for these risks, and the board and its committees, as appropriate, oversee these and other important risks as described below.

Sempra’s board has ultimate responsibility for risk oversight. Consistent with this responsibility, our Corporate Governance Guidelines provide that the specific functions of the Board of Directors include assessing and monitoring risks and risk management strategies. In its risk oversight role, the board reviews key aspects of our businesses, including, among others:

•	The appropriate capital structure for our businesses

•	Utility investment plans consistent with state policy objectives and regulatory review and approval of significant investments

•	Non-utility investment policies, including requiring contractual commitments from third parties to purchase a substantial portion of the capacity or output of major non-utility projects before commencing construction on the projects, subject to exceptions

•	An employee compensation program that encourages and rewards sustainable growth in our businesses and is within an acceptable risk profile

•	Commitment policies that require board review and/or approval above certain dollar thresholds

•	The company’s commitment to a high-performance culture with a focus on key areas of our operations, such as safety, sustainability, culture and belonging and customer service

•	With respect to investments in which we do not operate or control the applicable entity, careful selection of business partners and representation on the entity’s board or equivalent governing body when possible

The board fulfills its risk oversight function by, among other things, discussing material risks and opportunities with management, engaging outside experts when needed, selecting director candidates with wide-ranging experience and qualifications and staying informed about developments in our industry and other current events that may signal meaningful emerging or heightened risks or otherwise impact the company, such as artificial intelligence and data governance, tariffs and supply chain impacts, among others. The board also reviews senior management reports provided to the board and to appropriate board committees, which are informed by an enterprise risk management policy and an integrated risk management framework developed to assess, prioritize and monitor risks across our operations. This policy and framework are overseen by Sempra’s Chief Risk Officer, who regularly interacts with the board regarding the company’s risk management practices, policies and related matters. The board may adjust the frequency and manner of its risk oversight activities from time to time based on the nature of the company’s material risks. The board also reviews and monitors strategic, financial and operating plans and goals intended to support sustainable long-term growth, and each of our principal operating companies is responsible for identifying and managing risk in a manner consistent with these plans and goals. Additionally, the board utilizes various committees to focus on specific risk areas as described below.

The board believes that risk oversight requires more than any one committee. As a result, the board has diversified its risk oversight responsibilities across its membership, housing categories of risk oversight within standing board committees by topic and forming ad hoc committees to oversee certain risks as needed. This helps to focus committee members on specific risk areas and to direct risks by category to the committees and committee members best suited to oversee them. For example, the responsibilities of the board’s Safety, Sustainability and Technology Committee include oversight of the company’s overall safety and health practices and safety culture, reinforcing our company’s strong commitment to safety. This committee also oversees a variety of other matters, including cybersecurity, technology, sustainability, and other climate, environmental and social issues affecting the company’s businesses. As part of its responsibilities, this committee oversees cybersecurity and other information technology risks and keeps abreast of technology advancements important to our businesses and other current events or developments that could impact our cybersecurity risk, including with respect to the use and integration of artificial intelligence in our operations. Oversight of any risk areas that do not fall within the responsibility of a particular committee remains with the full board. The committee chairs periodically report to the full board regarding their respective committees’ risk oversight roles. For additional information on the responsibilities of our standing board committees, see “Board Committees” below.

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The Board’s Oversight of Sustainability Matters

The board recognizes the importance of overseeing risks and opportunities related to responsible governance, safety, environmental stewardship, human capital and stakeholder engagement consistent with our vision, mission and values.

As a general practice, the board monitors overall governance processes and delegates specific areas of focus to standing committees, including for sustainability matters. The board has delegated to the Safety, Sustainability and Technology Committee the responsibility to oversee the company’s risk management and oversight programs and performance related to safety, safety culture, health, security, cybersecurity, technology, climate change, environment, sustainability, human rights and related matters. The board reviews annually and updates as necessary the Safety, Sustainability and Technology Committee’s charter with a view to further strengthen and clarify the way this committee oversees and considers sustainability and other related matters, including emerging risks. In addition, the board’s Compensation and Talent Development Committee is responsible for overseeing the company’s programs and initiatives related to human capital matters, including our commitment to fostering an inclusive workplace, and also determines executive compensation metrics related to safety and responsible business practices. Additional standing committees, such as the Audit Committee and Corporate Governance Committee, also support in overseeing the integration and strengthening of responsible business practices throughout the organization with respect to their specific areas of responsibility.

Management also has committees that meet regularly to discuss topics related to Sempra’s sustainable business strategy. These committees include the Corporate Executive Team for Sustainability, made up of Sempra officers representing accounting, corporate development, legal, human resources, audit, investor relations and corporate governance and chaired by the Chief Sustainability Officer (CSO); the enterprise Sustainability Steering Committee, comprising senior sustainability leaders across Sempra’s businesses; and the Compliance and Enterprise Risk Committee (CERC), made up of the chief compliance officers of Sempra, SDG&E, SoCalGas and Sempra Infrastructure as well as Sempra officers representing legal, audit, human resources and corporate affairs. The CERC is chaired by Sempra’s Chief Compliance Officer (CCO), who is also the CSO. The CSO/CCO informs the board of the topics covered by these committees as the board works to collaborate with management to address key issues facing our company and our industry.

Our directors come from a variety of professional backgrounds including global companies, government service and public policy, financial institution leadership, and others, both within and outside of our industry. A number of our directors have had direct exposure to, and in many cases, direct oversight or decision-making responsibility for, key environmental, human capital, cybersecurity, and regulatory and government affairs matters. This includes experience and leadership in the global energy industry, including renewable energy, where sustainable business practices, such as decarbonization and climate resilience measures, have been priorities. Our directors also bring knowledge and insight from leadership on other public company boards, deepening our board’s collective understanding of cross-cutting matters relating to these topics. These varied backgrounds, experiences and insights better equip our directors to guide the company in its assessment and management of evolving sustainability-related risks and opportunities, including related to the topics discussed below that continue to be a strong focus for our board.

High-Performance Culture

The board actively oversees management’s commitment to building a high-performance culture that is consistent with our ethical and responsible business practices and our company values – do the right thing, champion people and shape the future. Sempra’s high-performance culture has an unwavering focus on safety in everything we do, an emphasis on leadership and employee development, and a recognition that an inclusive environment can propel our workforce and performance for the markets we serve.

Safety

Health and safety are foundational to the Sempra family of companies. Safety is ingrained in, and a key component of, our high-performance culture and is prioritized in planning and resource allocation across the organization. Through training and awareness-building on the importance of learning from experience and sharing lessons learned, our leaders strive to foster an environment where employees and contractors are empowered to act in the interest of personal, public and infrastructure safety at all times. Comprehensive safety management plans that follow applicable safety laws, regulations and protocols are integral to our approach. Each of our operating companies manages the safe operation of its assets, with oversight provided by its board of directors. The Sempra board’s Safety, Sustainability and Technology Committee regularly receives reports regarding operating company health and safety matters.

The Sempra board and its applicable committees oversee management’s efforts to uphold the safety culture of the Sempra organization through, among other things, the questions they ask, the focus they place on key health and safety issues, the input they provide to management during board and committee meetings and the overall compensation programs they approve, including basing a portion of executive compensation on the company’s performance on key public and employee safety and cybersecurity measures.

Employee Development

Our board, primarily through its Compensation and Talent Development Committee, oversees initiatives in recruitment, development and retention of high-performing employees. We invest in a range of programs to advance a robust talent development pipeline, including internal and external mentoring and leadership training, learning and networking opportunities, workshops and a tuition reimbursement program. In addition, we offer a variety of employee community service opportunities. At our U.S. operations, we support employees’ personal volunteering and charitable giving through the charitable matching program of the Sempra Foundation, which was founded and is solely funded by Sempra.

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Corporate Governance

Performance Through Inclusion and Belonging

Our board takes an active role, primarily through its Compensation and Talent Development Committee, in overseeing efforts to champion the markets we serve and maintain an engaged workforce that feels empowered to bring their whole, authentic selves to work. The board’s commitment to investing in our employees and advancing our high-performance culture underpins our efforts to deliver strong performance for all our shareholders and other stakeholders through an inclusive workplace where employee perspectives are embraced.

As part of our work to enhance our high-performance culture, the board oversees our action plan to improve inclusion and belonging across our enterprise, which centers on five strategies: lead from the top, accelerate engagement, create opportunity, drive conscious inclusion and partner with communities. Since introducing our action plan, we have worked to make progress under each strategy. A portion of named executive officer compensation is linked to progress on certain objectives related to advancing the company’s high-performance culture.

Demand for Lower Carbon Energy

The board, primarily through its Safety, Sustainability and Technology Committee, takes an active role in overseeing Sempra’s sustainability strategy focused on investing in safe and resilient operations, engaging people and communities, and innovating for the future. This strategy includes our energy transition action plan, which outlines representative capabilities and investment opportunities to advance our efforts to decarbonize and modernize our energy networks and improve service through innovation and technology. Representative capabilities and investment opportunities intended to support these efforts include:

•	decarbonization of key market sectors, including power generation, industry and transportation;

•	diversification of energy networks, including the integration of energy storage and distributed energy resources; and

•	digitalization of energy systems, including the use of artificial intelligence and other technologies to increase efficiency and agility.

Part of being a responsible business means regularly reassessing the goals we set, with input from the board. Supporting the demand for lower carbon energy while also prioritizing affordability and other customer-focused service goals will depend on the development, commercialization and regulatory acceptance of affordable, alternative and lower-carbon energy sources, including cleaner fuels, among other factors. Sempra aims to have net-zero scope 1 and 2 greenhouse gas (GHG) emissions by 2050 and has an interim aim of 50% scope 1 and 2 GHG emissions reductions by 2035 relative to a 2019 baseline.(1) The board continues to take an active role through its Safety, Sustainability and Technology Committee in reviewing and overseeing Sempra’s continued advocacy for programs and initiatives that support regulatory, consumer and market demand for lower- and zero-carbon energy.

Transparency

The board recognizes the importance of transparent communication about the key sustainability risks and opportunities we believe are most relevant to our shareholders and other stakeholders. Engagement with our shareholders and periodic assessments that solicit input from our stakeholders inform the topics on which we report. The Safety, Sustainability and Technology Committee oversees certain of these disclosures, including our annual corporate sustainability report, which addresses topics including employee, contractor and public safety; affordability and reliability of our services; employee recruitment and retention; labor standards and employment conditions; stakeholder engagement; community giving, responsible lobbying and advocacy; GHG emissions; climate adaptation and resilience; water stewardship; and biodiversity for Sempra and its operating companies. In preparing our disclosures, we consider input from shareholders and other stakeholders, industry standards and leading sustainability frameworks, including certain Sustainability Accounting Standards Board (SASB), the Greenhouse Gas Protocol (GHGP) Corporate Accounting and Reporting Standard and Global Reporting Initiative (GRI) standards and certain Task Force on Climate-related Financial Disclosures (TCFD) recommendations.

Sempra’s commitment to transparency is reflected in our performance on key sustainability ratings and indices, such as the Dow Jones Best-In-Class North America Index, of which Sempra has been a constituent since 2011.

(1)

Even in a state of “net-zero,” GHG emissions may still be generated, but innovation and continued development of new technology and solutions could allow an equal amount of carbon dioxide or its equivalent to be removed from the atmosphere, resulting in a zero net increase in emissions. In addition, for purposes of these net-zero aims, we expect that achievement of net-zero GHG emissions will be determined based on company operations at the time the applicable goal is to be reached, and GHG emissions will be calculated according to widely accepted emissions reporting guidelines or mandates at that time. Our net-zero aim does not include Oncor Electric Delivery Company LLC (Oncor), an electric T+D utility in Texas in which we hold a significant interest, which sets its own goals due to certain ring-fencing measures that limit Sempra’s ability to direct the management, policies and operations of Oncor. Our interim 2035 target applies to Sempra California’s operations and Sempra Infrastructure’s Mexico (non-LNG) operations and may be subject to further revision if Sempra’s planned sale of a portion of its equity interest in SI Partners is completed.

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Robust Engagement Program

Shareholders

Sempra conducts regular engagement with our shareholders throughout the year, including spring/summer engagement following our annual shareholders meetings and fall/winter “off-season” engagement, all of which is in addition to our investor relations team’s engagement efforts. This cadence may be supplemented if the company wishes to gain additional feedback from shareholders on a particular matter. Recently, we have been engaging with shareholders more frequently throughout the year to maintain a steady conversation about their top priorities, and feedback from our engagement program is provided to our board and certain of its committees on an ongoing basis. This regular dialogue with shareholders provides Sempra’s board and management team valuable insights into our shareholders’ priorities and feedback on how we can enhance future disclosures to provide additional clarity on matters of significance to the company and our shareholders. Our shareholder outreach regularly includes many of our top 50 shareholders and we also contact and engage with investors with substantial shareholdings outside our top 50 shareholders.

2025-2026 Engagement Cycle	Outreach 61%	Engagement 50%	Director Participation 27%

Our 2025-2026 engagement cycle ran from May 2025 through January 2026	We reached out to holders of approximately 61%(1)(2) of our outstanding shares of common stock	We held meetings with holders of approximately 50%(1)(2) of our outstanding shares of common stock	Our Lead Independent Director participated in meetings with holders of approximately 27%(1) of our outstanding shares of common stock

(1)

Percentages are calculated using estimates of the holdings of each shareholder included in our outreach and engagement, as applicable, and the number of outstanding shares of our common stock on December 31, 2025.

(2)

Includes Newport Trust Company (Newport), the independent fiduciary for the Sempra Common Stock Fund under the Employee Savings Plans (as defined below). Newport exercises its discretion to vote shares held in the Sempra Common Stock Fund on all matters for which it receives no voting instructions. Newport also votes shares held in the Sempra Common Stock Fund for which it receives timely voting instructions from the underlying shareholder in accordance with such instructions. We engaged with Newport on behalf of the holders of shares held in the Sempra Common Stock Fund during our 2025-2026 engagement cycle and we included the number of shares Newport voted at our 2025 annual shareholders meeting (including shares voted on both a discretionary and shareholder-directed basis) in calculating these percentages, which was approximately 13,300,000 shares.

Key topics discussed during the 2025-2026 engagement cycle included:

•	Board composition, including our thoughtful refreshment process to align with the company’s strategy, board and committee leadership, director tenure, and skills assessments

•	Board oversight of risk management, including timing and processes for management reporting to the board and board committees on risk areas of focus

•	Executive compensation, including the elements and structure of our program, performance metrics and targets, and alignment with shareholder interests
•	Corporate governance, including board interaction with management on key matters such as strategy, human capital management and safety

•	Talent development, including board oversight of succession planning and company strategies to enhance workforce capabilities and promote retention

•	Business strategy, including the company’s areas of strategic focus, growth and performance

•	Sustainability, including the energy transition and regulatory requirements, policies and trends with respect to sustainability disclosures

For more information about our shareholder engagement related to our executive compensation program, see “Compensation Discussion and Analysis—Executive Summary—Shareholder Engagement” on page 44.

Other Stakeholders

In addition to shareholders, we engage with proxy advisory firms, sustainability organizations, trade associations and other stakeholders who express an interest in our company and its operations. This further informs our practices and disclosures across corporate governance and sustainability matters.

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Corporate Governance

Insider Trading Policies and Procedures
The company has adopted its Insider Trading and Information Confidentiality Policy, which governs, among other things, the purchase, sale and/or other disposition of its securities by its directors, officers and employees and by employees of subsidiaries as to which Sempra has majority ownership and control. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and NYSE listing standards, as applicable. This policy has been filed or incorporated by reference as Exhibit 19.1 to the company’s Annual Report on Form 10-K for the year ended December 31, 2025 (2025 Form 10-K). Although the company has not adopted a specific policy governing its own transactions in its securities, the company is committed to complying with applicable laws related to such transactions.
Succession Planning and Management Development
Our Compensation and Talent Development Committee oversees and regularly evaluates leadership succession planning practices and results. The committee reports at least annually to the Board of Directors on succession planning, including on principles for executive officer selection. Under company policy, executive officers are generally expected to retire at age 65, subject to the discretion of the committee to grant extensions, such as the extension from age 65 to 67 granted to Mr. Martin in February 2025.
Review of Related Person Transactions
SEC rules require us to describe any transaction since the beginning of 2025 or any currently proposed transaction, in each case involving more than $120,000, in which we were or will be a participant and any of our directors, director nominees, executive officers, persons or entities known by us to be a beneficial owner of more than 5% of our common stock, or any member of their respective immediate families, had or will have a direct or indirect material interest. The charter of our Corporate Governance Committee requires the committee to review and approve any such “related person transaction” that is required to be disclosed. When evaluating any such transaction, the Corporate Governance Committee focuses on a variety of factors on a case-by-case basis, which may include, among other things, the identity of the related person, the nature and terms of the transaction, the interest of the related person in the transaction and the dollar amount involved.
There have been no transactions requiring such review since the beginning of 2025.
Director Orientation and Education Programs
We place a high value on director orientation and ongoing education. Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our businesses, industry, management and corporate governance policies and practices. In addition to this immersive orientation, each new director is paired with a more seasoned director mentor to give the new director opportunities to ask questions, understand materials and discuss board protocol outside the boardroom setting. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources. Several directors, at the company’s expense, also participate in continuing education and certification programs offered by third parties, including the National Association of Corporate Directors (NACD). NACD, of which the company is a member, is a recognized organization that provides resources on board practices and leadership, including seminars, webinars and other educational opportunities.
Director Access to Senior Management, Independent Accountant and Counsel
Directors have complete access to our senior management and other employees and to our independent registered public accounting firm, as well as to any company information they may request. Directors also have complete access to counsel, advisors and experts of their choice to assist the board and its committees as needed in discharging their duties.
Retirement Policy
To further support our commitment to regular board refreshment, in 2025 our board revised our retirement policy for directors to include a tenure-based component as well as an age-based component. This revised retirement policy, which is codified in our Corporate Governance Guidelines, provides that directors should not be nominated to stand for election after the earlier of attaining age 75 or completing 15 years of service.

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Board Committees

Our standing board committees consist of the Audit Committee; Compensation and Talent Development Committee; Corporate Governance Committee; Safety, Sustainability and Technology Committee; and Executive Committee. In addition to these standing board committees, the board may, from time to time, establish ad hoc committees to address particular matters, transactions and projects.

All members of our NYSE-required board committees are independent directors. The following table sets forth our standing board committees, 2025 meeting information for each committee and membership on each committee as of the mailing date of this proxy statement:

	Audit	Compensation and Talent Development	Corporate Governance	Safety, Sustainability and Technology	Executive

Andrés Conesa

Pablo A. Ferrero

Jennifer M. Kirk

Richard J. Mark

Jeffrey W. Martin

Michael N. Mears

Kevin C. Sagara

Jack T. Taylor

Cynthia J. Warner

Anya Weaving

James C. Yardley

Number of meetings held in 2025	5	5	5	4	0

 Committee Member      Committee Chair      Audit Committee Financial Expert

Audit Committee

Our Audit Committee currently is, and at all times in 2025 was, composed entirely of independent directors under the independence standards for such a committee established by the NYSE and the SEC. It is directly responsible and has sole authority for the appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the committee. The committee also prepares the report included in this proxy statement under “Audit Committee Report.” In addition, it assists the Board of Directors in fulfilling oversight responsibilities regarding, among other things:

•	The company’s internal controls over financial reporting

•	The integrity of our financial statements

•	Our compliance with legal and regulatory requirements
•	The independent registered public accounting firm’s qualifications and independence

•	The performance of our internal audit function, which reports directly to the committee, and independent registered public accounting firm

The Audit Committee helps ensure the independence of our independent registered public accounting firm by, among other things, confirming the mandated rotation of the lead audit partner in accordance with SEC rules. The Audit Committee and its Chair are directly involved in the selection of the independent registered public accounting firm’s lead audit partner, including by meeting with the lead audit partner candidate and discussing among the committee members and with management. We most recently rotated our lead audit partner in 2024 and expect to do so again in or before 2029.

The board has determined that each member of the Audit Committee is financially literate. It also has determined that Mr. Taylor, who chairs the committee, and Mss. Kirk and Weaving, who are members of the committee, are audit committee financial experts as defined by the rules of the SEC.

2026 Proxy Statement 17

Corporate Governance

Compensation and Talent Development Committee

Our Compensation and Talent Development Committee currently is, and at all times in 2025 was, composed entirely of independent directors under the independence standards for such a committee established by the NYSE and the SEC. It assists the board in discharging the board’s responsibilities relating to the evaluation and compensation of our executives, and it establishes our compensation principles and policies and designs and oversees our executive compensation program. The committee’s responsibilities include, among others:

•	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation

•	Evaluating our Chief Executive Officer’s performance in light of those goals and objectives and determining and approving (and recommending for ratification by the board acting solely through the independent directors) his or her compensation level based on the committee’s performance evaluation

•	Determining and approving (and periodically reviewing with the board) other executive officer compensation

•	Making recommendations to the board with respect to incentive compensation plans and equity-based plans that are subject to board approval

•	Evaluating and overseeing risk in our compensation programs
•	Overseeing benefit plans and programs

•	Reviewing and discussing with management the Compensation Discussion and Analysis required to be included in the company’s proxy statement and annual report on Form 10-K and determining whether to recommend to the board that such disclosure be so included

•	Producing the report included in this proxy statement under “Compensation and Talent Development Committee Report”

•	Reporting to the board annually on succession planning together with the Chairman of the Board and Lead Independent Director, including on principles for executive officer selection

•	Reviewing reports on the company’s human capital management policies, initiatives and outcomes

Corporate Governance Committee

Our Corporate Governance Committee currently is, and at all times in 2025 was, composed entirely of independent directors under the independence standards established by the NYSE. The committee’s responsibilities include, among others:

•	Identifying individuals qualified to become directors consistent with criteria approved by the board

•	Recommending to the board nominees to stand for election as directors and candidates to fill board vacancies

•	Overseeing the evaluation of the board

•	Recommending directors for appointment by the board as members of board committees
•	Overseeing corporate governance matters, including reviewing and making recommendations to the board regarding shareholder proposals

•	Developing and recommending to the board corporate governance guidelines

•	Reviewing public policy priorities on an annual basis, including charitable giving, political contributions and lobbying activities

The committee periodically reviews with the board the skills, experiences and characteristics most relevant to effective board service, considering the board’s current composition and the needs of the board as a whole in light of the company’s long-term business strategy. The committee aims to assemble a group of directors who collectively offer complementary expertise and a broad range of viewpoints, professional backgrounds and experiences as well as other attributes that support rigorous oversight and informed decision-making.

The committee reviews biographical data and other relevant information about potential board candidates, may request additional information from the candidates or other sources and may interview candidates and consult references and others who may assist in candidate evaluation. The committee evaluates all candidates in the same manner, whether identified by shareholders or through other sources.

In evaluating potential director candidates, the committee considers each candidate’s character, integrity, independence, judgment, knowledge, experience, skills, background and any other factors relevant to forming a well-rounded assessment of the candidate’s qualifications and his or her ability and dedication to meet the board’s expectations for directors as set forth in our Corporate Governance Guidelines. The committee’s deliberations reflect the board’s requirement that substantially all directors must be independent directors and that all director nominees must be financially literate or must become financially literate within a reasonable period of time after joining the board. The committee also considers the board’s views on the appropriate size and overall composition of the board, including the board’s belief that its membership should reflect diversity across a variety of factors, including experience, areas of expertise, and professional and personal backgrounds, and that director nominees should be drawn from a wide and inclusive pool of qualified candidates who can effectively contribute to the board’s collective oversight responsibilities.

The committee assesses the effectiveness of these director nomination policies and practices as part of its annual review of board composition and board, committee and individual director performance and in its recommendations to the board of nominees to stand for election as directors at the next annual shareholders meeting.

The committee, in recommending nominees to stand for election as directors at the Annual Shareholders Meeting, and the board, in approving the director nominees named in this proxy statement, considered, among other things, the individual experience, background, qualifications, attributes and skills of each nominee (including his or her prior contributions to the board), with a view toward constituting a board that, as a whole, is well-qualified to oversee our businesses.

With respect to Dr. Conesa, the committee and the board also considered that he has been the Chief Executive Officer and a director of Grupo Aeroméxico S.A.B. de C.V. since 2005 and that Grupo Aeroméxico filed a voluntary petition under Chapter 11 of the U.S. federal bankruptcy laws in June 2020. The committee and the board concluded that this event does not reflect upon the integrity of Dr. Conesa or his ability and qualifications to serve on our board, but was a direct consequence of the unprecedented global COVID-19 pandemic that resulted in domestic and international travel restrictions and severely impacted the air travel industry.

18	2026 Proxy Statement

Corporate Governance

With respect to Mr. Sagara, the committee and the board also considered his former positions with Sempra and its family of companies, for which he served for several decades in various roles, including most recently as Executive Vice President and Group President until December 1, 2023, as well as the pension and deferred compensation benefits he earned as a result of this service. Since January 1, 2025, Sempra has (i) paid Mr. Sagara $2.0 million, including accrued investment returns, in nonqualified deferred compensation benefits under its deferred compensation plan, and (ii) issued to Mr. Sagara 28,659 shares of our common stock (after taking into account shares withheld to satisfy minimum tax withholding requirements) upon the vesting of certain performance-based restricted stock units whose performance periods ended during this period in accordance with their terms. As a named executive officer of Sempra at the time of his retirement, Mr. Sagara’s compensation and benefits while he served in that role, including deferred compensation benefits and equity awards, are described in Sempra’s proxy statement filed with the SEC on March 25, 2024, and Mr. Sagara’s share ownership is set forth under “Share Ownership” below. The committee and the board concluded that these payments and share issuances do not reflect upon the integrity of Mr. Sagara or his ability and qualifications to serve on our board.

For additional information about the nominees and their qualifications, see “Proposal 1: Election of Directors.”

Safety, Sustainability and Technology Committee

Our Safety, Sustainability and Technology Committee’s responsibilities include, among others, assisting the board with:

•	Overseeing the company’s risk management, oversight programs and performance related to safety, safety culture, health, security, cybersecurity, technology, climate change, environment, sustainability, human rights and related matters affecting the company and its stakeholders, including employees, customers and the communities in which the company operates (collectively, SST Matters)

•	Overseeing the policy, laws and regulations pertaining to SST Matters

•	Overseeing the integration of sustainable business practices into the company’s immediate- and longer-term business strategies and operations to address SST Matters

•	Reviewing management’s implementation of risk management protocols concerning cybersecurity issues, including breaches and attacks, privacy and infrastructure security

•	Reviewing with management and, if applicable, external advisors, the company’s annual corporate sustainability report

Executive Committee

Our Executive Committee meets on call by the Chairman of this committee to act on emergency or other time-sensitive issues during periods between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board.

Communications with the Board

The board has adopted a Director Communications Screening Policy to facilitate communications with the company’s Board of Directors, which is available on our website under the “Corporate governance” tab of the “Investors” tab. Under this policy, shareholders, employees and other interested parties who wish to communicate with the board, non-management directors as a group, a board committee or a specific individual director may do so by writing to the board or the specific directors or group of directors in care of our Corporate Secretary. Any such communications regarding accounting, accounting policies, internal accounting controls and procedures, auditing matters, financial reporting processes or disclosure controls and procedures are relayed to the Audit Committee Chair.

All communications are reviewed by the Corporate Secretary and provided to the directors consistent with a screening policy providing that unsolicited marketing or advertising materials, routine items that can be appropriately addressed by management, and certain other items unrelated to the duties and responsibilities of the board are not relayed to directors. All communications, including any communication that is not relayed, is recorded in a log and made available to any applicable director upon request.

The address to which communications to the board should be sent is:

C/O Corporate Secretary Board of Directors Sempra 488 8th Avenue San Diego, CA 92101

2026 Proxy Statement 19

Corporate Governance

Director Compensation

Overview

The Compensation and Talent Development Committee of the Sempra Board of Directors reviews non-employee director compensation on an annual basis. The committee’s independent compensation consultant, Exequity, annually provides the committee with a report that analyzes the competitiveness of Sempra’s director compensation in total and by component. Any changes to director compensation are approved by the Board of Directors.

Directors who are also employees of the company are not additionally compensated for service as a director. The compensation of Jeffrey W. Martin, our Chairman, Chief Executive Officer and President, is described under “Compensation Discussion and Analysis” and the subsequent compensation tables below.

Our 2025 non-employee director compensation program is summarized in the table below.

2025 Non-Employee Director Compensation Program

Board Retainers:

Annual Base Retainer	$120,000

Lead Independent Director Retainer	$50,000

Committee Chair Retainers:

Audit Committee Chair Retainer	$20,000

Compensation and Talent Development Committee Chair Retainer	$15,000

Other Committee Chair Retainer(A)	$10,000

Committee Member Retainers:

Audit Committee Member Retainer	$20,000

Other Committee Member Retainer(B)	$10,000

Equity:

Mandatory Deferred Equity	$50,000

Annual Equity Award / Initial Equity Award for New Director	$140,000

(A)	Applicable to the Corporate Governance Committee and Safety, Sustainability and Technology Committee.

(B)	Applicable to the Compensation and Talent Development Committee; Corporate Governance Committee; Safety, Sustainability and Technology Committee; and Executive Committee.

Retainers

Directors who are not employees of Sempra received annual retainers in 2025 as set forth in the table above (or prorated amounts of such retainers for any director appointed during the year). Directors could elect to receive their retainer in cash or to defer all or a portion of their retainer into phantom investment funds (including a fund for which interest is credited at the higher of 110% of the Moody’s Corporate Bond Yield Average or the Moody’s Corporate Bond Yield Average plus 1%) or phantom shares of our common stock.

Equity

In our 2025 director compensation program, non-employee directors were credited each quarter with a number of vested phantom shares of our common stock having a market value of $12,500, which we refer to as Mandatory Deferred Equity, and are required to hold these phantom shares until retirement or other separation from the board. Following the director’s retirement or other separation from the board, the current market value of the shares credited to the director’s account (together with related reinvested dividend equivalents) is paid to the director in cash.

In addition, (i) each newly appointed non-employee director received, in connection with his or her board appointment, an initial equity award having a market value of $140,000 and vesting (together with related reinvested dividend equivalents) on the first anniversary of the grant date, and (ii) each other non-employee director received, at our 2025 annual shareholders meeting, an annual equity award having a market value of $140,000 and vesting (together with related reinvested dividend equivalents) on the date of our next annual shareholders meeting (which will be the Annual Shareholders Meeting to be held on May 12, 2026). Directors could elect to receive the initial or annual equity awards in the form of restricted stock units or phantom shares of our common stock.

Unvested restricted stock units or phantom shares of our common stock immediately vest if the director’s service on the board terminates by reason of death, disability or removal without cause. Upon any other termination event, all unvested restricted stock units or phantom shares are forfeited.

20	2026 Proxy Statement

Corporate Governance

Director Compensation Table

We summarize below the 2025 compensation earned by our non-employee directors for service on our board during the year.

Name	Fees Earned or Paid in Cash	Stock Awards(B)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(C)	All Other Compensation(D)	Total

Andrés Conesa	$175,000	$190,042	$ 2,582	—	$367,624

Pablo A. Ferrero	$160,000	$190,042	$ 422	—	$350,464

Jennifer M. Kirk	$150,000	$190,000	$ 549	$25,000	$365,549

Richard J. Mark	$150,000	$190,042	—	$25,000	$365,042

Michael N. Mears	$160,000	$190,000	$ 4,183	$25,000	$379,183

Kevin C. Sagara(A)	$108,694	$180,000	$55,373	$14,000	$358,067

Jack T. Taylor	$180,000	$190,000	$ 4,224	$14,500	$388,724

Cynthia J. Warner	$200,000	$190,000	—	$25,000	$415,000

Anya Weaving(A)	$125,417	$180,069	—	$25,000	$330,486

James C. Yardley	$140,000	$190,000	—	$25,000	$355,000

(A)	Mr. Sagara and Ms. Weaving joined the board on March 1, 2025.

(B)

Represents the grant date fair value of the equity awards of restricted stock units and phantom shares of our common stock granted during 2025. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 14 of the Notes to Consolidated Financial Statements included in our 2025 Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. These awards were valued at the fair market value of shares of our common stock on the grant date without reduction for non-transferability, and the amounts set forth in this column are equal to the number of shares subject to such awards multiplied by the grant date closing price of our common stock. All restricted stock units will be settled in shares of Sempra common stock upon vesting. All phantom shares are paid in cash in accordance with the director’s payout election under the terms of the company’s nonqualified deferred compensation plan following the director’s retirement or other separation from the board. Restricted stock unit awards are rounded up to the next whole number of units at grant, while phantom share awards are not rounded at grant but are rounded to the nearest whole number of shares solely for purposes of presentation in these tables.

The following table reflects the components of the stock awards granted to each non-employee director in 2025:

		Initial or Annual Equity Award

Name	Mandatory Deferred Equity	Phantom Shares	Restricted Stock Units	Total

Andrés Conesa	$50,000	—	$140,042	$190,042

Pablo A. Ferrero	$50,000	—	$140,042	$190,042

Jennifer M. Kirk	$50,000	$140,000	—	$190,000

Richard J. Mark	$50,000	—	$140,042	$190,042

Michael N. Mears	$50,000	$140,000	—	$190,000

Kevin C. Sagara(1)	$40,000	$140,000	—	$180,000

Jack T. Taylor	$50,000	$140,000	—	$190,000

Cynthia J. Warner	$50,000	$140,000	—	$190,000

Anya Weaving(1)	$40,000	—	$140,069	$180,069

James C. Yardley	$50,000	$140,000	—	$190,000

(1)	Mandatory deferred equity was prorated for Mr. Sagara and Ms. Weaving, who joined the board on March 1, 2025.

2026 Proxy Statement 21

Corporate Governance

The following table summarizes outstanding equity balances for each non-employee director at December 31, 2025:

	Stock Awards

Name	Phantom Shares	Restricted Stock Units	Stock Options	Total

Andrés Conesa	11,171	1,893	—	13,064

Pablo A. Ferrero	15,635	1,893	—	17,528

Jennifer M. Kirk	4,533	—	—	4,533

Richard J. Mark	1,578	1,893	—	3,471

Michael N. Mears	20,378	—	—	20,378

Kevin C. Sagara(1)	3,941	21,238	182,526	207,705

Jack T. Taylor	41,097	—	—	41,097

Cynthia J. Warner	12,817	—	—	12,817

Anya Weaving	519	2,045	—	2,564

James C. Yardley	40,517	—	—	40,517

(1)

Mr. Sagara’s phantom shares include 1,378 phantom shares acquired under Sempra’s nonqualified deferred compensation plan during his prior service as an employee of the company and 2,563 phantom shares earned for his service as a non-employee director. All of Mr. Sagara’s outstanding stock options were granted during his prior service as an employee of the company and consist of three option awards, all of which are fully exercisable for (i) 67,052 shares with an exercise price per share of $61.90 and an expiration date of January 3, 2031, (ii) 72,794 shares with an exercise price per share of $66.00 and an expiration date of January 2, 2032, and (iii) 42,680 shares with an exercise price per share of $76.86 and an expiration date of January 2, 2033. All of Mr. Sagara’s restricted stock units shown in this table were granted during his prior service as an employee of the company and have vested or been forfeited subsequent to December 31, 2025.

(C)

Consists of above-market interest (interest in excess of 120% of the federal long-term rate) on deferred compensation for 2025, including, for Mr. Sagara, deferred compensation earned during his prior service as an employee of the company. None of our directors are eligible for pension benefits based on their service as directors so there was no aggregate change in the actuarial value of accumulated benefits under any defined benefit pension plan for any directors in 2025.

(D)

Consists of contributions to charitable, educational and other non-profit organizations to match the personal contributions of directors on a dollar-for-dollar basis up to an annual maximum match of $25,000 for each director. All matching contributions are made by the Sempra Foundation, which was founded and is solely funded by Sempra.

In addition to the compensation for non-employee directors set forth above, Sempra has agreements with these directors that provide for indemnification for monetary damages to the fullest extent permissible under California law, which are intended to help mitigate concerns about personal liability in connection with their service as directors of the company.

22	2026 Proxy Statement

Audit Committee Report

The Audit Committee of the Board of Directors is composed of the five directors named below. The board has determined that all members of the committee are independent directors and are financially literate and that each of Mr. Taylor, the Chair of the committee, and Mss. Kirk and Weaving is an audit committee financial expert as defined by the rules of the U.S. Securities and Exchange Commission. The committee’s charter, adopted by the board, is posted on the company’s website at www.sempra.com under the “Corporate governance” tab of the “Investors” tab.

The committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm and assisting the board in providing oversight of the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal control and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States of America and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal accounting controls, disclosure controls and procedures, and risk management. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity, in all material respects, of the annual financial statements with accounting principles generally accepted in the United States of America, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting and performing reviews of the company’s quarterly financial statements.

The committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the U.S. Securities and Exchange Commission, which require the independent registered public accounting firm to communicate information to the committee regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States of America, significant accounting policies, management judgments and estimates, any significant unusual transactions or audit adjustments, any disagreements with management and any difficulties encountered in performing the audit and other similar matters required to be discussed with the committee by those standards.

The committee also has received from Deloitte & Touche LLP a report providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Deloitte & Touche LLP also has discussed its independence with the committee and confirmed in the report that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the company and its affiliates is compatible with its independence.

The committee also has reviewed and discussed with the company’s management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2025, and management’s report on internal control over financial reporting.

Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and that management has maintained an effective system of internal control over financial reporting. Deloitte & Touche LLP has expressed its professional opinions that the financial statements present fairly, in all material respects, the financial position and results of operations of the company in conformity with accounting principles generally accepted in the United States of America, and that management has maintained, in all material respects, an effective system of internal control over financial reporting. In addition, the company’s Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each will file with the U.S. Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the U.S. Securities and Exchange Commission.

Audit Committee

Jack T. Taylor, Chair

Andrés Conesa

Jennifer M. Kirk

Richard J. Mark

Anya Weaving

2026 Proxy Statement 23

Share Ownership

The following table shows the number of shares of our common stock (rounded down to the nearest whole share where applicable) beneficially owned as of March 20, 2026, by each of our directors, by each of our executive officers named in the executive compensation tables in this proxy statement (named executive officers), and by all of our directors and executive officers as of the date of this proxy statement as a group. The shares of common stock beneficially owned by each of our directors and named executive officers and by our directors and executive officers as a group in each case total less than 1% of our outstanding shares of common stock. In calculating these percentages, shares under the heading “Phantom Shares” are not included because these phantom shares (i) cannot be voted and (ii) may only be settled for cash or cannot be settled for shares of our common stock within 60 days after March 20, 2026. As of March 20, 2026, 653,332,556 shares of our common stock were outstanding.

Name	Shares of Sempra Common Stock	Shares Subject to Exercisable Options(C)	Total Shares Beneficially Owned(D)	Phantom Shares(E)	Total Shares Beneficially Owned Plus Phantom Shares(F)

Justin C. Bird	27,481	39,359	66,840	21,651	88,491

Andrés Conesa	21,174	—	21,174	11,388	32,562

Diana L. Day	12,009	—	12,009	1,995	14,004

Pablo A. Ferrero	15,174	—	15,174	15,883	31,057

Jennifer M. Kirk	1,000	—	1,000	2,798	3,798

Richard J. Mark	15,469	—	15,469	1,728	17,197

Jeffrey W. Martin	41,872	1,535,980	1,577,852	212,992	1,790,844

Michael N. Mears	5,000	—	5,000	18,753	23,753

Kevin C. Sagara(A)(B)	7,328	182,526	189,854	3,648	193,502

Karen L. Sedgwick	39,183	40,698	79,881	9,519	89,400

Jack T. Taylor	262	—	262	39,618	39,880

Cynthia J. Warner	11,274	—	11,274	11,324	22,598

Anya Weaving(A)	2,059	—	2,059	662	2,721

Caroline A. Winn	31,308	—	31,308	678	31,986

James C. Yardley	5,018	—	5,018	39,034	44,052

Directors and Executive Officers as a Group (17 persons)	243,769	1,798,563	2,042,332	393,120	2,435,452

(A)	Mr. Sagara and Ms. Weaving joined the board effective March 1, 2025.

(B)	Includes shares issued and stock options granted as equity compensation in connection with Mr. Sagara’s prior service as an employee of Sempra and its family of companies.

(C)	Shares that may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days after March 20, 2026.

(D)

Except as otherwise indicated, we believe, based on information furnished to us, that the persons named in this table have sole voting and sole investment power with respect to all beneficially owned shares of our common stock, subject to applicable community property laws.

(E)

Phantom shares represent deferred compensation deemed invested in shares of our common stock. These phantom shares track the performance of our common stock but cannot be voted and may only be settled for cash, except for 888 phantom shares deferred by Ms. Day in connection with the vesting of certain performance-based restricted stock units, which also cannot be voted but may only be settled for shares of our common stock following separation of service from the company. All phantom shares are either fully vested or will vest within 60 days after March 20, 2026.

(F)

Although we are not required to present this total of beneficially owned shares plus phantom shares because phantom shares are not considered beneficially owned by applicable SEC rules, we believe this information provides a more complete picture of the financial stake that our directors and executive officers have in our company, which is why we include these shares when determining compliance with our share ownership guidelines.

For information regarding share ownership guidelines applicable to our directors and officers, see “Corporate Governance—Board of Directors—Director Share Ownership Guideline” and “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Guidelines,” respectively.

24	2026 Proxy Statement

Share Ownership

Based on a review through March 20, 2026 of filings made under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (Exchange Act), the table below shows each person or entity known by us to be a beneficial owner of more than 5% of our common stock. Due to recent amendments to the reporting rules under Sections 13(d) and 13(g) of the Exchange Act, information is presented as of various dates.

Name and Address of Beneficial Owner	Shares of Sempra Common Stock	Percent of Class(F)

The Vanguard Group(A) 100 Vanguard Blvd. Malvern, PA 19355	75,724,549	11.6%

BlackRock, Inc.(B) 50 Hudson Yards New York, NY 10001	53,048,491	8.1%

Capital International Investors, division of Capital Research and Management Company(C) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	50,986,401	7.8%

Wellington Management Group LLP(D) 280 Congress Street Boston, MA 02210	48,686,047	7.5%

State Street Corporation(E) State Street Financial Center 1 Congress Street, Suite 1 Boston, MA 02114	34,247,325	5.2%

(A)

The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on October 30, 2025 reflecting shares of our common stock beneficially owned as of September 30, 2025 (the Vanguard 13G/A). According to the Vanguard 13G/A, includes shared voting power with respect to 4,137,863 shares, sole dispositive power with respect to 69,167,967 shares and shared dispositive power with respect to 6,556,582 shares.

(B)

The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on April 24, 2025 reflecting shares of our common stock beneficially owned as of March 31, 2025 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 48,343,067 shares and sole dispositive power with respect to 53,048,491 shares.

(C)

The information regarding Capital International Investors, a division of Capital Research and Management Company, as well as certain of its investment management subsidiaries and affiliates (Capital), is based solely on a Schedule 13G/A filed by Capital with the SEC on August 13, 2025 reflecting shares of our common stock beneficially owned as of June 30, 2025 (the Capital 13G/A). According to the Capital 13G/A, includes sole voting power with respect to 50,216,474 shares of our common stock and sole dispositive power with respect to 50,986,401 shares.

(D)

The information regarding Wellington Management Group LLP is based solely on a Schedule 13G/A filed by Wellington Management Group LLP with the SEC on May 12, 2025 reflecting shares of our common stock beneficially owned as of March 31, 2025 (the Wellington 13G/A). According to the Wellington 13G/A, includes shared voting power with respect to 46,744,631 shares and shared dispositive power with respect to 48,686,047 shares.

(E)

The information regarding State Street Corporation is based solely on a Schedule 13G/A filed by State Street Corporation with the SEC on January 30, 2024 reflecting shares of our common stock beneficially owned as of December 31, 2023 (the State Street 13G/A). According to the State Street 13G/A, includes shared voting power with respect to 21,709,425 shares and shared dispositive power with respect to 34,147,957 shares.

(F)

The percentages are calculated based on (i) the number of shares of our common stock reflected as being beneficially owned by each beneficial owner as of the date referenced in its latest filing through March 20, 2026 under Section 13(g) of the Exchange Act as described in the other footnotes to this table, and (ii) 653,332,556 shares of our common stock outstanding as of March 20, 2026.

2026 Proxy Statement 25

Proposals to be Voted On

Board of Directors Proposals

Proposals 1, 2 and 3 have been included in this proxy statement at the direction of the Board of Directors. The board recommends that you vote “FOR” each of the 11 director nominees named in this proxy statement on Proposal 1 and “FOR” each of Proposals 2 and 3.

Proposal 1: Election of Directors

Directors are elected at each annual shareholders meeting for terms expiring at the next annual shareholders meeting. The Board of Directors has nominated the following individuals to stand for election as directors at the Annual Shareholders Meeting, all of whom are currently directors:

Andrés Conesa	Richard J. Mark	Kevin C. Sagara	Anya Weaving

Pablo A. Ferrero	Jeffrey W. Martin	Jack T. Taylor	James C. Yardley

Jennifer M. Kirk	Michael N. Mears	Cynthia J. Warner

Properly executed proxies will be voted “FOR” each of these 11 nominees unless other voting instructions are provided. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board. In no event may the proxies be voted for more than 11 nominees.

The board has determined that, with the exception of Mr. Sagara who is a former executive officer of the company, each non-employee director nominee is an independent director under NYSE independence standards. Information about director independence is described under “Corporate Governance—Board of Directors—Director Independence.”

Sempra has a strong track record of thoughtfully refreshing its board to include directors with the skills and experience needed to oversee our evolving business. Through this disciplined approach, the board has maintained an effective mix of expertise and perspectives that support risk oversight and our long-term corporate strategy. Among the director nominees included in this proxy statement, 82% are independent directors under NYSE independence standards; 36% have served fewer than five years, contributing to an average tenure of 6.9 years; and 64% are women or people of color. As noted above, Sempra’s board is committed to maintaining a composition that brings together a broad set of experiences, qualifications, attributes and viewpoints to collectively enhance board deliberations, which is reflected in the board’s overall refreshment strategy.

The following provides a summary of the composition of the slate of director nominees standing for election at the Annual Shareholders Meeting:

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Proposals to be Voted On

Our board possesses robust breadth and depth of experience and qualifications to oversee the company’s business and long-term strategy. Below we set forth the aggregated skills and experience of the director nominees named in this proxy statement in areas of particular importance to our businesses. The board evaluates its effectiveness based on its functionality as a whole and views the skills and experience of the board on a collective basis as an important indicator of board success.

Skills and Experience

Accounting and Finance Experience in accounting and financial matters, including the oversight of financial statements and operating results

Corporate Governance

Experience on or supporting a public company board, maintaining board and management accountability, protecting shareholder interests and observing appropriate governance practices

Cybersecurity Experience with technology and data security systems through industry or academia

Electric and/or Gas Utility Electric and/or gas utility experience outside of Sempra

Energy Industry Experience in the energy industry outside of Sempra

Government, Regulatory and Public Policy Experience in managing governmental and regulatory affairs, advancing public policy and community and public relations

Health and Safety Experience in oversight of health and safety systems and procedures

Human Capital Management Senior experience with human capital management, executive compensation, succession planning and human resource management and development

Infrastructure Development

Experience in the development and management or oversight of capital projects involving physical systems (e.g., transportation, water and electric systems), real estate acquisitions and construction activities

Investment Strategy / Capital Markets

Experience managing capital allocation and cash flow strategy and executing that strategy through, among other things, issuances of securities, other debt and project financing

Risk Management Experience in oversight of risk management, or in a senior compliance or regulatory role

Strategic Planning Experience in developing corporate strategies and long-term business plans

Sustainability Experience in operating responsible and sustainable businesses

Technology Leadership and oversight experience in technological trends related to clean energy, including emerging technology and/or innovative technology to advance the energy transition

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Proposals to be Voted On

Biographical information regarding each director nominee named in this proxy statement and his or her qualifications to serve as a director are set forth below. The age shown for each director is as of the mailing date of this proxy statement.

Andrés Conesa, Ph.D. | INDEPENDENT DIRECTOR Chief Executive Officer, Grupo Aeroméxico, S.A.B. de C.V.
Age: 56 Director since: 2017	Board committees: Compensation and Talent Development (Chair) | Audit | Executive Other public boards: Grupo Aeroméxico, S.A.B. de C.V.

Contributions

Dr. Conesa has extensive knowledge of international business activities and has been a leader in promoting sustainable business practices in the air transportation industry. His deep experience with Mexican political, regulatory and financial stakeholders as well as with leading organizations through significant political, technology and market change, make him a valuable member of our board.

Experience

Dr. Conesa has been the Chief Executive Officer and a director of Grupo Aeroméxico, S.A.B. de C.V., an air transportation services company, since 2005.

Previously, Dr. Conesa held several positions in the Mexico Federal Government: from 2003 to 2005, he was Chairman of the Board of Directors of CINTRA (the holding company of Aeroméxico and Mexicana), and from 1991 to 2004, he served in various capacities at the Mexican Ministry of Finance, most recently as Deputy Undersecretary of Public Credit. He was a member of the Board of Governors of the International Air Transport Association from 2008 until 2018 and served as its Chairman during the 2015 term.

Dr. Conesa serves as the Chairman of SkyTeam, a global alliance of airlines. He is a former director of Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova), Genomma Lab International and the Mexican Stock Exchange.

Pablo A. Ferrero | INDEPENDENT DIRECTOR Independent Energy Consultant
Age: 63 Director since: 2013	Board committees: Safety, Sustainability and Technology (Chair) | Corporate Governance | Executive Other public boards: None

Contributions

Mr. Ferrero has extensive executive and board experience in the global energy industry. He has a deep understanding of the energy industry and in particular international energy operations, utility practice and procedure and sustainable development, including clean energy technologies, finance and energy policy. This understanding of international energy operations coupled with his long tenure in roles across the energy industry value chain, make him a valuable member of our board.

Experience

Mr. Ferrero is an independent energy consultant and has served as executive director at MSU Energy, a private power generation company in Argentina, since 2017.

From 2006 to 2011, Mr. Ferrero served as Executive Vice President for the Southern Cone at AEI Energy, a power generation and distribution and gas transmission and distribution company. From 2004 to 2006, he was the Chief Executive Officer of Transportadora de Gas del Sur S.A. Prior to that, he served in several executive functions at Perez Companc. He is a former director of Metrogas, Pampa Energía, Petrobras Energía, EDESA Holding, Emgasud, Servicios Petroleros Argentina, Refinor, Oldelval, Termap, Chilquinta Energía (Chile), Luz del Sur (Peru), Petrolera Andina (Bolivia) and Promigas (Colombia). He was Chairman of the Board of Directors of TGS, Transener, Emdersa and EDEN.

Mr. Ferrero served as a member of the Board of Directors of the Argentine Business Council for Sustainable Development, a partner organization to the World Business Council for Sustainable Development, from 2004 to 2006. He is a director of Casaclub Foundation.

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Proposals to be Voted On

Jennifer M. Kirk | INDEPENDENT DIRECTOR Chief Executive Officer and Director, Exubrion Therapeutics, Inc.
Age: 51 Director since: 2024	Board committees: Audit | Safety, Sustainability and Technology Other public boards: Republic Services, Inc.

Contributions

Ms. Kirk has extensive experience with financial, capital markets and public accounting matters as well as an established track record as an executive in the energy industry. This experience, together with her executive and energy sector experience, make her a valuable member of our board.

Experience

Ms. Kirk has been Chief Executive Officer and a director of Exubrion Therapeutics, Inc., a private veterinary therapeutics company focused on using nuclear medicine for inflammatory disease, since 2025. Prior to that, she was Senior Vice President, Global Controller and Chief Accounting Officer for Medtronic, Inc., a healthcare technology company and subsidiary of Medtronic plc, since 2021. Before joining Medtronic, she held the position of Senior Vice President, Integration and Value Capture at Occidental Petroleum Corporation, an oil and gas company with upstream, midstream and chemical manufacturing operations, where she worked for more than 20 years in various roles of increasing responsibility, including Vice President and Chief Accounting Officer and Controller and Oil and Gas Divisional CFO.

Ms. Kirk is a director for Healing with Horseplay and a former director for both the Boys and Girls Club—Houston Chapter and the Juvenile Diabetes Research Foundation—Minnesota Chapter.

Ms. Kirk is a director of Republic Services, Inc.

Richard J. Mark | INDEPENDENT DIRECTOR Retired, Chairman and President, Ameren Illinois Company
Age: 70 Director since: 2023	Board committees: Audit | Compensation and Talent Development Other public boards: Tenet Healthcare Corporation

Contributions

Mr. Mark brings more than four decades of executive leadership experience in the healthcare and regulated electric and gas utilities sectors, including significant operational, safety, regulatory and public policy expertise. His extensive background overseeing large and complex organizations, together with his public company board experience, make him a valuable member of our board.

Experience

Mr. Mark served as Chairman and President of Ameren Illinois Company, an electric and gas regulated utility and wholly owned subsidiary of Ameren Corporation, from 2012 until 2022.

Mr. Mark joined Ameren in 2002 as Vice President of Customer Services and held a series of increasingly responsible management positions, including Senior Vice President, Customer Operations of Ameren Missouri where he oversaw electric and gas operations. Prior to joining Ameren, Mr. Mark was with Ancilla Systems Inc. where he served as President and Chief Executive Officer of St. Mary’s Hospital in East St. Louis, Illinois.

Mr. Mark is an NACD Board Leadership Fellow and a director of the Abraham Lincoln Presidential Library Foundation.

Mr. Mark is a director of Tenet Healthcare Corporation and a former director of Ameren Illinois Company.

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Proposals to be Voted On

Jeffrey W. Martin | CHAIRMAN OF THE BOARD Chief Executive Officer and President, Sempra
Age: 64 Director since: 2018	Board committees: Executive (Chair) Other public boards: Oncor

Contributions

Mr. Martin, in his position as Chairman and Chief Executive Officer of Sempra, oversees the management of all aspects of our businesses and leads the overall governance activities of the Board of Directors. His performance and leadership in previous senior executive positions at Sempra, his experience as an employee of the company and its subsidiaries for more than 21 years, and his broad understanding of finance, law, regulatory affairs and the energy industry, including renewables, emerging technologies and global energy policy, make him a valuable member and leader of our board.

Experience

Mr. Martin has served as a director and as the Chairman and Chief Executive Officer of Sempra since 2018, and since 2020 he also has served as Sempra’s President.

Previously, Mr. Martin served as Executive Vice President and Chief Financial Officer of the company from 2017 to 2018. Prior to that, he served as the Chief Executive Officer and a director at SDG&E beginning in 2014 and was appointed as President and Chairman in 2015, serving in each of these offices through 2016. From 2010 to 2013, Mr. Martin served as Chief Executive Officer and President of Sempra U.S. Gas & Power (USGP), a previous business unit of the company, and USGP’s predecessor organization, Sempra Generation. Earlier, he served as Vice President of Investor Relations for Sempra.

Prior to joining the company in 2004, Mr. Martin was Chief Financial Officer of NewEnergy, Inc. He also formerly served as corporate counsel at Unisource Energy Corporation and was an attorney at the law firm of Snell & Wilmer, LLP.

Mr. Martin serves on the board of directors of Oncor and is a member of The Business Council. He previously served on the boards of directors of SoCalGas, IEnova, American Petroleum Institute, Edison Electric Institute, Business Roundtable, California Chamber of Commerce, San Diego Regional Chamber of Commerce and National Association of Manufacturers. He has also served as a member of the World Economic Forum’s International Business Council and on the board of trustees of the University of San Diego.

Michael N. Mears | INDEPENDENT DIRECTOR Retired, Chairman, President and Chief Executive Officer, Magellan Midstream Partners, L.P.
Age: 63 Director since: 2018	Board committees: Corporate Governance (Chair) | Compensation and Talent Development | Executive Other public boards: Devon Energy Corporation and Kayne Anderson Energy Infrastructure Fund, Inc.

Contributions

Mr. Mears possesses extensive executive and public company board and energy industry experience, including in midstream investments and operations. His commercial and operational expertise in the context of global energy markets and the energy transition make him a valuable member of our board.

Experience

Mr. Mears served as Chairman, President and Chief Executive Officer of Magellan Midstream Partners, L.P. (Magellan), which transports, stores and distributes petroleum and petroleum products, from 2011 to 2022. From 2008 through 2011, he served as Chief Operating Officer of Magellan. Mr. Mears was a Senior Vice President of Magellan GP, LLC, general partner of Magellan, from 2007 through 2008 and a Vice President from 2004 to 2007.

Prior to joining Magellan in 2004, he served as a Vice President of Subsidiaries of The Williams Companies, Inc. from 1996 to 2004. Mr. Mears also worked in various management positions with Williams Pipeline Company (now known as Magellan Pipeline Company, L.P.) since joining The Williams Companies in 1985.

Mr. Mears is a director of Devon Energy Corporation and Kayne Anderson Energy Infrastructure Fund, Inc. He served as a member of the board of directors of the Association of Oil Pipelines from 2003 until 2022.

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Proposals to be Voted On

Kevin C. Sagara | DIRECTOR Retired, Executive Vice President and Group President, Sempra
Age: 64 Director since: 2025	Board committees: Safety, Sustainability and Technology Other public boards: None

Contributions

Mr. Sagara’s 30 years of experience in the energy sector and his demonstrated leadership and experience in both regulated utility and non-regulated energy infrastructure operations, including in safety, regulatory affairs, mergers and acquisitions, legal and governance, bring valuable insights to our board.

Experience

Mr. Sagara served as Executive Vice President and Group President for Sempra from 2020 until his retirement in 2023. While in that role, he also served as Non-Executive Chairman and director of both SDG&E and SoCalGas. Prior to that, he was the executive Chairman and Chief Executive Officer and a director of SDG&E from 2018 to 2020. Mr. Sagara served as President of Sempra Renewables, LLC from 2013 to 2018, and held other senior-level positions during his decades-long career with the Sempra family of companies.

As a corporate attorney, Mr. Sagara played a key role in the formation of Sempra in 1998.

Jack T. Taylor | INDEPENDENT DIRECTOR Retired, Chief Operating Officer—Americas and Executive Vice Chair of U.S. Operations, KPMG LLP (U.S.)
Age: 74 Director since: 2013	Board committees: Audit (Chair) | Compensation and Talent Development | Executive Other public boards: Genesis Energy LP and Murphy USA Inc.

Contributions

Mr. Taylor has extensive experience with financial, capital markets and public accounting issues as well as a deep knowledge of the energy industry, including global energy markets and the clean energy sector. This experience, together with his executive and public company board experience, make him a valuable member of our board.

Experience

Mr. Taylor was the Chief Operating Officer—Americas and Executive Vice Chair of U.S. Operations for KPMG LLP (U.S.) from 2005 to 2010. Mr. Taylor sponsored formation of the KPMG Diversity Advisory Board in 2007 and served as its Chair until his retirement in 2010. From 2001 to 2005, he served as the Vice Chairman of U.S. Audit and Risk Advisory Services for KPMG.

He spent over 35 years as a public accountant at KPMG, many of which he worked in a leadership capacity.

Mr. Taylor is a director of Genesis Energy LP and Murphy USA Inc.

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Proposals to be Voted On

Cynthia J. Warner | LEAD INDEPENDENT DIRECTOR Retired, President and Chief Executive Officer, Renewable Energy Group, Inc.
Age: 67 Director since: 2019	Board committees: Corporate Governance | Safety, Sustainability and Technology | Executive Other public boards: Bloom Energy and Chevron Corporation

Contributions

Ms. Warner brings extensive experience and leadership in the global energy transition, particularly with respect to clean and renewable energy, as well as experience with carbon credits, offsets and other clean energy strategies. Her service as an advisor on key government policy task forces has deepened her expertise on these matters in a state and federal regulatory context. This industry leadership experience makes her a valuable member of our board.

Experience

Ms. Warner served as President and Chief Executive Officer of Renewable Energy Group, Inc. (REGI), an advanced biofuel producer, from January 2019 until its acquisition by Chevron Corporation in May 2022.

Ms. Warner is a senior operating partner at GVP Climate, LP, an active investor in early stage clean technology climate solutions. She previously served as Executive Vice President of Operations for Andeavor (formerly Tesoro Corporation), a refiner and marketer of petroleum products, from 2016 until 2018, when Andeavor was acquired by Marathon Petroleum Corp. Prior to that, she served as Andeavor’s Executive Vice President of Strategy and Business Development from 2014 to 2016. Ms. Warner previously served as Chairman and Chief Executive Officer of Sapphire Energy, Inc. after a 25-year career at BP and Amoco, Inc. (prior to its acquisition by BP).

Ms. Warner is a member of the Vanderbilt University Board of Trust, the Board of Visitors for the Vanderbilt University School of Engineering, and the Executive Committee for the Board of Advisors of the Center for Global Energy Policy at Columbia University, and is a Trustee for the University of the Incarnate Word. Ms. Warner previously served on President Obama’s Renewable Energy Task Force and the Iowa Governor’s Carbon Sequestration Task Force. She also is a member of the National Petroleum Council.

Ms. Warner is a director of Bloom Energy and Chevron Corporation and a former director of REGI and IDEX Corporation. She serves as our Lead Independent Director.

Anya Weaving | INDEPENDENT DIRECTOR Retired, Vice Chair and Managing Director, Global Natural Resources, Investment Banking, Bank of America Merrill Lynch
Age: 49 Director since: 2025	Board committees: Audit | Compensation and Talent Development Other public boards: APA Corporation

Contributions

Ms. Weaving’s extensive investment banking experience advising companies in the energy sector on strategy, mergers and acquisitions and capital markets transactions, combined with her previous role as chief financial officer and broad international experience, make her a valuable addition to our board.

Experience

Ms. Weaving was Vice Chair and Managing Director, Global Natural Resources, Investment Banking for Bank of America Merrill Lynch from 2017 to 2022. Prior to that, she was Chief Financial Officer for SOCO International plc, a U.K. oil and gas exploration and production company, from 2014 to 2015. From 2005 to 2014, Ms. Weaving held various roles at Bank of America Merrill Lynch, including Head of European Oil and Gas M&A and Managing Director, Mergers & Acquisitions.

Ms. Weaving is a board trustee of the Musical Arts Association, a nonprofit organization that oversees the Cleveland Orchestra.

Ms. Weaving is a director of APA Corporation.

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Proposals to be Voted On

James C. Yardley | INDEPENDENT DIRECTOR Retired, Executive Vice President, El Paso Corporation
Age: 74 Director since: 2013	Board committees: Corporate Governance | Safety, Sustainability and Technology Other public boards: None

Contributions

Mr. Yardley has extensive executive and public company board experience in the energy industry, including natural gas and in particular the midstream portion of that industry. This specialized energy industry experience, together with Mr. Yardley’s executive and public company board experience, make him a valuable member of our board.

Experience

Mr. Yardley was Executive Vice President of El Paso Corporation, a natural gas pipeline company and oil and gas producer, and President of its Pipeline Group from 2006 through 2012. Mr. Yardley was also the President and Chief Executive Officer of El Paso Pipeline GP Company LLC, the general partner of El Paso Pipeline Partners, L.P., a master limited partnership that owned and operated interstate natural gas transportation pipelines, storage and other midstream assets, from 2007 through 2012.

From 1998 through 2006, he was the President of Southern Natural Gas Company, previously a unit of El Paso Corporation and now a unit held jointly by Kinder Morgan Inc. and The Southern Company.

Mr. Yardley is a former director of El Paso Pipeline GP Company LLC and Scorpion Offshore Ltd.

Proposal to be Voted on, Board Recommendation and Vote Required

We are asking our shareholders to vote to elect each of the 11 nominees named in this proxy statement as a director of our company. We have not received notice of any additional candidates to be nominated to stand for election as a director at the Annual Shareholders Meeting and the deadline for notice of the nomination of additional candidates has passed. Consequently, the election of directors will be an uncontested election and our bylaw provisions providing for majority voting in uncontested elections will apply. Under these provisions, to be elected as a director, a nominee must receive votes “FOR” his or her election constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, assuming a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be re-elected under this standard, the director will cease to be a director not later than 90 days following the certification of the election results, and the resulting vacancy on the board may be filled by the remaining directors. If a nominee receives sufficient “FOR” votes, he or she will be re-elected to serve until our next annual shareholders meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

The Board of Directors recommends that you vote “FOR” each of the 11 nominees named in this proxy statement for election to the board on Proposal 1.

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Proposals to be Voted On

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has retained Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting for 2026. Deloitte & Touche LLP has served as our independent registered public accounting firm continuously since our inception in 1998. Deloitte & Touche LLP or its predecessors also have served as the independent registered public accounting firm of SDG&E and SoCalGas or their parent companies continuously since 1935 and 1937, respectively. Representatives of Deloitte & Touche LLP are expected to attend the Annual Shareholders Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

The following table shows fees paid to Deloitte & Touche LLP for services provided to Sempra in 2025 and 2024:

	2025		2024

(Dollars in Thousands)	Fees	% of Total	Fees	% of Total

Audit fees

Consolidated financial statements, internal controls audits and subsidiary audits	$13,115		$11,708

Regulatory filings and related services	$710		$798

Total audit fees	$13,825	82%	$12,506	81%

Audit-related fees

Employee benefit plan audits	$582		$565

Other audit-related services(A)	$1,878		$2,101

Total audit-related fees	$2,460	15%	$2,666	17%

Tax fees(B)	$499	3%	$299	2%

All other fees(C)	$74	—	$40	—

Total fees	$16,858	100%	$15,511	100%

(A)	Other audit-related services primarily relate to statutory audits and agreed-upon procedures.

(B)	Tax fees relate to tax consulting and compliance services.

(C)	All other fees relate to training and conferences.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight, including the oversight of the audit fee negotiations, of our independent registered public accounting firm. Except where pre-approval is not required by SEC rules, the committee pre-approves all audit, audit-related and permissible non-audit services provided by Deloitte & Touche LLP for Sempra and its subsidiaries, including all services provided by Deloitte & Touche LLP for Sempra in 2025 and 2024. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval, and they require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The committee’s policies and procedures also delegate authority to the Chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

The Audit Committee regularly meets in executive session with only committee members present and with Deloitte & Touche LLP’s lead audit partner present, in each case without members of management present. This provides an opportunity for the Audit Committee to assess Deloitte & Touche LLP’s effectiveness and independence for determining reappointment as well as consideration of other audit firms. The Audit Committee considers various factors in determining whether to reappoint Deloitte & Touche LLP, including the firm’s level and quality of service and professional integrity and objectivity in executing audits; professional qualifications; understanding of our businesses and industry; capability and expertise in handling the breadth and complexity of our businesses; and independence policies and processes for maintaining independence. The committee also considers external data such as peer reviews and recent Public Company Accounting Oversight Board reports on the firm, as well as the firm’s tenure in serving as our independent registered public accounting firm. Although auditor tenure is one data point to be considered, the Public Company Accounting Oversight Board has acknowledged that there is no conclusive linkage between tenure and audit quality. Deloitte & Touche LLP’s tenure as our independent registered public accounting firm has allowed it to gain institutional knowledge and a deep understanding of our businesses, accounting policies, and internal control over financial reporting, which the Audit Committee considers beneficial. In addition, the Audit Committee and its Chair are directly involved in the selection of the new lead audit partner in connection with the mandated five-year rotation of this role, which most recently occurred in 2024 and is expected to occur again in or before 2029.

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Proposals to be Voted On

Proposal to be Voted On, Board Recommendation and Vote Required

We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2026. Ratification would be advisory only, but the Audit Committee may reconsider the appointment if it is not ratified. The members of the Audit Committee and the Board of Directors believe the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of our company and our shareholders. Ratification requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, assuming a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares.

The Board of Directors recommends that you vote “FOR” Proposal 2.

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Proposals to be Voted On

Proposal 3: Advisory Approval of Our Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to approve, on an advisory basis, a resolution on the compensation of the named executive officers as reported in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our 2025 executive compensation program. We currently provide our shareholders the opportunity to vote on a say-on-pay proposal every year, and as a result, the next vote on a say-on-pay proposal following the Annual Shareholders Meeting is expected to occur at our 2027 annual shareholders meeting.

Proposal to be Voted on, Board Recommendation and Vote Required

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that, as an advisory matter, the shareholders of Sempra approve the compensation paid to the company’s named executive officers as disclosed in the company’s 2026 proxy statement pursuant to Item 402 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Approval requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, assuming a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares.

Even though this say-on-pay vote is advisory and will not be binding on the company, the Compensation and Talent Development Committee and the Board of Directors value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns, and the Compensation and Talent Development Committee will evaluate and determine what actions may be necessary or appropriate to address those concerns when making future executive compensation decisions. However, shareholders should note that this advisory vote on executive compensation occurs well after the beginning of the current compensation year. In addition, the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another. Therefore, in many cases, it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual shareholders meeting.

The Board of Directors recommends that you vote “FOR” Proposal 3.

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Proposals to be Voted On

Shareholder Proposal

Proposal 4 was submitted for inclusion in this proxy statement at the direction of a shareholder of the company and will be submitted to a vote at the Annual Shareholders Meeting if properly presented at the meeting. The board recommends that you vote “AGAINST” Proposal 4. In accordance with SEC rules, the proposal and its supporting statement are being reprinted exactly as they were submitted to Sempra by the proponent and Sempra takes no responsibility for them. The proposal and its supporting statement may contain assertions about the company or other statements that we do not endorse or that we believe are incorrect, but the board has not attempted to refute these assertions. We have put a box around the materials provided by the proponent so that readers can easily distinguish between material provided by the proponent and material provided by the company.

Proposal 4: Shareholder Proposal Requesting an Independent Board Chairman

Proposal 4 was submitted by Mr. John Chevedden, who has advised us that he or a representative intends to introduce the proposal included below at the Annual Shareholders Meeting. Sempra has been advised that Mr. Chevedden is the owner of no fewer than 40 shares of Sempra common stock. The company will furnish the address of Mr. Chevedden promptly upon a shareholder’s oral or written request.

The Proposal

Proposal 4 - Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible.

The Chairman of the Board shall be an Independent Director. A Lead Director shall not be a substitute for an independent Board Chairman.

The Board shall have the discretion to select an interim Chairman of the Board, who is not an Independent Director, to serve while the Board is required to seek an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition although it is better to adopt it now.

An independent Board Chairman at all times improves corporate governance by bringing impartiality, objective oversight, and external expertise to board decisions, mitigating conflicts of interest, enhancing transparency, and boosting shareholder confidence.

This detached perspective allows the chairman to focus on shareholder interests, strengthen management accountability, and provide critical checks and balances, ultimately contributing to long-term sustainability and credibility.

This may be a particularly good time to consider the merits of this proposal. Sempra stock was at $80 in 2020 and at only $91 in late 2025 during a robust stock market.

Several unfavorable news reports and developments regarding Sempra Energy emerged in 2025.

In February 2025, Sempra reported disappointing fourth-quarter 2024 results and cut its 2025 earnings-per-share outlook. Following this lowered forecast, Sempra’s stock dropped by nearly 20% in a single day, leading the S&P 500 in declines. While the company’s stock trended upward at times, it has been a significant underperformer compared to the broader utility sector throughout 2025.

Sempra’s second quarter 2025 revenue fell short. GAAP earnings were also significantly lower compared to the same period in 2024.

Analysts have pointed to Sempra’s exposure to “regulatory shifts and policy risks” in its key markets of California and Texas as a major risk factor.

ln January 2025, and reiterated after a September transaction, S&P Global assigned a “negative outlook” to Sempra’s credit rating. The negative outlook was based on several risk factors, including:

•	Sempra had a minimal financial cushion for its consolidated financial measures.

•	Sempra faces execution risks related to the construction of large liquefied natural gas projects, including the Port Arthur LNG project.

•	The credit rating could be lowered if Sempra subsidiary San Diego Gas & Electric were to cause a significant wildfire.

Please vote yes:

Independent Board Chairman—Proposal 4

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Proposals to be Voted On

Board of Directors’ Statement Opposing the Shareholder Proposal Requesting an Independent Board Chairman

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The board believes its flexible leadership structure is in the best interest of our company and our shareholders

The board regularly evaluates its leadership structure and believes the current structure, including our strong Lead Independent Director role, facilitates effective oversight

Sempra has achieved strong corporate performance under its existing board leadership structure

We have received positive shareholder feedback on our board leadership structure

The Board Believes Its Flexible Leadership Structure is in the Best Interest of Our Company and Our Shareholders

The board’s flexible leadership structure enables it to re-evaluate the needs of our company periodically and make determinations regarding board leadership based upon then-existing conditions, including business needs, individual director skills and experiences, the overall composition of the board and shareholder preferences. This is contrary to the proposal’s request for a strict policy that would never permit the Chief Executive Officer to also serve as Chairman even if the board believes it to be in the best interests of our company and our shareholders at any given time.

Requiring that the Chairman of the Board be an independent director is not necessary to achieve independent and effective oversight of our businesses. Such oversight is maintained regardless of the Chairman’s independence through the composition of our board, which consists of directors elected annually by our shareholders to oversee the company, the active engagement of our independent directors, constituting 82% of our board, and our board committees, and our robust corporate governance practices as detailed above in “Proxy Statement Summary—Strong Governance Practices.” These factors, as well as the clearly defined responsibilities of our Lead Independent Director, contribute to strong independent board leadership that we believe is consistent with best governance practices.

The Board Regularly Evaluates Its Leadership Structure and Believes the Current Structure, Including Our Strong Lead Independent Director Role, Facilitates Effective Oversight

The board has a robust annual process for evaluating its leadership structure. This process involves a comprehensive review of the company’s performance, a thorough evaluation of the role of the company’s independent directors and the composition of the board as a whole, extensive shareholder engagement, and thoughtful consideration of the potential benefits of different leadership structures in facilitating board effectiveness. In addition, each year the board reviews the effectiveness of the acting Chairman of the Board and the Lead Independent Director in fulfilling their respective responsibilities, including evaluating the level of leadership of the Lead Independent Director role. As part of each annual evaluation, these and other relevant factors are considered by the full board and by the non-management directors meeting separately.

During periods in which we do not have an independent Chairman of the Board, our Corporate Governance Guidelines require the independent directors to select annually an independent director to serve as the Lead Independent Director and prescribe certain functions and responsibilities of this role, in addition to any other duties the independent directors may assign to the Lead Independent Director from time to time as they deem appropriate. These defined functions and responsibilities, which were substantially strengthened in 2012 and have been further augmented over time, are broad and similar to those of an independent Chairman of the Board, as described further above in “Corporate Governance—Board of Directors—Leadership Structure,” including:

•

Provide leadership to the Board of Directors if circumstances arise in which the role of the Chairman of the Board may be, or may be perceived by the Lead Independent Director or by the other independent directors to be, in conflict

•

Organize, convene and preside over executive sessions of the non-management directors. The Lead Independent Director also holds an executive session with only the independent directors present at least once annually and more frequently as needed.

•	Review and approve all board and committee agendas and approve information sent to the board, providing input to management on the scope and quality of such information

•	Call a special meeting of the Board of Directors or the independent directors at any time, at any place and for any purpose

•	Be available for consultation and direct communication with the company’s major shareholders

Our current board leadership structure includes our Chairman and Chief Executive Officer, Jeffrey W. Martin, and our Lead Independent Director, Cynthia J. Warner. Based on the evaluation described above, the board believes the benefits of combining the Chairman and Chief Executive Officer roles are particularly impactful in light of the continuing evolution of our businesses and the industries in which we operate.

Mr. Martin’s combined service as Chairman and Chief Executive Officer has allowed him to lead the board while providing critical strategic leadership to our businesses, acting as a bridge between the board and the operating organization. The board believes this structure has enhanced board oversight and effectiveness, particularly with respect to the execution of our long-term business strategy and the transformative strategic transactions we have undertaken in recent years under Mr. Martin’s leadership. Mr. Martin’s involvement in our day-to-day operations has afforded him deep knowledge of the significant opportunities and challenges facing our businesses, which enables him to help focus our directors’ time and attention on the company’s most critical matters and to directly incorporate the board’s goals in his management of our businesses.

38	2026 Proxy Statement

Proposals to be Voted On

In appointing the Lead Independent Director each year, the independent directors also carefully consider the board’s overall composition and relationships among all directors. Special focus is given to the relationship of the proposed Lead Independent Director with the Chairman of the Board and with the other independent directors, with a view toward enhancing the effectiveness of the Lead Independent Director role and ultimately the board.

In 2022, our board determined to refresh the Lead Independent Director position in accordance with our commitment to thoughtful board refreshment and appointed Cynthia J. Warner to this role. Ms. Warner, who has been a director of Sempra since 2019, has contributed a new perspective and skill set through her extensive experience in the global energy industry and related government service. Ms. Warner has been a highly engaged Lead Independent Director, playing a significant role in crucial board matters such as director onboarding, including attending orientation sessions for our newly elected directors and serving as a point of contact on key topics such as board functions and processes, as well as shareholder engagement, including personally attending meetings with shareholders during our 2025-2026 and prior engagement cycles since her appointment to the Lead Independent Director role.

For more information about the strengths of our acting Chairman and Chief Executive Officer and Lead Independent Director, see “Proposal 1: Election of Directors” and “Corporate Governance—Board of Directors—Leadership Structure.”

Sempra Has Achieved Strong Corporate Performance Under Its Existing Board Leadership Structure

In its annual deliberations on its leadership structure, the board also considers our company’s performance during various periods to help determine the effectiveness of the existing board leadership structure and the acting Chairman of the Board. We implemented our current board leadership structure in 2012, which requires a Lead Independent Director with defined, robust responsibilities whenever the Chairman is not an independent director or the roles of Chairman and Chief Executive Officer are combined. Since then, the board has overseen the company’s execution of a disciplined capital recycling program that has enhanced shareholder value by prioritizing lower-risk, high-value transmission and distribution investments with a sharpening focus on Texas. By recycling capital into regulated U.S. utilities, including through our acquisitions of interests in Texas-based utilities, we achieved a CAGR of nearly 15% for our rate base and delivered total shareholder return of 303%, meaningfully outperforming the S&P 500 Utilities Index, over this period.(1) Additionally, with input from the board, we accelerated our capital recycling efforts over the past year through, among other things, our planned sale of a 45% equity interest in SI Partners for $9.99 billion dollars.(2) With a strengthening balance sheet, a disciplined approach to capital deployment and a growing share of earnings expected to originate from our U.S. utility businesses, our company remains well positioned to deliver consistent long-term value to shareholders.

We Have Received Positive Shareholder Feedback on Our Board Leadership Structure

We believe our board structure is responsive to the general preferences of the holders of a majority of our shares. Shareholders voted on independent chair policy proposals at our 2019, 2020, 2022 and 2023 annual shareholders meetings, none of which were approved and which received declining support over time (in terms of the percentage of votes cast).

In our robust shareholder engagement efforts in our 2025-2026 engagement cycle, we engaged with holders of approximately 50% of our outstanding shares of common stock on a variety of topics, which in some cases included their views on our board leadership structure. Among the shareholders with whom we engaged, the majority (in terms of number of shares represented) expressed no preference for an independent Chairman of the Board or has no preference for an independent Chairman of the Board, in some cases after taking into account certain additional factors such as the appointment of a Lead Independent Director with significant duties, as is the case with our board leadership structure. Based upon this feedback and various other factors, the board believes its existing flexible leadership structure is consistent with the preferences of the holders of a majority of our shares.

Retaining the Board’s Ability to Determine Its Optimal Leadership Structure is in Shareholders’ Interests

The board believes it should retain the flexibility to select the board leadership structure that is best suited to meet the needs of Sempra and our shareholders in light of prevailing circumstances. Adopting a rigid independent chair policy as requested by this proposal would unduly impair the board’s ability to annually name the director it believes is best suited for the role as Chairman of the Board and structure its leadership in the manner it believes most effectively serves company and shareholder interests at the time. In addition, our board believes the adoption of such a policy is contrary to the preferences of the holders of a majority of our shares and unnecessary due to Sempra’s strong governance practices, including our robust Lead Independent Director role and active and engaged independent directors, as well as the performance of our businesses and the value we have created for our shareholders since 2012, when we instituted a strong Lead Independent Director role with functions similar to an independent Chairman of the Board.

The Board of Directors recommends that you vote “AGAINST” Proposal 4.

(1)

The board adopted revisions to our bylaws and Corporate Governance Guidelines on September 12, 2012 to implement our current board leadership structure. As a result, total shareholder return was calculated for the period from September 12, 2012 through December 31, 2025, and rate base CAGR, which can only be calculated on an annual basis, was calculated for the period from December 31, 2012 through December 31, 2025.

(2)

The sale is subject to closing conditions, and the consideration reflects gross proceeds, which are subject to adjustments. Gross proceeds are before fee reimbursement of $338 million, development credit of $340 million and other closing and post-closing adjustments. Of the total gross proceeds, $5.3 billion are to be received post-closing under notes and other instruments expected to mature in December 2027 and December 2033.

2026 Proxy Statement 39

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and program goals

•	Discuss how the Compensation and Talent Development Committee determines executive pay

•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits

•	Describe the rationale for each element of executive pay in the context of our compensation philosophy and program goals

40	2026 Proxy Statement

Executive Compensation

This Compensation Discussion and Analysis focuses on the compensation of the following individuals, who we collectively refer to as our named executive officers:

Named Executive Officer	Title as of December 31, 2025

Jeffrey W. Martin	Chairman, Chief Executive Officer and President

Karen L. Sedgwick	Executive Vice President and Chief Financial Officer

Justin C. Bird	Executive Vice President

Caroline A. Winn(1)	Executive Vice President

Diana L. Day	Chief Legal Counsel

Table 1

(1)	Ms. Winn was appointed Executive Vice President effective July 5, 2025. She previously served as Chief Executive Officer of SDG&E.

Business Overview and Strategy

Sempra’s management team has set a clear mission of building America’s leading utility growth business. In pursuit of our mission, we have:

•	Simplified our business model in an effort to improve execution, build scale and deliver improved financial results

•	Continued to strategically invest in T+D infrastructure, which is the portion of the energy value chain where we believe there is an attractive risk/reward profile for our owners

This corporate strategy was successfully executed in 2025 pursuant to the five value creation initiatives described under “Proxy Summary” above, which were developed at the beginning of 2025 and accomplished during the year.

Our business is primarily focused on T+D investments in California and Texas, the two largest economies in the U.S., that we believe are capable of producing stable cash flows and earnings visibility, with the goals of delivering safe, reliable and affordable energy to customers and increasing shareholder value.

We strive to deliver solid growth across our businesses, which we believe should provide us with a broad spectrum of opportunities to deploy capital on attractive terms. Further, we remain focused on delivering shareholder value by growing rate base and earnings and prioritizing the return of capital to shareholders.

Long-Term Growth

Our 2025 achievements build on our strong long-term financial performance, which has contributed to our robust long-term growth and shareholder value creation.

•

Substantial Value Returned to Shareholders: We have a long track record of returning value to shareholders, including 16 consecutive years of dividend increases. The CAGR of our common stock dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past 10 and 20 years, and we have returned approximately $10 billion of capital to shareholders through dividends and share repurchases from 2020 to 2025.

•	More Than 2.5x Market Capitalization Increase: Over the past 10 years, our market capitalization increased by more than 150%, from $23 billion at the end of 2015 to $58 billion at the end of 2025.

•

Meaningful TSR Growth: Our total shareholder return of 63% for the five-year period ended December 31, 2025 outpaced the 59% return of the S&P 500 Utilities Index over the same period. This contributes to our compelling long-term growth story with 25-year total shareholder return of 1,558%, significantly higher than both the S&P 500 Index and the S&P 500 Utilities Index.

2026 Proxy Statement 41

Executive Compensation

Long-Term Growth[1]

GAAP Earnings

$1.3
$3.8
$1.8
2015
2020
2025

Adjusted Earnings[2]

$1.3
$2.3
$3.1
2015
2020
2025

Annual Dividends

$1.40
$2.09
$2.58
2015
2020
2025

Market Capitalization

$23
$37
$58
2015
2020
2025

Total Shareholder Return[3]

1,558%
Sempra
727%
S&P 500
400%
S&P 500
Utilities
2000
2005
2010
2015
2020
2025

Figure 1

(1)	As of or for the years ended December 31, 2015, 2020 and 2025, as the context requires. Dollars in billions, except annualized dividends per share.

(2)

Adjusted Earnings is a non-GAAP financial measure. Adjusted Earnings for the years ended December 31, 2015 and 2020 have been updated from their original presentation to exclude additional items to conform to the presentation for the year ended December 31, 2025. For a reconciliation of GAAP Earnings to Adjusted Earnings, see Appendix A to this proxy statement.

(3)	Reflects total shareholder return from December 29, 2000 through December 31, 2025, based on data from Bloomberg and assuming reinvestment of all dividends.

42	2026 Proxy Statement

Executive Compensation

Strategic Performance Highlights

Key strategic and operational accomplishments in 2025 and 2026 to date are highlighted below:

Sempra

Sempra increased its five-year capital plan in 2026 by 16% to $65 billion with approximately 95% focused on regulated utilities(1)	Sempra returned approximately $10 billion of total capital to shareholders through dividends and share repurchases from 2020 through 2025(2)	Sempra announced a definitive sales agreement to sell a 45% equity interest in SI Partners for $9.99 billion(3)

Sempra Texas(4)	Sempra California	Sempra Infrastructure

Oncor built, rebuilt or upgraded approximately 3,100 miles of T+D lines in 2025

Oncor filed a settlement agreement in its base rate review and expects to receive a final order from the PUCT in the first half of 2026(5)

Oncor deployed $6.8 billion of capital in 2025 centered on providing safer, more reliable and cleaner electric T+D service to customers

Oncor set company annual records for new and active generation and retail transmission interconnection requests in 2025, with 16% and 24% increases over 2024, respectively

SDG&E was awarded approximately $600 million of projects in the final California Independent System Operator 2024 – 2025 Transmission Plan, supporting local load growth and evolving grid conditions

Sempra Infrastructure made progress on construction and development of LNG projects(8)

•

ECA LNG Phase 1: Under construction, reached mechanical completion and expected commercial operations date (COD) in summer 2026

•

Port Arthur LNG Phase 1: Under construction, Train 1 and Train 2 expected to reach COD at or near the end of 2027 and in 2028, respectively

Reached a positive final investment decision on Port Arthur LNG Phase 2, now under construction, Train 3 and Train 4 expected to reach COD in 2030 and 2031, respectively(8)

Announced definitive agreement to sell Ecogas, a natural gas distribution utility in Northern Mexico, for approximately $500 million U.S.-equivalent(9)

California Senate Bill 254 passed, bolstering electric investor-owned utilities’ financial safeguards from catastrophic wildfire-related claims by enhancing existing programs and adding $18 billion of claims liquidity

SDG&E strengthened grid resilience with 100-megawatt battery storage expansion and was named “Best in the West” for electric reliability for the 20th consecutive year(6)

SDG&E has hardened 100% of its transmission system located in Tier 3 high fire-threat district in its territory(7)

(1)

Refers to the projected increase from our 2025-2029 capital plan to our 2026-2030 capital plan, which (i) includes Sempra’s proportionate ownership interest in expected capital expenditures for property, plant and equipment at unconsolidated entities while excluding Sempra’s expected capital contributions to those unconsolidated entities and (ii) excludes noncontrolling interest’s proportionate ownership interest in expected capital expenditures for property, plant and equipment at Sempra and at unconsolidated entities. Projected capital investments are based on a number of assumptions, the failure of which to be accurate could materially impact actual capital expenditures and cause them to be materially different than those presented in the capital plan. Sempra’s 2026-2030 capital plan assumes Sempra’s 70% ownership of SI Partners through March 31, 2026, and 25% ownership thereafter. Sempra’s capital plan is considered by management to be an operating measure.

(2)

Based on $1.25 billion of share repurchases and $8.8 billion of common stock dividends declared from 2020 through 2025. These repurchases and dividends were partially offset by our $1.3 billion equity offering in November 2023 and our $268 million and $147 million equity offerings under our $3.0 billion at-the-market offering program in November-December 2024 and February-March 2025.

(3)

Gross proceeds are before fee reimbursement to the purchasers of $338 million, development credit of $340 million and other closing and post-closing adjustments. Of the total gross proceeds, $5.3 billion are to be received post-closing under notes and other instruments expected to mature in December 2027 and December 2033. The sale is subject to various closing conditions.

(4)	All financial and operating metrics represent 100% of Oncor’s 2025 year-end results.

(5)	Oncor’s base rate review is subject to approval by the PUCT. The final approved order and order timing may differ materially and adversely from any requests made therein.

(6)	In December 2025, SDG&E was awarded the ReliabilityOne® Award for Outstanding Reliability Performance in the Western Region by PA Consulting.

(7)	The high fire-threat district consists of areas the CPUC has identified as having an extreme risk from utility-related wildfires. Tier 3 is the highest risk tier within these areas.

(8)	The ability to complete major construction and development projects is subject to a number of risks and uncertainties.

(9)	The sale price is 9.0 billion Mexican pesos (approximately $500 million U.S.-equivalent as of December 31, 2025), subject to adjustments. The sale is subject to various closing conditions.

2026 Proxy Statement 43

Executive Compensation

Shareholder Engagement

Incorporating shareholder feedback into the decision-making process is a critical component of our executive compensation program and our overall corporate governance philosophy. Our board and management have a long-standing practice of engaging our shareholders and listening to their perspectives on key performance, governance, compensation and other matters. With respect to compensation matters, we engage extensively with shareholders to gather feedback on our current executive compensation program and potential changes to the program the Compensation and Talent Development Committee may be considering. Our Lead Independent Director, who also served on the Compensation and Talent Development Committee from 2019 through 2023, participates in these efforts by attending many of the meetings with our shareholders, which strengthens the communication of shareholder feedback directly to the board. The Compensation and Talent Development Committee and Corporate Governance Committee receive updates on our shareholder engagement program.

During the shareholder engagement cycle beginning in spring 2025 and continuing through January 2026, which was in addition to our regular investor relations outreach, we reached out to holders of approximately 61% of our total outstanding shares of common stock and held meetings with holders of approximately 50% of our total outstanding shares of common stock, representing a significant portion of our institutional share ownership. Our Lead Independent Director led meetings with holders of approximately 27% of our total outstanding shares of common stock. During these meetings, we reviewed our executive compensation program and a variety of other topics as discussed under “Corporate Governance—Board of Directors—Robust Engagement Program” above, gathered shareholder feedback on our program and gained insight into shareholder views and priorities with respect to these matters.

The Compensation and Talent Development Committee used insights gained during our shareholder engagement meetings to guide the introduction of performance measures related to sustainable operations and responsible business practices into the performance-based annual bonus plan in 2021, as well as the subsequent enhancements to those measures in later years. During our 2025-2026 shareholder engagement cycle, shareholder feedback on our executive compensation program was generally supportive of our executive compensation program design, including our focus on pay-for-performance alignment. Key themes of these discussions and updates to our executive compensation program that were based, in part, on shareholder feedback are discussed below:

Key Themes	Shareholder Feedback

Annual Bonus Plan

•

Feedback on the company’s financial performance and the 80% weighting for the ABP Earnings measure was generally positive and shareholders generally supported our annual bonus plan performance measures and their weightings.

•

Performance measures tied to responsible business practices that focus on safe and sustainable operations were a key discussion topic. Shareholders generally supported including these measures in our annual bonus plan, but encouraged simplifying the number of performance measures and focusing on quantitatively measurable goals. Minor design changes based, in part, on shareholder feedback are discussed below.

Long-Term Incentive Plan

•

Shareholders generally supported our annual LTIP award design and our emphasis on performance-based equity to drive long-term alignment with company performance and shareholder interests.

•

Shareholders generally supported our use of relative performance measures.

Compensation Peer Group

•

Shareholders were generally supportive of including general industry and utilities and energy industry companies in our compensation peer group, reflecting the labor market from which the company recruits executive talent for corporate roles.

Compensation Program Update	Prior	2025 Updates

Annual Bonus Plan	The financial measure (ABP Earnings) was weighted at 80%, safety measures were weighted at 12%, and measures tied to responsible business practices and sustainable operations were weighted at 8% in total, with a scorecard that included 15 goals and payout based on the number of goals achieved.	Maintained the weighting of 80% for the financial measure (ABP Earnings), 12% for safety measures, and 8% for measures tied to responsible business practices. Simplified the number of measures tied to responsible business practices from 15 goals to two goals and moved from a scorecard approach to goals that are quantitatively measurable.

Table 2

Our shareholders presently have the opportunity to cast an advisory vote on our executive compensation, or a “say-on-pay” vote, once every year at our annual shareholders meetings. Based on discussions with shareholders during our 2025-2026 shareholder engagement cycle and the 95% approval of our executive compensation in our most recent say-on-pay vote, the Compensation and Talent Development Committee believes our shareholders generally support our approach to executive compensation and therefore did not significantly alter our policies or practices for 2025, except with respect to the shareholder-informed updates to certain specific elements of our compensation program described above.

Shareholders supported our executive compensation program with approval by 95% of the votes cast on our most recent say-on-pay vote.

44	2026 Proxy Statement

Executive Compensation

2025 Compensation Program Overview

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. The three components of target total direct compensation delivered in our program are: (1) base salary; (2) performance-based annual bonus; and (3) long-term equity-based incentives. We place an emphasis on variable performance-based pay, with each component designed to promote value creation and alignment of our management team’s compensation with our long-term strategic objectives.

Type	Component	Form	Key Characteristics

Fixed	Base Salary	Cash	• Base salary is targeted to generally align to the median of our compensation peer group, which includes comparably sized general industry, utilities and energy peers

Variable	Performance-Based Annual Bonus	Cash

•

Based on ABP Earnings (weighted at 80%), Safety Measures (weighted at 12%) and RBP Measures (weighted at 8%)

•

No bonus payment unless company meets threshold performance level for the year and maximum payouts are capped

	Long-Term Equity-Based Incentives(1)	Equity

•

Performance-Based Restricted Stock Units (weighted at two-thirds collectively)

•

Relative TSR Performance-Based Restricted Stock Units (weighted at one-third): 3-year relative TSR, allocated as follows:

–  70% relative TSR measured against S&P 500 Utilities Index; maximum payout requires performance at 90th percentile of S&P 500 Utilities Index peers(2)

–  30% relative TSR measured against S&P 500 Index; maximum payout requires performance at 90th percentile of S&P 500 Index peers

•

EPS Growth Performance-Based Restricted Stock Units (weighted at one-third): 3-year adjusted EPS CAGR relative to the 3-year adjusted EPS CAGRs of S&P 500 Utilities Index peers; maximum payout requires performance at the 90th percentile

•

3-year performance period for each performance measure

•

For all of our performance-based restricted stock unit awards, performance below threshold results in zero payout

•

Stock Options or Service-Based Restricted Stock Units (weighted at one-third):(3) Vest ratably over three years

Table 3

(1)	As used in this Compensation Discussion and Analysis, the term “long-term equity-based incentives” refers to the annual LTIP awards granted on January 2, 2025.

(2)

For purposes of long-term equity-based incentives, all references to the S&P 500 Utilities Index or our S&P 500 Utilities Index peers refer to the companies constituting the S&P 500 Utilities Index, excluding water companies.

(3)

The 2025 annual LTIP award for Messrs. Martin and Bird and Ms. Sedgwick did not include service-based restricted stock units, and the 2025 annual LTIP award for Mss. Winn and Day did not include stock options.

The relative value of Mr. Martin’s 2025 pay opportunity for each of the three components of total direct compensation at target company performance is shown below in Figure 2.

Figure 2

Note: Based on 2025 annual base salary, 2025 target performance-based annual bonus and the target grant date value of 2025 long-term equity-based incentives.

Our pay mix is designed to align our executives’ interests with our shareholders’ interests by providing a greater proportion of target annual compensation through performance-based annual bonuses and long-term equity-based incentives rather than base salary. This means that most pay is intended to be variable and increase or decrease based on company performance. As shown in Figure 2, almost three-quarters of Mr. Martin’s target total direct pay opportunity in 2025 was in the form of performance-based equity awards (comprising two-thirds performance-based restricted stock units and one-third nonqualified stock options) and over 90% was in the form of at-risk variable incentive pay.

2026 Proxy Statement 45

Executive Compensation

Actual pay mix may vary substantially from target pay mix. This may occur as a result of company performance, which greatly affects annual bonuses and payout percentages for EPS growth-based LTIP awards, and stock performance, which significantly impacts payout percentages for TSR-based LTIP awards and the ultimate value realized for all equity awards. Figure 3 shows the percentage of each component of the total 2025 direct pay opportunity as of December 31, 2025 at target company performance for each of our named executive officers.

Figure 3

Note: Based on annual base salaries as of December 31, 2025, target performance-based annual bonuses calculated using the base salary and target percentage in effect as of December 31, 2025, and the target grant date value of the 2025 annual long-term incentive plan award for each named executive officer.

Target Compensation Summary

The Compensation and Talent Development Committee determined 2025 target pay opportunities for the named executive officers in late 2024. In setting 2025 pay opportunities, the Compensation and Talent Development Committee considered various factors, including the factors set forth below in Table 4.

Factors	Considerations

Company and Individual Performance	Company performance in 2024 and over longer-term periods ending in 2024 was robust, including three-year 2022-2024 total shareholder return that significantly outpaced the S&P 500 Utilities Index and the return of $8.4 billion of total capital to shareholders through dividends and share repurchases from 2020 through 2024. In addition, total shareholder return from May 1, 2018, when Mr. Martin was initially appointed as Chief Executive Officer, through December 31, 2024 outpaced the S&P 500 Utilities Index by 11%.

Experience	The experience that each named executive officer brings to their role and their tenure in their positions, including the committee’s practice of ramping up compensation over a two-year to three-year period following a promotion

Company Strategy and Leadership Continuity	The importance of retaining seasoned, high-performing senior leadership while the company is at a pivotal time in advancing its corporate strategy focused on simplifying the business, improving capital efficiency and strengthening financials, which was anchored in 2025 by the five value creation initiatives described under “Proxy Summary” above

Complexity of Roles and Responsibilities	The Chief Executive Officer and other named executive officers oversee electric and gas utilities serving approximately 40 million customers, operating in multiple states, and subject to a range of federal and state regulatory jurisdictions, as well as managing the company’s energy infrastructure investments

Market Positioning	Market compensation data relative to general industry data and utility and energy peers that are most similar to Sempra (see “Labor Market Reviews” below for additional information on how the committee uses external market data)

Table 4

46	2026 Proxy Statement

Executive Compensation

Based on its review, the committee approved increases to the target total direct compensation for all the named executive officers from 2024 to 2025.

Of this year-over-year increase, over 92% for Mr. Martin and over 70% for the other named executive officers was in the form of at-risk annual and long-term incentive compensation.

The committee believes these adjustments are appropriate in the context of broader market trends and each individual’s roles, responsibilities and contributions to advancing our strategic priorities. These adjustments also reflect the committee’s desire to balance executives’ focus on both executing our near-term priorities and delivering long-term performance, while continuing to deliver the largest pay opportunity through long-term equity-based incentives. With respect to Mr. Martin, he is a seasoned Chief Executive Officer with eight years of tenure in his role who is leading the company during a period of significant change and growth, including successfully executing the company’s long-term capital recycling program, which is designed to provide efficient capital to fund our utility growth platform and in which Mr. Martin has overseen a number of impactful achievements, such as the sales of our renewables and South American businesses in 2019 and 2020, respectively, and the planned sale of a substantial portion of our interest in SI Partners. His target total direct compensation reflects his performance and the value of his leadership to date and going forward. In determining the target total direct compensation for the other named executive officers, the committee considered the factors set forth above as well as the officers’ time in their respective roles. All of the named executive officers except for Mr. Martin have assumed new roles within the past two years, including Ms. Winn being promoted to her current role in July 2025. In addition, Mr. Bird’s role continued to evolve during 2025, including his leadership of transformational strategic projects.

The table below summarizes 2025 base salaries, the target value of 2025 performance-based annual bonuses, and the target value of 2025 annual LTIP awards for the named executive officers.

Name	Base Salary	Target Value of 2025 Performance-Based Annual Bonus	Target 2025 LTIP Award Value	Target 2025 Total Direct Compensation

Jeffrey W. Martin	$1,700,000	$3,060,000	$13,740,000	$18,500,000

Karen L. Sedgwick	$ 700,000	$ 630,000	$ 2,520,000	$ 3,850,000

Justin C. Bird(1)	$ 940,000	$ 940,000	$ 2,485,000	$ 4,365,000

Caroline A. Winn(1)	$ 875,000	$ 875,000	$ 1,646,400	$ 3,396,400

Diana L. Day	$ 600,000	$ 450,000	$ 1,250,000	$ 2,300,000

Table 5

(1)

The base salary and target value of 2025 performance-based annual bonus shown above for Mr. Bird and Ms. Winn reflect the amounts and percentages in effect as of December 31, 2025. Mr. Bird’s and Ms. Winn’s base salaries and performance-based annual bonus plan targets were adjusted effective June 21, 2025 and July 5, 2025, respectively, based on changes in their roles and/or responsibilities.

Target total direct compensation differs from the total compensation figures shown in the 2025 Summary Compensation Table appearing under “Executive Compensation—Compensation Tables” below. Target total direct compensation is a measure of total compensation opportunity provided in a given year. The Compensation and Talent Development Committee reviews target total direct compensation in its annual market review because it allows pay comparisons to be made across multiple organizations that may have dissimilar pay programs and different performance outcomes. Conversely, total compensation figures shown in the 2025 Summary Compensation Table combine performance outcomes of cash programs with grant date values of equity awards and include items such as the incremental, actuarial change in value of pension programs. The latter can experience extreme annual volatility based on factors such as interest rates or participants achieving vesting milestones based on age or service. For these reasons, the Compensation and Talent Development Committee believes target total direct compensation provides for more consistent annual compensation comparisons.

2026 Proxy Statement 47

Executive Compensation

Pay-for-Performance Alignment

The Compensation and Talent Development Committee believes that pay should be structured to align executive compensation with company performance and with the interests of our shareholders. As a result, our incentive plans are designed to deliver payouts that are aligned with company performance. Our LTIP awards measure TSR performance relative to companies in the S&P 500 Utilities Index and S&P 500 Index and our EPS growth-based LTIP awards measure our adjusted EPS growth relative to our S&P 500 Utilities Index peers.

The long-term link between pay and performance is demonstrated by comparing the LTIP payouts for our TSR-based and EPS growth-based annual LTIP awards granted from 2014 through 2023 and vesting from 2017 through 2025. Although our LTIP design and weighting of award components varied over this 10-year period, our TSR-based and EPS growth-based annual LTIP awards collectively comprised at least two-thirds of the total of each year’s annual LTIP grant date award value (with the remainder consisting of stock options or service-based restricted stock units, which are not reflected in the table below).

The 10-year average realized payout for these awards was 103% of target, with five years of above-target payouts and five years of below-target payouts.

Award Cycle	Realized Payout

2014-2017	40% of Target

2015-2017	40% of Target

2016-2018	40% of Target

2017-2019	151% of Target

2018-2020	137% of Target

2019-2021	89% of Target

2020-2022	140% of Target

2021-2023	163% of Target

2022-2024	190% of Target

2023-2025	35% of Target

Ten-Year Average	103% of Target

Table 6

Rigor of Incentive Targets

At the start of each year, our Compensation and Talent Development Committee sets challenging yet achievable incentive targets, designed to consider anticipated challenges and opportunities, to motivate our team to drive strong performance and sustained value creation, and to closely align executives’ interests with the interests of our shareholders. The committee’s robust process starts with an evaluation of the company’s annual and long-term financial plans and strategies, which take into account a wide range of internal and external factors such as macroeconomic, regulatory and market conditions and others that influence execution on our strategic priorities and overall performance. As a result of these factors, which are driven by business cycles and are not always linear, prior-year results do not necessarily underpin current-year targets. The committee also reviews recommendations from management and receives input from its independent compensation consultant. This comprehensive process results in rigorous targets that motivate leadership to strive for high levels of sustained performance.

Performance-Based Annual Bonus Plan

For 2025, the Compensation and Talent Development Committee selected earnings (weighted at 80%), safety (weighted at 12%) and responsible business practices (weighted at 8%) for the measurement of annual company performance under the performance-based annual bonus plan. The committee utilizes earnings as the basis of the primary annual bonus metric because it believes this measure provides an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties can easily understand. The committee makes certain predefined adjustments to GAAP earnings as described in Appendix B to this proxy statement to calculate ABP Earnings.

The committee set a challenging 2025 ABP Earnings target of $2,912 million based on the company’s financial plan and consistent with the 2025 earnings guidance announced in February 2025. The 2025 target was lower than the 2024 ABP earnings target due to several factors, including (1) at Sempra California, the impact from regulatory outcomes in late 2024 that affected our forecasts for 2025, including the CPUC’s 2024 General Rate Case final decision, a CPUC decision resulting in lower authorized cost of capital for 2025, and an order by the Federal Energy Regulatory Commission resulting in lost eligibility for the additional return on equity for participating in the California Independent System Operator market; (2) at Sempra Texas, higher expected operating and maintenance costs and interest expenses, as well as the anticipated impacts from Oncor’s filing of a new base rate review with the PUCT; and (3) at Sempra Infrastructure, the delay in the commercial operations date from 2025 to 2026 for the ECA LNG Phase 1 project under construction. In consideration of the lower target value, the committee widened the range between the 2025 ABP Earnings target and maximum goals to $291 million, which is 19% broader than the $244 million range in 2024.

Our 2025 ABP Earnings of $3,154 million was between our ABP Earnings target of $2,912 million and our ABP Earnings maximum goal of $3,203 million. Our above-target performance was driven primarily by (1) at Sempra Texas, establishment of the Unified Tracker Mechanism, which is designed to improve the efficiency of recovery of capital investment costs and (2) at Sempra Infrastructure, enhanced optimization of transportation and supply contracts.

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Adjustments to GAAP earnings were predefined at the time the Compensation and Talent Development Committee determined the 2025 annual bonus plan goals. For a reconciliation of GAAP earnings to ABP Earnings, see “Reconciliation of 2025 GAAP Earnings to ABP Earnings” below and Appendix B to this proxy statement. For detailed information about the component measurements of annual company performance under the performance-based annual bonus plan, see “Annual Bonus Performance Results” below and Appendix B to this proxy statement.

Long-Term Equity-Based Incentives

The 2025 annual LTIP award design for Messrs. Martin and Bird and Ms. Sedgwick was 100% performance based, with two-thirds in performance-based restricted stock units and one-third in nonqualified stock options, which the Compensation and Talent Development Committee views as performance-based because their value depends on our stock price increasing over time. The 2025 annual LTIP award design for Mss. Winn and Day was two-thirds performance-based restricted stock units and one-third service-based restricted stock units. The performance measures and weightings for the 2025 annual long-term incentive plan awards were:

Figure 4

(1)

The TSR portion of the awards includes two components: one that measures TSR relative to the S&P 500 Utilities Index, weighted at 70%, and one that measures TSR relative to the S&P 500 Index, weighted at 30%.

(2)

Stock options were awarded to the Chief Executive Officer and Executive Vice Presidents as of January 2, 2025. Other participants, consisting of Ms. Winn, who was promoted to Executive Vice President in July 2025, and Ms. Day, received service-based restricted stock units (RSUs) in lieu of stock options.

The 2025 annual long-term incentive plan awards include two performance measures — relative total shareholder return (weighted at one-third of the total award value, 70% of which is based on performance against the S&P 500 Utilities Index and 30% of which is based on performance against the S&P 500 Index) and EPS growth (weighted at one-third of the total award value). The Compensation and Talent Development Committee measures performance against challenging targets in order to drive long-term growth and closely align executives’ interests with the interests of our shareholders.

In the event that Sempra’s total shareholder return is below the 25th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index), participants receive zero shares for that portion of the award. To achieve the maximum payout, performance must be at or above the 90th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index). For the EPS growth portion of the annual LTIP award, no payout is made if our adjusted EPS CAGR is below the 25th percentile relative to the adjusted EPS CAGRs of our S&P 500 Utilities Index peers. To achieve maximum payout, performance must be at or above the 90th percentile relative to our S&P 500 Utilities Index peers.

Actual payouts for performance-based restricted stock unit awards for the past ten completed award cycles ranged from 35% of target to 190% of target, with five cycles paying out below target and five cycles paying out above target.

The 35% payout for the 2023-2025 performance-based restricted stock unit awards was the lowest payout over the ten-year period, driven by the zero payout for the EPS-growth based awards.

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The 2023 performance-based restricted stock unit awards, which had a 2023-2025 performance period, represented almost half of Mr. Martin’s 2023 target total direct compensation. A comparison of the target value and the value realized at vesting is provided in Figure 5 below.

Figure 5

Note: The grant date value is equal to the number of performance-based restricted stock units granted, assuming the target level of performance conditions were achieved, multiplied by the closing price of Sempra common stock on the grant date. The grant date value differs from the values reported in “Compensation Tables—Summary Compensation Table” and “Compensation Tables—Grants of Plan-Based Awards” with respect to awards based on relative total shareholder return, which are reported in those compensation tables based on a Monte Carlo valuation that is used to calculate the grant date fair value. The value realized at vesting is equal to the number of performance-based restricted stock units earned based on the performance conditions actually achieved, multiplied by the closing price of Sempra common stock on the vesting date.

Strong Compensation Governance Practices

We believe our compensation practices, which are highlighted below, reflect our pay-for-performance philosophy and program goals and our commitment to sound corporate governance:

What we do	What we don’t do

•

Incorporate shareholder feedback in our compensation program design

•

Multiple, and complementary, LTIP award and annual bonus plan performance measures

•

Annual review of external market compensation data

•

LTIPs include “double-trigger” equity vesting upon a change in control(1)

•

Cash severance payments policy

•

Clawback policy

•

Share ownership guidelines (8x base salary for Chief Executive Officer)

•

Independent advisors conduct risk assessment of compensation program

•

No excise tax gross-ups for named executive officers

•

No employment contracts for named executive officers

•

No stock option repricing(2)

•

No stock options granted below fair market value

•

No hedging or pledging of shares

•

No uncapped incentives

•

No single-trigger cash severance payments upon a change in control(1)

•

No excessive perquisites; all have a specific business rationale

(1)	See “Severance and Change in Control Arrangements” for additional information.

(2)	Long-term incentive plan awards are granted from a shareholder-approved plan that prohibits stock option repricing and cash buyouts without shareholder approval.

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Compensation Philosophy and Program Goals

Compensation Philosophy

The Compensation and Talent Development Committee of our Board of Directors sets the company’s executive compensation philosophy, which emphasizes four key areas:

Sempra’s Executive Compensation Philosophy

Performance-based incentives aligned with shareholder value creation	Alignment of pay with short-term and long-term company performance
Balance between short-term and long-term incentives	More pay tied to performance at higher levels of responsibility

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

Executive Compensation Program Goals

Our executive compensation program goals are designed to:

•	Align executive compensation with shareholders’ interests

•	Link executive compensation to both annual and long-term business and individual performance

•	Motivate executives to achieve superior performance

•	Attract and retain executives with outstanding ability and experience who demonstrate high standards of integrity and ethics

Labor Market Reviews

Labor Market

The Compensation and Talent Development Committee uses external pay data to help align executive compensation levels with the labor market. The committee views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries, and the committee recognizes that this labor market varies by position. The committee’s use of general industry, utilities industry and energy industry compensation data reflects the competitive labor market from which we recruit executives.

Corporate Officer Backgrounds

Sempra’s 15 officers as of December 31, 2025 were hired from a broad range of industries, including accounting and finance, consulting, energy, law and utilities.

Figure 6

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Market Review

The Compensation and Talent Development Committee seeks to provide compensation opportunities for our executives that are commensurate with the competitive labor market.

The Compensation and Talent Development Committee reviewed the labor market and set 2025 target pay opportunities for the named executive officers in late 2024. The labor market review used a 28-company peer group composed of general industry, utilities industry and energy industry companies (Compensation Peer Group). The Compensation Peer Group is representative of the broad multi-industry labor market from which officer roles are recruited.

The committee reviews compensation data at the 25th, 50th and 75th percentiles of the Compensation Peer Group data, in total and by component (base salaries, target performance-based annual bonuses and target long-term equity-based incentives), and generally targets alignment with the 50th percentile. However, positioning relative to the 50th percentile may vary based on individual factors such as the comparability of market survey positions to the scope and structure of our positions, performance, experience, time in position, internal pay equity, succession planning considerations, and organizational factors, such as company size, which falls within the third quartile of the peer group based on market capitalization, and business complexity, which exceeds many of our peers in light of our utilities operating in multiple states and our investments in other, non-utility energy infrastructure.

Based on the late 2024 labor market review, 2025 target total compensation for Messrs. Martin and Bird fell within the third quartile (between the 50th and 75th percentiles) of the Compensation Peer Group data, reflecting Mr. Martin’s long tenure and strong long-term performance as Chief Executive Officer and the continued expansion of Mr. Bird’s role. Target total compensation for 2025 for Mss. Sedgwick and Day, who were promoted to their roles in 2024, trailed the median of the Compensation Peer Group data reflecting the committee’s practice of ramping up compensation over a two-year to three-year period following a promotion. Ms. Winn, who was promoted to her role effective July 5, 2025, was not included in the late 2024 market review.

Actual compensation may be higher or lower than target compensation, because it reflects actual performance and payouts under our performance-based annual bonus plan and our long-term incentive plan.

Compensation Peer Group Composition

The Compensation Peer Group is composed of 28 companies, with half representing the utilities and energy industries and half representing general industry.

Figure 7

In selecting the peer companies, the Compensation and Talent Development Committee considered multiple measures of company size, including revenue and market capitalization. Additional criteria considered by the Compensation and Talent Development Committee included:

•	All of the peers are publicly traded companies with a strong United States domestic presence.

•	All of the general industry peers are members of the S&P 500 Index.

•	General industry peers include representation from all 11 Global Industry Classification Standard (GICS) sectors to provide a broad cross-section of the labor market.

•	All of the peers were in our peer group in 2024, maintaining continuity of comparisons year-over-year.

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The table below shows the companies included in the Compensation Peer Group and each company’s GICS sector.

Company	GICs Sector

Air Products and Chemicals	Materials

American Electric Power Company, Inc.	Utilities

American Tower Corporation	Real Estate

Analog Devices, Inc.	Information Technology

CenterPoint Energy, Inc.	Utilities

Cheniere Energy, Inc.	Energy

Corning Incorporated	Information Technology

Dominion Energy, Inc.	Utilities

Duke Energy Corporation	Utilities

Edison International	Utilities

Entergy Corporation	Utilities

Hilton Worldwide Holdings Inc.	Consumer Discretionary

Illinois Tool Works Inc.	Industrials

International Flavors & Fragrances Inc.	Materials

The Interpublic Group of Companies(1)	Communication Services

IQVIA Holdings Inc.	Health Care

Jacobs Solutions Inc.	Industrials

Kimberly-Clark Corporation	Consumer Staples

L3Harris Technologies, Inc.	Industrials

Marsh & McLennan Companies, Inc.	Financials

MPLX LP	Energy

NextEra Energy, Inc.	Utilities

PG&E Corporation	Utilities

Public Service Enterprise Group Inc.	Utilities

Schlumberger Limited	Energy

The Southern Company	Utilities

Textron Inc.	Industrials

The Williams Companies, Inc.	Energy

Table 7

(1)

As of November 26, 2025, The Interpublic Group of Companies, Inc. operates as a subsidiary of Omnicom Group Inc. Financial data for The Interpublic Group of Companies, Inc. is, therefore, not included in Table 8 below.

Compensation Peer Group Summary Statistics (Dollars in Millions)	Market Capitalization(1)		Revenue(2)

75th Percentile	$73,261		$21,871

Median	$54,281		$16,044

25th Percentile	$34,403		$11,923

Sempra	$57,625		$13,702

Sempra Percentile Rank	62	nd	40	th

Table 8

(1)

Market capitalization is calculated using the common stock closing price on December 31, 2025 and the number of outstanding shares of common stock based on publicly reported information available as of December 31, 2025.

(2)	Revenue is for fiscal year 2025 (except for one peer company that is based on fiscal 2024 revenue due to the timing of its fiscal year end and filing of its annual report on Form 10-K).

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Use of Survey Data

Compensation survey data may be used to supplement Compensation Peer Group data or if Compensation Peer Group data is not available for a particular role. In this case, information about specific surveys or specific companies in the survey data is not provided to the Compensation and Talent Development Committee.

Role of Internal Pay Equity

The Compensation and Talent Development Committee uses internal pay equity principles to determine the compensation for positions that are unique or difficult to compare to market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance, especially where precise external data is not available.

Compensation Components

Primary Components of Executive Compensation Program

The primary components of our executive compensation program are:

•	Base salaries

•	Performance-based annual bonuses

•	Long-term equity-based incentives

Additional benefits include participation in savings and retirement plans and health and welfare programs, as well as personal benefits and severance and change in control arrangements.

All of our named executive officers generally participate in the same compensation program. However, compensation levels for named executive officers vary substantially based on the roles and responsibilities of the individual officers.

1.  Base Salaries

Our executive compensation program emphasizes performance-based pay. This includes annual cash bonuses and long-term equity-based incentives. However, base salaries remain a common and necessary element of compensation for attracting and retaining outstanding employees at all levels.

The Compensation and Talent Development Committee annually reviews base salaries for executive officers. The committee considers the following factors, among others, in its annual review:

Factors Considered in Determining Base Salaries

Peer group salary data
Individual contributions and performance
Labor market conditions

Complexity of roles and responsibilities
Succession planning
Retention needs

Reporting relationships
Internal pay equity
Experience

The Compensation and Talent Development Committee also may review and adjust base salaries during the year (between annual reviews) for various reasons, including in the event of promotions or other job title changes, modifications to reporting relationships or job functions, or changes to any of the other factors described above or other circumstances the committee considers relevant.

2025 Adjustments to Base Salaries

Based on its review in consideration of the factors noted above, in late 2024 the Compensation and Talent Development Committee approved a 6.3% salary increase for Mr. Martin effective January 1, 2025. Salary increases for Mss. Sedgwick and Day, both of whom were promoted into new roles in January 2024, were 11.1% and 17.6%, respectively, reflecting the committee’s practice of ramping up compensation over a two-year to three-year period following a promotion. Mr. Bird, who was promoted to his role in January 2024 and whose role was broadened during 2025 to include additional responsibilities, received salary adjustments effective January 1, 2025 and June 21, 2025 resulting in a total increase of 20.5%. Ms. Winn, who was promoted to her role effective July 5, 2025 received a promotional salary increase of 11.6%.

2.  Performance-Based Annual Bonuses

Performance Guidelines

Each year the Compensation and Talent Development Committee establishes performance measures and dollar guidelines for performance-based cash bonuses. The committee strives to select financial and operational performance measures that are linked to our business strategy and shareholder interests.

Consistent with our pay-for-performance philosophy, the performance measures do not provide for any bonus payment unless the company meets the threshold (minimum) performance level for the year. Bonus opportunities increase from 40% of target for performance at the threshold level to 200% of target for performance at the maximum level.

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The committee may apply discretion in determining awards, including determining the results of performance measures, taking into consideration the contributions of each individual named executive officer and other factors it considers relevant. For 2025, the committee applied negative discretion to reduce the performance result for the employee safety measure as discussed below in Table 11. The committee did not make any discretionary adjustments to individual officer awards.

Bonus Opportunities for Named Executive Officers

Target bonus opportunities as of December 31, 2025 are expressed as a percentage of each named executive officer’s base salary and as a dollar value below. In late 2024, Mr. Martin’s target bonus opportunity was increased from 175% to 180% based on strong company and individual performance, size-appropriate positioning within our Compensation Peer Group, and the other factors described above under “Target Compensation Summary.” Mr. Bird’s target was increased from 90% to 100% effective June 21, 2025 to reflect an expanded scope of his role. Ms. Winn was promoted to her role effective July 5, 2025 and her target was set at 100% of her base salary at that time.

Named Executive Officer	Target %	Target Value

Jeffrey W. Martin	180%	$3,060,000

Karen L. Sedgwick	90%	$ 630,000

Justin C. Bird(1)	100%	$ 940,000

Caroline A. Winn(1)	100%	$ 875,000

Diana L. Day	75%	$ 450,000

Table 9

(1)

This Table 9 reflects Mr. Bird’s and Ms. Winn’s respective target percentages as of December 31, 2025. Each of their actual 2025 awards, which are reflected in Table 13, were prorated between prior and current targets.

Annual Bonus Plan Performance Measures

For 2025, the Compensation and Talent Development Committee selected earnings, public and employee safety, and responsible business practices, including goals tied to cybersecurity and employee engagement, as the criteria for measuring annual company performance. The ABP Earnings measure was weighted at 80%, Safety Measures were weighted at 12% and RBP Measures were weighted at 8%. For annual bonus plan purposes, ABP Earnings are Sempra’s GAAP net income, excluding earnings attributable to noncontrolling interests and preferred stock dividends and certain other predefined adjustments. ABP Earnings may be higher or lower than earnings reported in our financial statements due to these adjustments, which are described in “Reconciliation of GAAP Earnings to ABP Earnings” below and in Appendix B to this proxy statement. The specific components of the Safety Measures and the RBP Measures are described in Table 11 below and in Appendix B to this proxy statement.

Rationale for Selection of Performance Measures

The Compensation and Talent Development Committee selected earnings as the basis of the primary annual bonus plan metric for 2025, weighted at 80%, because it believes this measure continues to provide an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties can easily understand. Safety measures, which historically have been included in the annual bonus plan, are also included for 2025, weighted at 12%, because the committee believes that strong safety performance is critical to our infrastructure-intensive businesses. Performance measures consist of metrics that promote public safety and safe operations as well as employee safety metrics. The committee added measures promoting responsible business practices and sustainable operations to the annual bonus plan in 2021 and continued their use in 2025, refining these measures in 2025 to streamline to fewer metrics that are quantitatively measurable and more directly focused on responsible business practices important to our operational success. Although we have reduced the number of RBP Measures goals in the annual bonus plan in an effort to simplify these goals with objective, measurable targets, we continue to maintain a strategic focus on responsible and sustainable operations and we continue to track and report on a broad range of sustainability goals and metrics in our corporate sustainability report and other sustainability disclosures.

During our shareholder engagement meetings, we solicit shareholders’ input on the performance measures and other aspects of our incentive plans. Some shareholders expressed a preference for the use of multiple performance measures in the annual bonus plan, including a financial performance measure (there was not a clear preference for earnings or EPS), and for the use of different performance measures in our annual bonus and long-term incentive plans. Shareholder feedback related to our annual bonus plan performance measures and structure generally has been positive and shareholders generally support the inclusion of measures focused on safety and responsible business practices.

ABP Earnings Goal Determination

Table 10 shows the ABP Earnings criteria for 2025 performance-based annual bonuses:

Financial Performance Measure (Dollars in Millions)	Threshold	Target	Maximum

ABP Earnings (Attributable to Common Shares)	$2,621	$2,912	$3,203

Table 10

The committee set a challenging 2025 ABP Earnings target of $2,912 million based on the company’s financial plan and consistent with the 2025 earnings guidance announced in February 2025. The 2025 target was lower than the 2024 ABP earnings target due to several factors, including (1) at Sempra California, the impact from regulatory outcomes in late 2024 that affected our forecasts for 2025, including the CPUC’s 2024 General Rate Case final decision, a CPUC decision resulting in lower authorized cost of capital for 2025, and an order by the Federal Energy Regulatory Commission resulting in lost eligibility for the additional return on equity for participating in the California Independent System Operator market; (2) at Sempra Texas, higher expected operating and maintenance costs and interest expenses, as well as the anticipated impacts from Oncor’s filing of a

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new base rate review with the PUCT; and (3) at Sempra Infrastructure, the delay in the commercial operations date from 2025 to 2026 for the ECA LNG Phase 1 project under construction. In consideration of the lower target value, the committee widened the range between the 2025 ABP Earnings target and maximum goals to $291 million, which is 19% broader than the $244 million range in 2024.

Our 2025 ABP Earnings of $3,154 million was between our ABP Earnings target of $2,912 million and our ABP Earnings maximum goal of $3,203 million. Our above-target performance was driven primarily by (1) at Sempra Texas, establishment of the Unified Tracker Mechanism, which is designed to improve the efficiency of recovery of capital investment costs and (2) at Sempra Infrastructure, enhanced optimization of transportation and supply contracts.

Consistent with the approach taken in prior years, the Compensation and Talent Development Committee also determined when it set earnings goals that the earnings calculation for 2025 annual bonus plan purposes would be adjusted by limiting or excluding the impact of major changes in accounting rules, certain items related to acquisitions and divestitures, certain regulatory matters, legacy litigation matters and other adjustments as described in Appendix B to this proxy statement. In addition, the Compensation and Talent Development Committee has, but did not use, discretion to adjust earnings for other unplanned or unforeseen items that may occur during the course of the year.

Safety Measures and RBP Measures Goal Determination

Safety Measures

The Compensation and Talent Development Committee included safety measures in our annual bonus plan because our strong commitment to robust safety practices is foundational to our company’s culture and the success of our infrastructure-intensive businesses. The Safety Measures included in the 2025 performance-based annual bonus plan, which are collectively weighted at 12%, consist of metrics that promote public safety and safe operations as well as metrics focused on employee safety. Additional detail about these Safety Measures and 2025 performance results on these measures is provided in Table 11 below and in Appendix B to this proxy statement.

RBP Measures

The 2025 RBP Measures are collectively weighted at 8% and consist of goals tied to cybersecurity and employee engagement. The committee selected these measures because they are key elements of our risk management programs and high-performance culture, reflecting our focus on responsible and sustainable business practices. In response to shareholder feedback, in 2025 the committee reduced the number of goals in this category from 15 to two to enhance focus on goals that are most closely tied to our strategic priorities, and moved from a scorecard approach, in which the payout was based on the number of goals achieved, to goals that are measured quantitatively against threshold, target, and maximum performance targets. Additional detail about these RBP Measures and 2025 performance results on these measures is provided in Table 11 below and in Appendix B to this proxy statement.

Annual Bonus Performance Results

Overall company performance on the 2025 annual bonus plan performance measures was at 172.79% of target performance. A summary of the plan metrics and results is provided in Table 11 below.

		Goals				Percent of Target Achieved
2025 Performance Measures	Weight	Threshold	Target	Maximum	Actual

Financial:

ABP Earnings (Dollars in Millions)	80%	$2,621	$2,912	$3,203	$3,154	183%

Safety Measures:

Public Safety:

SDG&E – Wildfire and Public Safety Power Shutoff (PSPS) System Hardening (Miles)	2%	70	85	100	88.2	121%

SDG&E – Damage Prevention (Damages per USA Ticket Rate)	2%	1.32	1.25	1.20	1.18	200%

SoCalGas – A1 Gas Leak Order Response Time	2%	93.0%	93.5%	93.7%	94.9%	200%

SoCalGas – Damage Prevention (Damages per USA Ticket Rate)	2%	2.37	2.15	2.04	2.05	191%

Employee Safety:(1)

Lost Time Incident Rate	4%	0.56	0.46	0.27	0.37	74%

RBP Measures:(2)

Risk Management – Cybersecurity (Social Engineering Simulation Failure Rate)	4%	6%	5%	4%	1.2%	200%

High Performance Culture – Employee Engagement (Engagement Survey Results vs. Benchmark)	4%	60th Percentile	75th Percentile	90th Percentile	64th Percentile	27%

TOTAL	100%					172.79%

Table 11

(1)

Data includes Sempra, SDG&E, SoCalGas, Sempra Infrastructure and Oncor. The formulaic results for the employee safety measure were 0.37, or 147% of target. The committee exercised negative discretion to reduce the payout for this measure by 50% in light of contractor safety performance.

(2)	Data includes Sempra, SDG&E, SoCalGas and Sempra Infrastructure.

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Reconciliation of GAAP Earnings to ABP Earnings

A reconciliation of 2025 GAAP earnings to ABP Earnings is provided in Table 12. The predefined adjustments were established when the 2025 ABP Earnings target was set. For additional information about the adjustments made to GAAP earnings to calculate ABP Earnings, see Appendix B to this proxy statement.

(Dollars in Millions)	Reconciliation

GAAP Earnings	$1,796

Predefined Adjustments:

Exclude tax items related to assets held for sale and foreign tax credit valuation allowance in connection with the planned sale of a portion of our interest in SI Partners	$590

Exclude the variance from plan of foreign exchange gains or losses and unrealized mark-to-market gains or losses on certain derivatives	$223

Exclude the regulatory disallowances related to 2019 through 2024 associated with the 2024 California General Rate Case Track 2 final decision and Catastrophic Event Memorandum Account	$457

Exclude the variance from plan of the 2025 impact of disallowances and deferrals related to the California General Rate Case Tracks 2 and 3 requests and certain other balanced capital programs, and any accelerated amortization or other impacts of the fund established pursuant to California Assembly Bill 1054	$60

Exclude the variance from plan of gains and losses related to legacy litigation matters; depreciation savings related to assets held for sale; the impact of a payment delay from a foreign government entity; unplanned rabbi trust investment returns (related to nonqualified pension and deferred compensation) in excess of specified limits; and unplanned pension settlement charges	$28

ABP Earnings	$3,154

Table 12

2025 Bonus Payouts

Based on overall performance and its consideration of the contributions of each named executive officer in 2025, the Compensation and Talent Development Committee approved the payment of the annual bonuses shown in Table 13.

Named Executive Officer	Base Salary at Year-End 2025	X	Bonus Target	X	Performance Score(1)	=	Bonus Payout(2)

Jeffrey W. Martin	$1,700,000		180%		173%		$5,287,400

Karen L. Sedgwick	$ 700,000		90%		173%		$1,088,600

Justin C. Bird(3)	$ 940,000		95%		173%		$1,548,200

Caroline A. Winn(4)	$ 875,000		92%		182%		$1,468,300

Diana L. Day	$ 600,000		75%		173%		$777,600

Table 13

(1)	The actual performance score of 172.79% is rounded to the nearest whole percentage in this Table 13 but is not rounded in calculating bonus payouts.

(2)	Actual bonus payouts are rounded up to the nearest hundred dollars.

(3)	Mr. Bird’s performance-based annual bonus plan target increased from 90% to 100% effective June 21, 2025, to reflect an expanded scope of his role, and his 2025 award was prorated accordingly.

(4)

Ms. Winn was promoted to her role effective July 5, 2025, and her performance-based annual bonus plan target was set at 100% at that time. Her 2025 award was prorated between the 100% target and 172.79% performance score under Sempra’s performance-based annual bonus plan and her prior target of 85% and the 191.71% performance score under the SDG&E Executive Incentive Compensation Plan, in which she participated as Chief Executive Officer of SDG&E prior to her promotion.

3.  Long-Term Equity-Based Incentives

Long-term equity-based incentives are the largest component of each named executive officer’s target total direct compensation package in 2025, comprising almost three-fourths of Mr. Martin’s target total direct compensation and approximately half of target total direct compensation for the other named executive officers. See Figure 3 for these percentages. In accordance with our pay-for-performance philosophy, performance-based restricted stock units constitute two-thirds of the 2025 annual long-term incentive plan awards and stock options (for Messrs. Martin and Bird and Ms. Sedgwick) or service-based restricted stock units (for Mss. Winn and Day) constitute the remaining one-third of the awards.

Rationale for 2025 Annual LTIP Award Design

The Compensation and Talent Development Committee has implemented what it believes is a balanced equity incentive award design that is based one-third on relative total shareholder return, one-third on relative EPS growth and one-third on either nonqualified stock options (for Messrs. Martin and Bird and Ms. Sedgwick) or service-based restricted stock units (for Mss. Winn and Day). The committee believes this design creates strong alignment with shareholder interests and our growth strategy and is simple and easily communicated to participants, shareholders and other stakeholders. The committee approved this equity award structure after considering many variables, including alignment with shareholder interests, retention, plan expense, share usage, market trends and feedback from our shareholder engagement.

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Executive Compensation

In determining the design of the performance-based components of our 2025 annual LTIP awards, the Compensation and Talent Development Committee sought a direct link to long-term performance in comparison to indices and peers. To achieve this result, the committee used performance-based restricted stock units based on relative total shareholder return over a three-year performance period (constituting one-third of the target grant date award value, allocated 70% to performance relative to the S&P 500 Utilities Index and 30% to performance relative to the S&P 500 Index). The link between pay and earnings performance, which is reflected in our annual bonus plan with the use of company earnings as the primary performance metric, is further strengthened and broadened to a long-term perspective by using a second performance measure based on relative long-term EPS growth over a three-year performance period (constituting one-third of the target grant date award value). Stock options (weighted at one-third of the target grant date award value for Messrs. Martin and Bird and Ms. Sedgwick) also are aligned with the company’s strategic focus on long-term growth, and service-based restricted stock units (weighted at one-third for Mss. Winn and Day) promote retention.

Figure 8

(1)

The TSR portion of the awards includes two components: one that measures TSR relative to the S&P 500 Utilities Index, weighted at 70%, and one that measures TSR relative to the S&P 500 Index, weighted at 30%.

(2)

Stock options were awarded to the Chief Executive Officer and Executive Vice Presidents as of January 2, 2025. Other participants, consisting of Ms. Winn, who was promoted to Executive Vice President in July 2025, and Ms. Day, received service-based restricted stock units (RSUs) in lieu of stock options.

Determining Individual Equity Award Grants

In granting the 2025 awards, the Compensation and Talent Development Committee:

•	Selected a target dollar value and other terms for each named executive officer’s award, and

•	Calculated the number of shares underlying the awards using the target dollar value selected for each named executive officer, as opposed to using a fixed number of shares.

This approach allows maintenance of a pay mix the committee believes to be optimal.

On the grant date, we calculated the precise number of shares underlying the award granted to each named executive officer by dividing the target dollar value selected for each named executive officer’s award by the grant date closing price of Sempra’s common stock for the performance-based and service-based restricted stock units and by the Black-Scholes value for nonqualified stock options.

These target grant values are presented in Table 14 below and differ from the values reported in “Compensation Tables—Summary Compensation Table” and “Compensation Tables—Grants of Plan-Based Awards” with respect to awards based on relative total shareholder return, which are reported in those compensation tables based on a Monte Carlo valuation that is used to calculate the grant date fair value.

Target Value of Long-Term Equity-Based Incentives

The target values for the 2025 annual long-term incentive plan awards granted to the named executive officers are summarized below in Table 14. In determining target award values for each named executive officer, the Compensation and Talent Development Committee took into account factors including competitive market data, each individual’s responsibilities and contributions, and the company’s retention objectives. The target values of 2025 LTIP awards also reflect the committee’s focus on delivering the largest portion of pay in the form of long-term, performance-based incentives.

The committee feels it is important that the Chief Executive Officer’s compensation is highly aligned with shareholder value creation through meaningful and competitive performance-based equity awards. Specifically, for Mr. Martin’s long-term incentive plan awards, which were determined in late 2024 and granted in January 2025, the committee considered the following factors:

•

Recognition of the outstanding shareholder value achieved in 2024 and over longer-term periods ending in 2024 during his eight-year tenure as Chief Executive Officer, as described under “Target Compensation Summary” above

•	A desire to denominate the vast majority of Mr. Martin’s compensation in performance-based equity pay that is multi-year in nature and aligned with shareholder value creation

•	Providing compensation opportunity aligned with Sempra’s size and performance relative to the labor market data considered

•	The importance of retaining executive leadership while the company is at a pivotal time in advancing its corporate strategy

•	An overall assessment of Mr. Martin’s execution of the company’s strategic plan

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The ultimate value of long-term equity-based incentives depends on (i) for stock options, the absolute growth of the stock price, (ii) for TSR-based performance-based restricted stock units, the relative stock price growth and dividend yield compared to both general industry and utility companies, (iii) for EPS growth-based performance-based restricted stock units, whether the company’s adjusted EPS growth outperforms peers, and (iv) for all equity based awards, the stock price at the time an executive officer chooses to sell any shares that vest. No element of the program provides value if performance standards are not achieved or, in the case of stock options, our stock price does not increase from the closing price on the date of grant.

Target Value of 2025 Annual LTIP Award

Jeffrey W. Martin	$13,740,000

Karen L. Sedgwick	$2,520,000

Justin C. Bird	$2,485,000

Caroline A. Winn	$1,646,400

Diana L. Day	$1,250,000

Table 14

The actual amounts realized by equity award recipients will depend on future stock price performance, common stock dividend payouts and our EPS performance and the degree to which the established performance measures are achieved. Given the sensitivity to performance outcomes, the amounts ultimately realized are not expected to align with the target values at grant.

Performance Goals for the 2025 Performance-Based Restricted Stock Units

The 2025 annual long-term incentive plan awards include two performance measures—relative total shareholder return and relative EPS growth, each weighted at one-third of the total target award value. The portion of the awards linked to relative total shareholder return is weighted between total shareholder return relative to our S&P 500 Utilities Index peers (70% weighting) and total shareholder return relative to the S&P 500 Index (30% weighting).

1.  Relative Total Shareholder Return

Each TSR-based performance-based restricted stock unit represents the right to receive between zero and two shares of Sempra common stock based on the company’s three-year cumulative total shareholder return compared to our S&P 500 Utilities Index peers or the S&P 500 Index, as applicable. The Compensation and Talent Development Committee uses relative total shareholder return over a three-year period as a performance measure because this measure strongly aligns named executive officer performance with the long-term interests of our shareholders. We measure our total shareholder return against both the S&P 500 Utilities Index and the S&P 500 Index because our operations extend beyond those of a typical utility and we have significant international and non-utility energy infrastructure assets and operations.

If the company’s performance is at the target performance level (the 50th percentile of the applicable index), participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the target performance level. Participants earn a partial share for performance between the threshold and target performance levels and between one and two shares for performance between target and maximum performance levels, as shown below. No shares are earned for performance below the 25th percentile of the applicable index.

Cumulative Total Shareholder Return Percentile Rank vs. S&P 500 Utilities Index Peers or S&P 500 Index (Measured Independently in Separate Award Components)	Sempra Common Shares Received for Each Restricted Stock Unit(1)

90th Percentile or higher (Maximum)	2.0

70th Percentile	1.5

50th Percentile (Target)	1.0

40th Percentile	0.7

30th Percentile	0.4

25th Percentile (Threshold)	0.25

Below 25th Percentile	0.0

Table 15

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 15, the payout is calculated using linear interpolation.

2.  EPS Growth

The 2025 annual long-term incentive plan awards also included a performance-based restricted stock unit award linked to relative EPS growth. The award measures the CAGR of our adjusted EPS relative to the adjusted EPS CAGRs of our S&P 500 Utilities Index peers for the three-year period ending on December 31, 2027. The target payout level is based on performance at the 50th percentile of the peer group and the threshold and maximum payout levels are based on performance at the 25th and 90th percentiles, respectively.

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The Compensation and Talent Development Committee uses adjusted EPS growth relative to our S&P 500 Utilities Index peers over a three-year period as a performance measure to align with one of our key strategic goals, which is to deliver higher earnings growth than our utility peers while maintaining a commensurate risk profile, and to reflect that our earnings growth may not be linear from year to year due, in part, to our investment in large-scale, capital-intensive development projects that take multiple years to construct and multiple years for earnings to be generated.

If the company’s adjusted EPS CAGR is at the 50th percentile of the adjusted EPS CAGRs of our S&P 500 Utilities Index peers, participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the 50th percentile. Participants earn a partial share for performance between the 25th and 50th percentiles and between one and two shares for performance between the 50th and 90th percentiles, as shown below. No shares are earned for performance below the 25th percentile. The calculation of our EPS CAGR, as adjusted for LTIP purposes, excludes the impact of share repurchases not contemplated in our financial plans publicly communicated prior to the grant date of these awards.

Percentile of Sempra’s Adjusted EPS CAGR vs. S&P 500 Utilities Index Peers	Sempra Common Shares Received for Each Restricted Stock Unit(1)

90th Percentile or higher (Maximum)	2.0

75th Percentile	1.5

50th Percentile (Target)	1.0

25th Percentile (Threshold)	0.25

Below 25th Percentile	0.0

Table 16

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 16, the payout is calculated using linear interpolation.

For purposes of these awards, which will be paid out based on adjusted EPS performance for the three-year period beginning January 1, 2025 and ending December 31, 2027, the calculation of adjusted EPS may exclude unusual items, non-operating items, or other items at the discretion of the Compensation and Talent Development Committee.

Results for the 2023-2025 Award Cycle

The performance period of our 2023-2025 award cycle concluded on January 2, 2026 (for the TSR-based awards, which collectively were weighted at one-third of the award value) and December 31, 2025 (for the EPS growth-based awards, which were weighted at one-third of the award value).

Our 2023-2025 relative total shareholder return was at the 36.2 percentile of the S&P 500 Utilities Index, resulting in vesting at 58.6% of target for the S&P 500 Utilities Index-based award component. Our relative total shareholder return was at the 43.6 percentile of the S&P 500 Index, resulting in vesting at 80.8% of target for the S&P 500 Index-based award component.

The 2023-2025 awards based on EPS growth did not vest, based on a 1.7% EPS CAGR (as adjusted for LTIP purposes) over the three-year period covered by the awards, which is below the awards’ performance threshold. Table 17 below shows the predefined adjustments to GAAP EPS used to calculate EPS growth adjusted for purposes of the 2023 annual LTIP award. For additional information, see “Compensation Tables—Outstanding Equity Awards at Year-End” and “Compensation Tables—Option Exercises and Stock Vested.”

The 35% realized payout for these awards, driven by the zero payout for the EPS-growth based awards and the below-target payout for the TSR-based awards, demonstrates the long-term link between pay and performance. See “Pay-for-Performance Alignment” above for more detail.

EPS Growth (Diluted) for 2023-2025 Award Cycle	2022	2025

GAAP EPS	$3.31	$2.75

Predefined Adjustments

Exclude tax items related to assets held for sale and foreign tax credit valuation allowance in connection with the planned sale of a portion of our interest in SI Partners	—	0.90

Exclude impacts of foreign exchange gains or losses and unrealized mark-to-market gains or losses on certain derivatives	0.79	0.34

Exclude the regulatory disallowances related to from 2019 through 2024 associated with the 2024 California General Rate Case Track 2 final decision and Catastrophic Event Memorandum Account	—	0.70

Exclude the variance from plan of the 2025 impact of disallowances and deferrals related to the California General Rate Case Tracks 2 and 3 requests and certain other balanced capital programs, and any accelerated amortization or other impacts of the fund established pursuant to California Assembly Bill 1054	—	0.09

Exclude the variance from plan of gains and losses related to legacy litigation matters; depreciation savings related to assets held for sale; the impact of a payment delay from a foreign government entity; unplanned rabbi trust investment returns (related to nonqualified pension and deferred compensation) in excess of specified limits; and unplanned pension settlement charges	0.36	0.03

Exclude certain costs related to the 2022 sale of a portion of our interest in SI Partners	0.12	—

EPS, as Adjusted for LTIP Award Cycle Purposes	$4.58	$4.81

EPS CAGR, as Adjusted for LTIP Award Cycle Purposes		1.7%

Table 17

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Special Awards Granted to Named Executive Officers in 2025

Special equity awards also may be granted with the Compensation and Talent Development Committee’s approval upon the hiring or promotion of named executive officers or, in limited instances, to reward extraordinary performance or promote retention. None of our named executive officers were granted special equity awards in 2025, although one of our named executive officers received shares in 2025 upon the vesting of a special equity award that was granted before 2025, before she became a Sempra officer, and that has a multi-year vesting schedule. See “Compensation Tables—Outstanding Equity Awards at Year-End” for more information.

4.  Benefit Plans and Other Executive Benefits

Our named executive officers also participate in certain benefit plans including: (1) health, life insurance and disability plans and other executive benefits; and (2) savings and retirement plans.

1.  Health, Life Insurance and Disability Plans and Other Executive Benefits

Plan Type	Plan	Description

Health & Welfare	Basic Group Plans	Our named executive officers participate in life, disability, medical, dental and vision insurance group plans that are generally available to all employees. These are common benefits that we believe are essential to attracting and retaining a high-performing workforce.
Other Health & Welfare Benefits

In addition to the basic group health and welfare plans, Mr. Martin participates in a life insurance plan providing additional life insurance death benefits (target death benefit is two times base salary and bonus while he is employed and 1.5 times base salary and bonus following his retirement). The company funds the post-retirement benefit in the year following a qualified retirement under the plan (retirement at age 62 or older with five or more years of service). This plan was closed to new participants in 2012.

Messrs. Martin and Bird and Mss. Sedgwick and Winn participate in a long-term disability plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

Other Executive Benefits

We provide certain other benefits to our named executive officers. The Compensation and Talent Development Committee believes these benefits are important in attracting and retaining executive talent and reviews the level and types of these benefits each year. These benefits include financial and estate planning services, excess personal liability insurance, medical transport coverage and programs that match charitable contributions by each named executive officer, including contributions of up to $25,000 by each of Messrs. Martin and Bird and Ms. Sedgwick and Winn and up to $15,000 by Ms. Day, as well as certain additional programs in which all Sempra employees are eligible to participate, such as special charitable giving campaigns that provide additional charitable matching contributions not subject to the limits set forth above.

An annual executive benefit program allowance of $40,000 for Mr. Martin and $30,000 for Mr. Bird and Mss. Sedgwick and Winn may be used to cover out-of-pocket costs for health and welfare benefits as well as the cost of the financial and estate planning services and excess personal liability insurance discussed above. Any unused allowance is paid out at year-end.

On rare occasions, our named executive officers may receive special cash awards to reward extraordinary performance or promote retention. None of our named executive officers was granted any such award in 2025, although one of our named executive officers received a cash payment in 2025 in connection with such an award that was granted before 2025, before he became a Sempra officer, and that has a multi-year vesting schedule. See “Compensation Tables—Summary Compensation Table” for more information. None of the benefits described above includes a tax gross-up provision.

Other Reportable Items		We provide security-related services to help ensure the security, safety and health of our executives. The board believes protecting the safety and health of our executives is of critical importance to the company and supports these security-related services as a crucial component of our overall security program. In 2025, we obtained physical and online security assessments conducted by an independent security consultant for Messrs. Martin and Bird and Mss. Sedgwick and Winn. These assessments, which we periodically commission to support the company’s executive security programs, were more robust in 2025 in light of the evolving security landscape for executives of large corporations. In line with these assessments, we provided enhanced residential security for Mr. Martin and Ms. Winn on a temporary basis in response to specific heightened security threats. Mr. Martin also has an executive security specialist for personal and business driving and Ms. Winn is provided with executive security support for business and some personal driving, each in the context of an overall security plan. Our board of directors also recommends Mr. Martin’s personal use of the company’s aircraft service for security, safety and health reasons.

Table 18

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2.  Savings and Retirement Plans

All of our named executive officers may elect to participate in our savings plans, consisting of a broad-based, tax-qualified 401(k) savings plan generally available to all employees and a deferred compensation plan available to officers and certain other key management employees.

Our named executive officers also participate in our pension plans, consisting of our Cash Balance Plan in which virtually all employees participate, a Supplemental Executive Retirement Plan in which Messrs. Martin and Bird and Mss. Sedgwick and Winn participate, and a Cash Balance Restoration Plan in which Ms. Day participates. Each of these plans use only base salary and performance-based annual bonuses in calculating benefits, and the value of long-term incentive plan awards and other equity awards is not included. These plans are further described in Tables 19 and 20 below.

Plan Type	Plan	Description

Savings Plans	Sempra Savings Plan (401(k) savings plan)

Employees may contribute a portion of their eligible pay to a tax-qualified 401(k) savings plan, the Sempra Savings Plan. Contributions to the plan may be invested on a tax-deferred or after-tax basis (including a Roth option). The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

Employees may receive company contributions of up to 4% of eligible pay. Eligible pay generally includes base salary and performance-based annual bonus, net of any amounts contributed under the deferred compensation plan. The basic company matching contribution is equal to one-half of the first 6% of the employee’s contributions. In addition, employees receive a “stretch match” equal to one-fifth of the next 5% of the employee’s contributions.

All employee contributions and related investment earnings in the 401(k) savings plan vest immediately. Employees are eligible to participate in the plan and receive company matching contributions upon hire. Company matching contributions (including related earnings) vest after one year of service.

Employee and Director Savings Plan (deferred compensation plan)

Our executive officers and other key management employees also may defer up to 85% of their base salary and performance-based annual bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

Participants can direct these deferrals into:

•

Funds that mirror the investments available under our 401(k) savings plan, including a Sempra phantom stock account, or

•

A fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or the Moody’s Corporate Bond Yield plus 1%

Deferrals of performance-based restricted stock unit awards must be directed into the Sempra phantom stock account and cannot be transferred into other investments and are paid out in shares of common stock after separation of employment in accordance with the participant’s payout elections.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

Table 19

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Plan Type	Plan	Description

Pension	Cash Balance Plan	The Cash Balance Plan is a tax-qualified pension plan generally available to all U.S.-based company employees.
	Cash Balance Restoration Plan	The Cash Balance Restoration Plan restores the benefits that would otherwise be provided under the Cash Balance Plan but for Internal Revenue Service limits applicable to tax-qualified pension plans.
Supplemental Executive Retirement Plan (SERP)

The Compensation and Talent Development Committee believes that retirement, 401(k) savings and deferred compensation plans, in general, and the SERP, in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

The SERP provides a participating named executive officer with retirement benefits based on the executive’s:

•

Final average pay(1)

•

Actual years of service

•

Age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

Table 20

(1)

Final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement.

5.  Severance and Change in Control Arrangements

None of our executive officers has an employment agreement, but each of our named executive officers has a severance pay agreement that includes change in control features.

Rationale for Providing Severance Pay Agreements

The Compensation and Talent Development Committee believes severance pay agreements, which are a prevalent market practice, are effective in:

•	Attracting executives who are leaving an existing employer

•	Mitigating legal issues upon an employment separation

•	Retaining talent during uncertain times

By mitigating the risks associated with potential job loss, severance pay agreements can reinforce management continuity, objectivity and focus on shareholder value. This can be particularly critical in actual or potential change in control situations.

Severance Pay Agreement Benefits

The severance pay agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	The company terminates an executive’s employment for reasons other than cause, or

•	The executive resigns for “good reason.”

Payments are not required under the terms of the severance pay agreements when:

•	A termination is for cause, or

•	The executive voluntarily resigns other than for “good reason.”

A termination for reasons other than cause generally does not include terminations based on willful and continued failure by the executive to perform his or her duties for the company. These provisions are intended to provide for benefits upon the company’s unilateral decision to terminate employment for reasons unrelated to the executive’s performance of his or her job functions.

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities and, following a change in control, changes in employment location. These provisions are intended to provide safeguards against arbitrary actions that may effectively force an executive to resign.

The agreements provide for additional benefits if a termination of employment were to occur within two years following (or such termination was deemed to have occurred, in cases of certain involuntary terminations, in connection with or in anticipation of) a change in control of the company.

The agreements do not contain excise tax gross-up provisions. In addition, in order to receive additional benefits provided by these agreements, the applicable executive must, upon termination, enter into a general release in favor of the company, provide consulting services for the company for two years following the date of termination if requested, and agree to abide by certain contractual confidentiality and non-solicitation obligations. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information about the terms of each named executive officer’s severance pay agreement.

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Executive Compensation

Cash Severance Payments Policy

In 2024, the Compensation and Talent Development Committee adopted a policy that requires shareholder approval or ratification of any new severance arrangement providing for severance benefits to a Sempra executive officer in excess of 2.99 times the sum of the executive officer’s annual base salary and target performance-based annual bonus, subject to exclusions for certain types of benefits such as, among others, acceleration of equity awards, retirement benefits, deferred compensation and post-termination consulting payments. The Compensation and Talent Development Committee believes this is an important additional feature of our executive compensation program that places meaningful limits on the amount of severance benefits our executives are eligible to receive and empowers shareholders with respect to the severance benefits we offer.

Outstanding Equity Award Treatment Upon Certain Terminations or a Change in Control

All long-term equity incentive awards are subject to double-trigger change in control vesting provisions. This means that awards do not automatically vest upon a change in control. Rather, except under limited circumstances, vesting is only accelerated upon a termination of employment that meets certain criteria in connection with a change in control. In the event of a termination of employment other than in connection with a change in control, equity awards are generally forfeited to the extent they are not vested at the time of termination, subject to accelerated vesting or non-forfeiture upon termination in certain specific circumstances. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information.

The Compensation and Talent Development Committee utilizes double-trigger vesting provisions in connection with a change in control because it believes double-trigger vesting aligns with current market practices while still providing appropriate benefits to executives in the event of a termination in connection with a change in control.

Compensation and Talent Development Committee Roles and Responsibilities

Overview

One of the Compensation and Talent Development Committee’s primary functions is to establish our compensation principles and policies and design and oversee our executive compensation program. The Compensation and Talent Development Committee reviews, determines and approves the compensation levels, including base salary and performance standards and levels of awards under annual and long-term incentive plans, for our Chief Executive Officer and other executive officers.

The Compensation and Talent Development Committee typically holds three regularly scheduled meetings each year and additional meetings when needed. The committee’s Chair approves the agenda prior to each meeting. Each member of the committee is required to be:

•	An independent director under NYSE’s independence standards and applicable SEC rules

•	A non-employee director under Rule 16b-3 under the Exchange Act

The Compensation and Talent Development Committee:

•	Sets its regular meeting dates and standing agenda items annually

•	Considers standing agenda items and other topics at each meeting

•	Holds an executive session without management present at each regular meeting

•	Retains its own independent compensation advisor

•	Recommends changes to its charter for approval by the board as needed

•	Conducts an annual self-assessment of its effectiveness in compliance with its charter

•	Provides regular updates to the full board regarding its proceedings, recommendations and decisions

The Compensation and Talent Development Committee’s charter is available on our website at www.sempra.com under the “Corporate governance” tab of the “Investors” tab. The Compensation and Talent Development Committee’s major responsibilities are discussed under “Corporate Governance—Board Committees—Compensation and Talent Development Committee” above.

The Compensation and Talent Development Committee’s Advisors

The Compensation and Talent Development Committee retains an independent advisor to assist with executive compensation matters.

The committee has the sole authority to select, compensate and terminate its external advisors and is directly responsible for the oversight of the work of any such advisors.

In 2025, the committee retained Exequity as its independent compensation consultant. The committee has assessed Exequity’s independence pursuant to NYSE and SEC rules and concluded that there are no conflicts of interest. Exequity is a nationally recognized independent provider of executive compensation advisory services and is not affiliated with any of the company’s other service providers.

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An Exequity representative attended and met in executive session with committee members at all of the 2025 regular meetings of the Compensation and Talent Development Committee. Exequity’s role and responsibilities in assisting the committee in 2025 were as follows:

•	Providing competitive data on compensation and relative performance of peer group companies

•	Recommending pay programs and salary increase budgets

•	Conducting a risk assessment of incentive programs

•	Making presentations on regulatory and legislative matters affecting executive compensation

•	Providing opinions on the reasonableness of compensation

•	Consulting on other related matters as needed

Exequity and its affiliates do not perform any work for the company outside of its advisory role to the Compensation and Talent Development Committee. The total amount paid to Exequity in 2025 was $327,184.

Management’s Role in Compensation Matters

Our Chief Executive Officer and/or most senior human resources officer attend the non-executive session of each Compensation and Talent Development Committee meeting. Our human resources department assists the committee by preparing tally sheets and other compensation information and analyses for its consideration. Our accounting, finance and law departments also support the committee with respect to compensation-related matters, including issues related to broad-based benefit plans and regulatory reporting and compliance. The committee members and their independent compensation consultant, Exequity, generally receive presentation materials in advance of committee meetings.

Our executive officers do not determine or approve any element or component of their own compensation, nor are they present during the committee’s deliberations regarding their own compensation. This includes base salary, performance-based annual bonus, long-term equity-based incentives and all other aspects of compensation. Our Chief Executive Officer does not meet separately with the committee’s independent compensation consultant.

The Compensation and Talent Development Committee seeks our Chief Executive Officer’s views on the performance of our other executive officers, and the Chief Executive Officer makes pay recommendations for these officers. In addition, the committee frequently requests input from the Chief Executive Officer on what compensation programs and goals he believes might be most appropriate given the company’s strategic direction. The committee considers this input in addition to input received from its independent compensation consultant in setting goals, pay levels and program design.

Managing Risk in Compensation Programs

Managing Risk

The Compensation and Talent Development Committee seeks to mitigate risk in our executive compensation program through the following policies and features:

Compensation Program Risk Mitigation

Balance of short-term and long-term incentives
Higher proportion of total compensation linked to long-term incentives
Other elements of our incentive plan design and performance measure selection
Share ownership guidelines

Cash severance payments policy
Clawback policy
Anti-hedging and anti-pledging policies
Independent third-party risk assessment
Strong link between pay and performance to align with shareholder interests

Risk Mitigation Features in Our Incentive Plan Design and Performance Measure Selection

Our 2025 performance-based annual bonus plan includes the following risk mitigation features:

•	Limiting the payout at the maximum performance level to 200% of target

•

Using a company financial performance measure that is based on the earnings reported in our financial statements, with certain adjustments that are limited and predefined and the potential for others related to unplanned or unforeseen items, all of which are made after thoughtful consideration by the Compensation and Talent Development Committee

•	Incorporating Safety Measures and RBP Measures, which are performance measures that are critical to our infrastructure-intensive businesses and our operational success

•	Providing the Compensation and Talent Development Committee with discretion over certain elements related to incentive plan payouts

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Executive Compensation

Our 2025 annual long-term incentive plan awards include the following risk mitigation features:

•
Using a balanced mix of multiple types of awards and performance measures, consisting of a market-based performance measure (relative total shareholder return), a company financial performance measure (long-term EPS growth), a service-based measure (service-based restricted stock units) and stock options

•
Measuring our total shareholder return against the S&P 500 Index and the S&P 500 Utilities Index rather than against peer groups selected by the company, which reduces subjectivity in the determination of peer groups

•	Using multi-year performance periods to promote a longer-term performance horizon

•	Providing zero payouts for performance-based awards if performance is below the 25 th percentile threshold level

•	Limiting the maximum payout level for performance-based restricted stock unit awards to 200% of the target number of units (including reinvested dividend equivalents)
Tally Sheets
In addition to other information it considers relevant, the Compensation and Talent Development Committee uses tally sheets to review and evaluate our executive compensation and benefit programs as a whole. The use of tally sheets helps provide a holistic picture of our executive compensation program and all outstanding benefits held by executives, which mitigates risk associated with accumulating long-term awards and other benefits. These tally sheets, along with information prepared annually for our proxy statement, provide:

•	Information for analyzing the design, operation and effectiveness of our executive compensation program

•
The total dollar value of executives’ accumulated compensation and benefits, including holdings of our common stock and realized and unrealized gains under equity-based compensation awards, estimated pension benefits and deferred compensation balances

•	Information on change in control scenarios
The committee does not rely on tally sheets to establish specific pay levels. Instead, pay levels are based primarily on external market data and other considerations described under “Labor Market Reviews” above.
Clawback Policy
Our clawback policy requires the recovery of certain (i) erroneously paid performance-based incentive compensation received by our executive officers on or after October 2, 2023, as required by rules of the NYSE and the SEC implemented pursuant to the Dodd-Frank Act, and (ii) incentive compensation received by the Chief Executive Officer or the Chief Financial Officer, as required under the Sarbanes-Oxley Act of 2002, in each case in the event of certain qualifying accounting restatements.
In addition, under our clawback policy, the Compensation and Talent Development Committee may provide for additional recovery of compensation from awards made under our LTIPs, including service-based restricted stock unit awards, performance-based restricted stock unit awards, stock option awards and annual incentive awards. All outstanding award agreements under the LTIP provide for reimbursement of compensation if the recipient of such an award’s fraudulent or intentional misconduct is found, in the discretion of the Compensation and Talent Development Committee, to have materially affected the operations or financial results of the company or its subsidiaries, even if such misconduct did not result in an accounting restatement.
Anti-Hedging and Anti-Pledging Policies
Pursuant to the company’s Insider Trading and Information Confidentiality Policy, all employees, including all officers, of Sempra and any subsidiary or other entity as to which Sempra has majority ownership and control and all directors of Sempra are prohibited from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any equity security of Sempra or any such subsidiary or other entity, and are also prohibited from selling “short” any securities of those companies. These prohibitions also apply to family members living in the same household as any such employee, officer or director, as well as entities directly or indirectly controlled by the employee, officer or director.
Sempra officers and directors also are prohibited from pledging any securities of Sempra or any subsidiary or other entity as to which Sempra has majority ownership and control.
Independent Third-Party Risk Assessment
The Compensation and Talent Development Committee’s independent compensation consultant, Exequity, conducted a risk assessment of our 2025 compensation programs. Exequity’s findings concluded that our compensation programs do not create risks that are likely to have a material adverse impact on the company. The committee concurs with these findings. Specific examples of safeguards and risk mitigation features found in our executive compensation programs are described above.

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Equity Award Timing Practices
The Board of Directors has delegated the authority to the Compensation and Talent Development Committee to oversee the management and control of the operations and administration of our long-term incentive plans, which includes the authority to grant annual and special equity awards to officers and other employees.
The Compensation and Talent Development Committee authorizes stock option and other equity awards as part of annual compensation planning that is typically completed in December, with awards granted to eligible employees on the first NYSE trading day of January. Additionally, special equity awards may be granted at other times in connection with new hires or promotions or to reward extraordinary performance or promote retention. These special equity awards may be granted on the first NYSE trading day of a calendar quarter, on the date of hire or promotion, or on such other date determined by the Compensation and Talent Development Committee.
We do not time grants of equity awards based on the release of material nonpublic information, nor do we time the release of material nonpublic information based on equity award grant dates, vesting events or sale events. For all stock option awards, the exercise price is the grant date closing price of our common stock on the NYSE. If the grant date falls on a non-trading
day, the exercise price is the closing price of our common stock on the NYSE on the last trading day preceding the grant date.
None of our named executive officers received special equity awards in 2025. During 2025, we did not grant equity awards to our named executive officers during the four business days prior to or the one business day following the filing of our periodic reports on Form
10-Q
or Form
10-K
or the filing or furnishing of a current report on Form
8-K
that discloses material nonpublic information. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation in 2025.
Share Ownership Guidelines
Our Board of Directors has established share ownership guidelines for officers of Sempra and its subsidiaries to further strengthen the link between executive and shareholder interests. The guidelines set minimum levels of share ownership that these officers must achieve and maintain. For officers, the guidelines are:

Executive Level	Value of Share Ownership

Chief Executive Officer	8x base salary

Corporate Group Presidents and Executive Vice Presidents	4x base salary

Subsidiary Chief Executive Officers, U.S.-based Presidents and Chief Operating Officers	3x base salary

U.S.-based Senior Vice Presidents	2x base salary

Vice Presidents and non-U.S.-based Officers	1x base salary
Table 21
We believe our share ownership guidelines are robust relative to prevalent market practices. Based on Exequity’s review of data for our Compensation Peer Group as disclosed in their 2025 proxy statements, Chief Executive Officer share ownership guidelines ranged from two times to eight times base salary and 89% of these peers had a Chief Executive Officer share ownership guideline of six times base salary or less.
For purposes of the guidelines, we include shares owned directly and through our 401(k) savings plan. We also include phantom shares of our common stock into which compensation has been deferred, deferred restricted stock units that have vested, unvested service-based restricted stock units, and the in-the-money
value of stock options.
We expect officers to meet these guidelines within five years after hire or promotion to an officer-level position or promotion to a role with a higher share ownership guideline. Until such time as the applicable share ownership guideline is met, executive officers are expected to retain (and not sell) a number of shares equal to at least 50% of the net after-tax
shares acquired through equity compensation awards.
As of March 20, 2026, the record date for the Annual Shareholders Meeting, (i) Mr. Martin’s share ownership was nearly 37 times his base salary (and nearly 14 times his base salary excluding the in-the-money
value of stock options) and (ii) the other named executive officers met or exceeded their respective share ownership guidelines (with or without including the in-the-money
value of stock options).
Impact of Regulatory Requirements
Tax Deductibility of Pay
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees.” The Compensation and Talent Development Committee believes that tax deductibility is one of many important factors in designing and evaluating our executive compensation program. In light of the elimination of the exception for performance-based compensation under Section 162(m), providing compensation that is not fully tax deductible is required by competitive and other circumstances. Accordingly, since the elimination of the exception for performance-based compensation, the Compensation and Talent Development Committee has determined it to be in the best interest of the company and our shareholders to provide a portion of compensation that is not fully tax deductible by the company.
Other Tax, Accounting and Regulatory Considerations
Many other Internal Revenue Code provisions, SEC regulations and accounting rules affect the design of executive pay. They are taken into consideration to create and maintain plans that are intended to comply with these requirements and that our Compensation and Talent Development Committee believes are effective and in the best interests of our company and our shareholders.

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Executive Compensation

Compensation and Talent Development Committee Report

The Compensation and Talent Development Committee of Sempra’s Board of Directors, as it was composed at its meeting in February 2026, has reviewed and discussed with the company’s management the Compensation Discussion and Analysis included in this proxy statement and, based on that review and discussion, recommended to the board that it be so included.

Compensation and Talent Development Committee

Andrés Conesa, Chair

Richard J. Mark

Michael N. Mears

Jack T. Taylor

Anya Weaving

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Compensation Tables

In determining compensation for the named executive officers each year, the Compensation and Talent Development Committee uses target total direct compensation to measure the compensation opportunity provided to each executive in a given year. A summary of the 2025 target total direct compensation established by the Compensation and Talent Development Committee for each named executive officer is set forth on page 47.

Summary Compensation Table

In the table below, we summarize the compensation for the past three years for each of our named executive officers, part of which is subject to performance and vesting requirements.

2025 SUMMARY COMPENSATION TABLE

				Stock Awards(C)	Option Awards(C)	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings(D)

	Year	Salary	Bonus(B)	Restricted Stock Units	Stock Options	Performance- Based Annual Cash Bonus	Pension Accruals and Above-Market Interest on Nonqualified Deferred Compensation	All Other Compensation(E)	Total

Jeffrey W. Martin Chairman, Chief Executive Officer and President	2025	$1,700,000	—	$9,873,916	$4,580,017	$5,287,400	$ 28,388	$775,868	$22,245,589
	2024	$1,600,000	—	$9,262,310	$4,241,667	$4,002,100	$1,651,377	$756,348	$21,513,802
	2023	$1,500,000	—	$8,252,705	$3,833,364	$4,631,300	$8,369,692	$834,820	$27,421,881

Karen L. Sedgwick Executive Vice President and Chief Financial Officer	2025	$700,000	—	$1,811,056	$840,014	$1,088,600	$2,050,160	$129,644	$6,619,474
	2024	$630,000	—	$1,458,030	$667,682	$ 810,500	$1,865,646	$ 79,511	$5,511,369
	2023	$560,000	—	$1,627,040	—	$ 691,700	$5,047,785	$ 63,671	$7,990,196

Justin C. Bird Executive Vice President	2025	$897,836	$150,000	$1,785,888	$828,345	$1,548,200	$1,412,377	$132,650	$6,755,296
	2024	$780,000	$150,000	$1,396,187	$639,341	$1,003,400	$1,970,641	$121,165	$6,060,734

Caroline A. Winn(A) Executive Vice President	2025	$828,877	—	$1,732,127	—	$1,468,300	$1,329,504	$231,474	$5,590,282

Diana L. Day Chief Legal Counsel	2025	$600,000	—	$1,315,176	—	$ 777,600	$ 182,004	$ 58,885	$2,933,665
	2024	$510,000	—	$866,171	—	$ 437,400	$ 164,985	$ 57,763	$2,036,319

(A)	Ms. Winn was appointed Executive Vice President effective July 5, 2025. She previously served as Chief Executive Officer of SDG&E.

(B)

Award pursuant to a 2023 recognition and retention agreement with Sempra Infrastructure that was in effect before Mr. Bird became an executive officer of Sempra. The agreement provides for four annual cash payments of $150,000 in April 2023, 2024, 2025 and 2026, in each case subject to Mr. Bird’s continued service for the Sempra family of companies.

(C)

Represents the grant date fair value of stock and option awards granted during 2025. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 14 of the Notes to Consolidated Financial Statements included in our 2025 Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.

Stock awards consist of performance-based and service-based restricted stock units. For the performance-based restricted stock units with a performance measure based on total shareholder return, a Monte Carlo valuation model is used to calculate grant date fair value. For the performance-based restricted stock units with a performance measure based on EPS growth (as adjusted for LTIP purposes), the amounts included in this table assume the target level of performance conditions were achieved. The maximum values for these EPS growth-based awards granted in 2025, assuming the highest level of performance conditions were achieved, would be $9,160,151 for Mr. Martin; $1,680,041 for Ms. Sedgwick; $1,656,690 for Mr. Bird; $1,097,664 for Ms. Winn; and $833,486 for Ms. Day. For the service-based restricted stock units, the awards were valued at the fair market value of shares of our common stock on the grant date without reduction for non-transferability, and the amounts set forth in this table are equal to the number of shares subject to such awards multiplied by the grant date closing price of our common stock. All performance-based and service-based restricted stock units will be settled in shares of Sempra common stock upon vesting, unless deferred in accordance with the terms of the company’s nonqualified deferred compensation plan in the case of performance-based restricted stock units, in which case they will be settled in shares of Sempra common stock following separation of service from the company.

Option awards consist solely of nonqualified stock options. A Black-Scholes valuation model is used to calculate their grant date fair value.

The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award upon vesting and sale.

For additional information regarding stock and option awards, see “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End” below.

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Executive Compensation

(D)

Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2025 amounts are:

	Change in Accumulated Benefits(1)	Above-Market Interest	Total

Jeffrey W. Martin	$(2,454,624)	$28,388	$(2,426,236)

Karen L. Sedgwick	$2,043,537	$ 6,623	$2,050,160

Justin C. Bird	$1,407,522	$ 4,855	$1,412,377

Caroline A. Winn	$1,308,009	$21,495	$1,329,504

Diana L. Day	$172,913	$ 9,091	$182,004

(1)

The SERP is a traditional defined benefit pension plan. Defined benefit plans are extremely sensitive to interest rate changes and other economic assumptions. The actuarial value of the pension benefit fluctuates significantly from year to year depending on a number of factors, including changes in pay, the accrual of additional age and service, interest rates and changes in actuarial assumptions such as mortality. The change in 2025 pension value for Mr. Martin was ($2,454,624). This negative value is displayed in the table above in this footnote (D), but is not reflected in the Change in Pension Value and Nonqualified Deferred Compensation Earnings or Total columns for Mr. Martin in the 2025 Summary Compensation Table in accordance with applicable disclosure rules. Under the defined benefit formula, final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement. Final average pay does not include long-term equity-based incentives. For additional information regarding pension benefits and deferred compensation, see “Pension Benefits” and “Nonqualified Deferred Compensation” below.

(E)	All Other Compensation amounts for 2025 are:

	Company 401(k) and Deferred Compensation Plan Contributions	Insurance Premiums(1)(2)	Matching of Charitable Contributions(3)	Other(2)(4)	Total

Jeffrey W. Martin	$227,976	$83,996	$153,332	$310,564	$775,868

Karen L. Sedgwick	$ 60,345	$11,809	$ 5,480	$52,010	$129,644

Justin C. Bird	$ 70,346	$ 8,485	—	$53,819	$132,650

Caroline A. Winn	$ 16,154	$11,809	$ 13,273	$190,238	$231,474

Diana L. Day	$ 41,399	$ 3,886	$ 3,600	$10,000	$58,885

(1)

Amounts consist of premiums for supplemental disability benefits for Messrs. Martin and Bird and Mss. Sedgwick and Winn, excess personal liability insurance benefits for Ms. Day, medical transport coverage for each named executive officer, and life insurance premiums of $74,228 for Mr. Martin. Information on these programs is provided under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans and Other Executive Benefits—Health, Life Insurance and Disability Plans and Other Executive Benefits.”

(2)	Excess personal liability insurance benefits for Messrs. Martin and Bird and Mss. Sedgwick and Winn are included within their executive benefit program allowances reported in this table under “Other.”

(3)

Amounts consist of contributions to charitable, educational and other non-profit organizations to match the personal contributions of each named executive officer. In 2025, we offered a program that matches employee contributions on a dollar-for-dollar basis and matches volunteer hours with per-hour monetary donations up to an annual maximum match, the amount of which varies based on employee seniority and was $25,000 for Messrs. Martin and Bird and Mss. Sedgwick and Winn and $15,000 for Ms. Day, as well as a special double-match program in which company match donations are made equal to two times an employee’s contributions on a specific day of the calendar year. These programs are available to all employees. All matching contributions are made by the Sempra Foundation, which was founded and is solely funded by Sempra.

(4)

For Messrs. Martin and Bird and Mss. Sedgwick and Winn, amounts include the incremental cost to the company for security-related services, including the use of a car and security personnel, such as a security driver, for commuting and other transportation needs (in the amount of $53,438 for Ms. Winn, with the incremental cost calculated based on the hourly rate of drivers, plus estimates for fuel, vehicle maintenance and depreciation expense), physical and online security assessments conducted by an independent security consultant for each of Messrs. Martin and Bird and Mss. Sedgwick and Winn, which we periodically commission to support the company’s executive security programs (in the amount of $22,000 for each such executive, with the incremental cost calculated based on the amounts invoiced to the company for each assessment), enhanced residential security for Mr. Martin and Ms. Winn on a temporary basis in response to specific heightened security threats (in the amount of $79,864 for Mr. Martin and $84,800 for Ms. Winn, with the incremental cost calculated based on the amounts invoiced to the company for the hourly rates of security personnel), and personal use of the company’s aircraft service for Mr. Martin as encouraged by our Board of Directors for security, safety and health reasons (in the amount of $130,590, with the incremental cost calculated based on the amounts invoiced to the company for the applicable flights). The company considers costs for these security-related services to be business expenses rather than personal benefits because they mitigate risk to the company by supporting the security, health and safety of our top executives; however, disclosure regulations require certain security expenses to be reported as personal benefits. On rare occasions, family members and guests travel on non-commercial aircraft when the aircraft is already going to a specific destination for a business purpose. This use has a nominal incremental cost to the company and, if calculable, this nominal amount is included in the amounts shown in this column.

Amounts also include financial and estate planning services and an executive benefit program allowance of $40,000 for Mr. Martin and $30,000 for Mss. Sedgwick and Winn and Mr. Bird. Amounts do not include parking at company offices and the occasional personal use by executive officers of company property and services (including entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

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SUMMARY OF TOTAL DIRECT COMPENSATION (BASE SALARY, STOCK AWARDS, OPTION AWARDS AND NON-EQUITY INCENTIVE PLAN COMPENSATION)

The table below presents an alternative version of the 2025 Summary Compensation Table that excludes the change in actuarial value of pension benefits, nonqualified deferred compensation earnings and the amounts in the “All Other Compensation” column. The purpose of this table is to provide readers with a view of the elements of total direct compensation that are reviewed and determined annually by the Compensation and Talent Development Committee. This table is not a substitute for the 2025 Summary Compensation Table and related footnotes shown above.

			Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation

	Year	Salary	Restricted Stock Units	Stock Options	Performance- Based Annual Cash Bonus	Total Direct Compensation

Jeffrey W. Martin Chairman, Chief Executive Officer and President	2025	$1,700,000	$9,873,916	$4,580,017	$5,287,400	$21,441,333
	2024	$1,600,000	$9,262,310	$4,241,667	$4,002,100	$19,106,077
	2023	$1,500,000	$8,252,705	$3,833,364	$4,631,300	$18,217,369

Karen L. Sedgwick Executive Vice President and Chief Financial Officer	2025	$700,000	$1,811,056	$840,014	$1,088,600	$ 4,439,670
	2024	$630,000	$1,458,030	$667,682	$ 810,500	$ 3,566,212
	2023	$560,000	$1,627,040	—	$ 691,700	$ 2,878,740

Justin C. Bird Executive Vice President	2025	$897,836	$1,785,888	$828,345	$1,548,200	$ 5,060,269
	2024	$780,000	$1,396,187	$639,341	$1,003,400	$ 3,818,928

Caroline A. Winn Executive Vice President	2025	$828,877	$1,732,127	—	$1,468,300	$ 4,029,304

Diana L. Day Chief Legal Counsel	2025	$600,000	$1,315,176	—	$ 777,600	$ 2,692,776
	2024	$510,000	$866,171	—	$ 437,400	$ 1,813,571

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Executive Compensation

Grants of Plan-Based Awards

Our named executive officers participate in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Performance-based annual cash bonuses were provided under our annual bonus plan. Long-term equity-based incentives were provided under our 2019 Long-Term Incentive Plan.

We summarize below our 2025 grants of plan-based awards for each of our executive officers named in the 2025 Summary Compensation Table.

2025 GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus)(B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares)(C)(E)			All Other Stock Awards (Number of Shares) (D)(E)	Option Awards (Stock Options)(F)		Grant Date Fair Value of Stock and Option Awards(G)
	Grant Date(A)	Authori- zation Date(A)	Threshold	Target	Maximum	Threshold	Target	Maximum		Number of Shares	Exercise Price per Share

Jeffrey W. Martin

Performance-based Restricted Stock Units (PBRSU) based on TSR vs. S&P 500 Utilities Index	1/02/25	11/08/24				9,199	36,796	73,592				$3,557,989

PBRSU based on TSR vs. S&P 500 Index	1/02/25	11/08/24				3,943	15,770	31,540				$1,735,851

PBRSU based on EPS growth	1/02/25	11/08/24				13,142	52,566	105,132				$4,580,076

Nonqualified Stock Options	1/02/25	11/08/24								222,547	$87.13	$4,580,017

Performance-Based Annual Bonus			$1,224,000	$3,060,000	$6,120,000

Karen L. Sedgwick

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/25	11/07/24				1,687	6,749	13,498				$652,595

PBRSU based on TSR vs. S&P 500 Index	1/02/25	11/07/24				723	2,893	5,786				$318,441

PBRSU based on EPS growth	1/02/25	11/07/24				2,410	9,641	19,282				$840,020

Nonqualified Stock Options	1/02/25	11/07/24								40,817	$87.13	$840,014

Performance-Based Annual Bonus			$252,000	$630,000	$1,260,000

Justin C. Bird

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/25	11/07/24				1,664	6,655	13,310				$643,505

PBRSU based on TSR vs. S&P 500 Index	1/02/25	11/07/24				713	2,853	5,706				$314,038

PBRSU based on EPS growth	1/02/25	11/07/24				2,377	9,507	19,014				$828,345

Nonqualified Stock Options	1/02/25	11/07/24								40,250	$87.13	$828,345

Performance-Based Annual Bonus			$343,300	$858,100	$1,716,200

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			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus)(B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares)(C)(E)			All Other Stock Awards (Number of Shares) (D)(E)	Option Awards (Stock Options)(F)		Grant Date Fair Value of Stock and Option Awards(G)
	Grant Date(A)	Authori- zation Date(A)	Threshold	Target	Maximum	Threshold	Target	Maximum		Number of Shares	Exercise Price per Share

Caroline A. Winn

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/25	11/07/24				1,103	4,410	8,820				$426,425

PBRSU based on TSR vs. S&P 500 Index	1/02/25	11/07/24				473	1,890	3,780				$208,038

PBRSU based on EPS growth	1/02/25	11/07/24				1,575	6,299	12,598				$548,832

Service-based Restricted Stock Units	1/02/25	11/07/24							6,299			$548,832

Performance-Based Annual Bonus			$307,800	$769,300	$1,538,600

Diana L. Day

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/25	11/07/24				837	3,348	6,696				$323,735

PBRSU based on TSR vs. S&P 500 Index	1/02/25	11/07/24				359	1,435	2,870				$157,955

PBRSU based on EPS growth	1/02/25	11/07/24				1,196	4,783	9,566				$416,743

Service-based Restricted Stock Units	1/02/25	11/07/24							4,783			$416,743

Performance-Based Annual Bonus			$180,000	$450,000	$900,000

(A)

Grant and authorization dates are applicable to equity incentive awards, which consist of performance-based and service-based restricted stock units and nonqualified stock options. The Compensation and Talent Development Committee authorizes these awards as part of annual compensation planning that is typically completed in December with awards granted on the first trading day of January. The Compensation and Talent Development Committee approves a dollar value and the other terms for the awards to be granted to each named executive officer (dollar values for awards granted to the Chief Executive Officer are also ratified by the full Board of Directors). Special equity awards also may be granted at other times, including upon the hiring or promotion of executive officers, to reward extraordinary performance, or to promote retention. In accordance with the terms approved by the Compensation and Talent Development Committee, on the grant date of each award, the precise number of shares to be granted to each named executive officer was calculated using the closing price for shares of our common stock on that date (or, for the nonqualified stock options, a Black-Scholes valuation).

(B)

Non-equity incentive plan awards consisted of performance-based annual bonuses payable under our annual bonus plan. Amounts reported in the table represent estimated bonuses expected to be paid under financial and operational performance measures established by the Compensation and Talent Development Committee based on threshold, target and maximum percentages of base salary set for each named executive officer at the beginning of the year or, in the event of any change during the year to such percentages or to the base salary upon which the percentages are applied, prorated amounts reflecting the initial and updated amounts. Outstanding company or individual performance may result in the payment of bonuses that exceed the target amounts. In no event will actual payouts exceed the maximum bonuses established under the plan for each executive. Effective June 21, 2025, in connection with an expanded scope of Mr. Bird’s role, his non-equity incentive plan award target opportunity increased from 90% to 100% of his base salary. Effective July 5, 2025, in connection with Ms. Winn’s promotion to her role, her non-equity incentive plan award target opportunity changed from 85% under the SDG&E Executive Incentive Compensation Plan to 100% under the Sempra annual bonus plan. Both Mr. Bird’s and Ms. Winn’s 2025 awards were prorated to reflect their respective initial and updated award opportunities and the actual amounts earned for all named executive officers are reported in the 2025 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Performance measures for 2025 were based on an ABP Earnings target of $2,912 million, Safety Measures and RBP Measures. For information about the predefined adjustments to earnings for annual bonus plan purposes, please refer to Appendix B to this proxy statement. No bonuses were payable for ABP Earnings of less than $2,621 million and maximum bonuses were payable for ABP Earnings of $3,203 million or more. Target bonuses were set at levels ranging from 180% of base salary for Mr. Martin to 75% of base salary for Ms. Day, with maximum bonuses ranging from 360% to 150% of base salary, respectively. ABP Earnings for 2025 were $3,154 million, performance was above target for the Safety Measures and performance exceeded target for the RBP Measures as set forth in Table 11 under “Compensation Discussion and Analysis—Compensation Components—Performance-Based Annual Bonuses—Annual Bonus Performance Results” and in Appendix B to this proxy statement. Accordingly, in February 2026, the Compensation and Talent Development Committee authorized the payment of bonuses to the named executive officers in the amounts reported in the 2025 Summary Compensation Table as non-equity incentive plan compensation earned in 2025.

(C)

Equity incentive plan awards consisted of performance-based restricted stock units. Shares subject to the performance-based restricted stock units generally will vest, in whole or in part, or be forfeited in early 2028 to the extent certified by the Compensation and Talent Development Committee based on our total shareholder return compared to market and peer group indices for the three-year period ending on the first NYSE trading day in 2028 and EPS growth (as adjusted for LTIP purposes) for the three-year period ending December 31, 2027. For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or a change in control, see “Severance and Change in Control Benefits” below.

2026 Proxy Statement 73

Executive Compensation

For the two components of performance-based restricted stock units with a total shareholder return performance measure, the target number of shares will vest if we have achieved a cumulative three-year total shareholder return that places us among the top 50% of the companies in the S&P 500 Utilities Index, excluding water companies, or S&P 500 Index, as applicable, with additional shares vesting ratably for performance above the 50th percentile of the applicable index to the maximum number (200% of the target number) of shares for performance at or above the 90th percentile of that index. If our performance does not place us among the top 50%, but is at or above the 25th percentile of the companies in the applicable index, the number of shares that will vest declines from the target number of shares at the 50th percentile to 25% of the target number of shares at the 25th percentile and zero shares below the 25th percentile.

For the performance-based restricted stock units with an EPS growth performance measure, the target number of shares will vest, subject to the Compensation and Talent Development Committee’s discretion to make adjustments to GAAP EPS, if we have achieved a three-year adjusted EPS CAGR ranked at the 50th percentile among the companies in the S&P 500 Utilities Index, excluding water companies. If performance is at the 75th percentile, 150% of the target number of shares will vest, and if performance is at the 90th percentile or higher, the maximum number (200% of the target number) of shares will vest. If our three-year adjusted EPS CAGR performance does not place us among the top 50%, but is at or above the 25th percentile, the number of shares that will vest declines from the target number of shares at the 50th percentile to 25% of the target number of shares at the 25th percentile and zero shares below the 25th percentile.

(D)

These awards represent service-based restricted stock units that vest ratably over three years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or a change in control, see “Severance and Change in Control Benefits” below.

(E)

During the performance or service periods, dividends paid or that would have been paid on the shares subject to the award are deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and vesting conditions (including performance criteria, if applicable) as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

Unless the named executive officer instructs otherwise, upon vesting of these awards the company will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

(F)

Stock options are nonqualified options to purchase shares of our common stock. They were granted at an exercise price equal to the grant date closing price of our common stock and have a 10-year term, subject to earlier expiration following termination of employment except in certain circumstances. They generally vest and become exercisable ratably over three years. For information about the treatment of stock options in the event of a termination of employment before the end of the vesting period or a change in control, see “Severance and Change in Control Benefits” below.

(G)

These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 14 of the Notes to Consolidated Financial Statements included in our 2025 Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award upon vesting and sale.

74	2026 Proxy Statement

Executive Compensation

Outstanding Equity Awards at Year-End

We summarize below our grants of equity awards that were outstanding at December 31, 2025, for each of our executive officers named in the 2025 Summary Compensation Table. These awards consist of nonqualified stock options and performance-based and service-based restricted stock units.

2025 OUTSTANDING EQUITY AWARDS AT YEAR-END

							Stock Awards

		Option Awards (Stock Options)(A)					Equity Incentive Plan Awards (Performance-Based Restricted Stock Units)(B)			Other Stock Awards (Service-Based Restricted Stock Units)(C)

	Grant Date	Number of Shares Underlying Unexercised Options		Exercise Price		Expiration Date	Number of Unearned/ Unvested Shares(D)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares(D)	Market Value of Unearned/ Unvested Shares
		Exercisable	Unexercisable

Jeffrey W. Martin	01/02/25	—	222,547	$87.130		01/01/35
	01/02/25						—	—
	01/02/25						14,323	$1,264,563
	01/02/25						53,885	$4,757,513
	01/02/24	86,056	172,110	$75.820		01/01/34
	01/02/24						—	—
	01/02/24						20,209	$1,784,214
	01/02/24						59,216	$5,228,216
	01/03/23	146,076	73,036	$76.855		01/01/33
	01/03/23						15,891	$1,403,040	(F)
	01/03/23						22,188	$1,958,961	(F)
	01/03/23						—	—	(G)
	01/03/22	288,142	—	$65.995		01/01/32
	01/04/21	297,152	—	$61.900		01/01/31
	01/02/20	212,552	—	$74.560		01/01/30
	01/02/19	272,728	—	$53.380		01/01/29

		1,302,706	467,693	$69.826	(E)		185,712	$16,396,507		—	$—

Karen L. Sedgwick	01/02/25	—	40,817	$87.130		01/01/35
	01/02/25						—	—
	01/02/25						2,628	$231,984
	01/02/25						9,883	$872,564
	01/02/24	13,546	27,092	$75.820		01/01/34
	01/02/24						—	—
	01/02/24						3,181	$280,856
	01/02/24						9,321	$822,960
	01/03/23						2,140	$188,910	(F)
	01/03/23						2,987	$263,761	(F)
	01/03/23						—	—	(G)
	01/03/23									2,446	$215,956	(J)

		13,546	67,909	$81.487	(E)		30,140	$2,661,035		2,446	$215,956

Justin C. Bird	01/02/25	—	40,250	$87.130		01/01/35
	01/02/25						—	—
	01/02/25						2,591	$228,776
	01/02/25						9,746	$860,436
	01/02/24	12,971	25,942	$75.820		01/01/34
	01/02/24						—	—
	01/02/24						3,046	$268,950
	01/02/24						8,926	$788,101
	01/03/23						2,045	$180,584	(F)
	01/03/23						2,856	$252,136	(F)
	01/03/23						—	—	(G)
	01/03/23									2,339	$206,499	(J)

		12,971	66,192	$81.571	(E)		29,210	$2,578,983		2,339	$206,499

2026 Proxy Statement 75

Executive Compensation

	Grant Date						Stock Awards
		Option Awards (Stock Options)(A)					Equity Incentive Plan Awards (Performance-Based Restricted Stock Units)(B)			Other Stock Awards (Service-Based Restricted Stock Units)(C)
		Number of Shares Underlying Unexercised Options		Exercise Price		Expiration Date	Number of Unearned/ Unvested Shares(D)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares(D)	Market Value of Unearned/ Unvested Shares
		Exercisable	Unexercisable

Caroline A. Winn	01/02/25						—	—

	01/02/25						1,717	$151,555

	01/02/25						6,457	$570,094

	01/02/25									6,457	$570,094	(H)

	10/01/24									7,384	$651,961	(K)

	01/02/24						—	—

	01/02/24						2,508	$221,432

	01/02/24						7,349	$648,854

	01/02/24									4,899	$432,507	(I)

	01/03/23						1,880	$165,957	(F)

	01/03/23						2,624	$231,714	(F)

	01/03/23						—	—	(G)

	01/03/23									2,149	$189,709	(J)

		—	—	—	(E)		22,535	$1,989,606		20,889	$1,844,271

Diana L. Day	01/02/25						—	—

	01/02/25						1,303	$115,070

	01/02/25						4,903	$432,888

	01/02/25									4,903	$432,888	(H)

	01/02/24						—	—

	01/02/24						1,297	$114,490

	01/02/24						3,798	$335,315

	01/02/24									2,532	$223,543	(I)

	01/03/23						749	$66,158	(F)

	01/03/23						1,046	$92,371	(F)

	01/03/23						—	—	(G)

	01/03/23									855	$75,459	(J)

		—	—	$—	(E)		13,096	$1,156,292		8,290	$731,890

(A)

Stock options generally will vest and become exercisable ratably over three years and remain exercisable until expiration at the end of a 10-year term, subject to earlier expiration following termination of employment except in certain circumstances. For information about the treatment of stock options in the event of a termination of employment before the end of the vesting period or a change in control, see “Severance and Change in Control Benefits” below.

(B)

Performance-based restricted stock units generally will vest, in whole or in part, or be forfeited at the end of a three-year performance period to the extent certified by the Compensation and Talent Development Committee based on our total shareholder return compared to market and peer group indices and our EPS growth (as adjusted for LTIP purposes). For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or a change in control, see “Severance and Change in Control Benefits” below.

For total shareholder return-based awards, we have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2025 had the applicable performance periods ended at that date. As of December 31, 2025, the performance for these awards as a percentage of target was:

Total Shareholder Return-Based Awards	Performance as of December 31, 2025

01/02/25 Award (TSR vs. S&P 500 Utilities Index)	0.00%

01/02/25 Award (TSR vs. S&P 500 Index)	88.60%

01/02/24 Award (TSR vs. S&P 500 Utilities Index)	0.00%

01/02/24 Award (TSR vs. S&P 500 Index)	113.75%

01/03/23 Award (TSR vs. S&P 500 Utilities Index)	58.30%

01/03/23 Award (TSR vs. S&P 500 Index)	81.40%

On January 27, 2026, the January 3, 2023 awards based on total shareholder return compared to the S&P 500 Utilities Index vested at 58.6% of target and the January 3, 2023 awards based on total shareholder return compared to the S&P 500 Index vested at 80.8% of target.

The EPS growth-based awards granted on January 2, 2024 and January 2, 2025 (together with related reinvested dividend equivalents) are reported based on target performance, as the applicable performance period has not yet ended and the EPS (as adjusted for LTIP purposes) for the final year(s) of the performance period has not yet been determined. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period and may be fewer or greater than the number reported in the table.

76	2026 Proxy Statement

Executive Compensation

On February 19, 2026, the January 3, 2023 awards based on EPS growth (as adjusted for LTIP purposes) with a performance period that ended on December 31, 2025 were scheduled to vest but failed to meet the minimum performance threshold required to vest. These awards are reported based on the final performance result of 0% of target. For additional detail, see footnote (B) to the 2025 Option Exercises and Stock Vested table below.

(C)

The awards granted on January 2, 2025, January 2, 2024 and January 3, 2023 represent service-based restricted stock units that vest ratably over the three years following the grant date of the applicable award on the first NYSE trading day of each year. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or a change in control, see “Severance and Change in Control Benefits” below.

(D)

Includes shares deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate. Does not include reinvested dividends and dividend equivalents with a record date of December 11, 2025, which were paid on January 15, 2026.

(E)

The weighted-average exercise price for outstanding options as of December 31, 2025 was (1) $69.826 for Mr. Martin, $81.487 for Ms. Sedgwick and $81.571 for Mr. Bird for all outstanding options; (2) $81.363 for Mr. Martin, $82.618 for Ms. Sedgwick and $82.697 for Mr. Bird for all unexercisable options and (3) $65.684 for Mr. Martin and $75.820 for Ms. Sedgwick and Mr. Bird for all exercisable options.

(F)

These awards vested on January 27, 2026, immediately following the Compensation and Talent Development Committee’s determination and certification of the total shareholder return performance results. The value realized upon the vesting of these shares is set forth in footnote (B) to the 2025 Option Exercises and Stock Vested table below.

(G)

These awards were scheduled to vest on February 19, 2026, immediately following the Compensation and Talent Development Committee’s determination and certification of the EPS growth (as adjusted for LTIP purposes) performance results. The value realized upon the vesting of these shares is set forth in footnote (B) to the 2025 Option Exercises and Stock Vested table below.

(H)	The first of three annual installments of these awards vested on January 2, 2026.

(I)	The second of three annual installments of these awards vested on January 2, 2026.

(J)	The third of three annual installments of these awards vested on January 2, 2026.

(K)	The first of four annual installments of this award vested on April 30, 2025.

2026 Proxy Statement 77

Executive Compensation

Option Exercises and Stock Vested

We summarize below the restricted stock units that vested during 2025 for each of our executive officers named in the 2025 Summary Compensation Table. No named executive officers exercised stock options in 2025.

2025 OPTION EXERCISES AND STOCK VESTED

	Stock Awards

	Number of Shares Acquired on Vesting	Value Realized on Vesting(A)(B)

Jeffrey W. Martin	200,405	$16,761,269

Karen L. Sedgwick	19,277	$1,625,190

Justin C. Bird	29,553	$2,487,127

Caroline A. Winn	34,637	$2,897,376

Diana L. Day	12,591	$1,063,136

(A)

Reflects the market value of vesting stock (including reinvested dividends) at the vesting date, determined by multiplying the number of shares vested by the closing price of our common stock on the vesting date. Also includes the dividend equivalent with a record date of December 5, 2024, which was paid on January 15, 2025.

(B)

The performance-based restricted stock unit awards granted in January 2022 based on total shareholder return performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 28, 2025 at 191.5% of target performance and 169.5% of target performance, respectively. The performance-based restricted stock unit awards granted in January 2022 based on EPS growth (as adjusted for LTIP purposes) vested on February 19, 2025 at 200% of target performance. Service-based restricted stock unit awards that vested on January 2, 2025 consisted of the third of three annual installments of the annual awards granted on January 3, 2022 to Mss. Sedgwick, Winn and Day and Mr. Bird, the second of three annual installments of the annual awards granted on January 3, 2023 to Mss. Sedgwick, Winn and Day and Mr. Bird, the first of three annual installments of the annual awards granted on January 2, 2024 to Mss. Winn and Day, and the first of four annual installments of the special award granted to Ms. Winn on October 1, 2024.

The performance-based restricted stock unit awards granted in January 2023 based on total shareholder return performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 27, 2026 at 58.6% of target performance and 80.8% of target performance, respectively. The performance-based restricted stock unit awards granted in January 2023 based on EPS growth (as adjusted for LTIP purposes) failed to meet the minimum performance threshold required to vest. Service-based restricted stock unit awards that vested on January 2, 2026 consisted of the third of three annual installments of the annual awards granted on January 3, 2023 to Mss. Sedgwick, Winn and Day and Mr. Bird, the second of three annual installments of the annual awards granted on January 2, 2024 to Mss. Winn and Day, and the first of three annual installments of the annual awards granted to Mss. Winn and Day on January 2, 2025. The number of shares acquired upon the vesting of these awards and their market value (including the units and the value of the dividend equivalent with a record date of December 11, 2025, which was paid on January 15, 2026), none of which are reflected in this table due to the vesting of the applicable awards after December 31, 2025, were 38,264 shares and $3,333,210 for Mr. Martin; 7,615 shares and $669,801 for Ms. Sedgwick; 7,280 shares and $640,343 for Mr. Bird; 11,324 shares and $1,004,230 for Ms. Winn; and 5,586 shares and $496,514 for Ms. Day.

78	2026 Proxy Statement

Executive Compensation

Pension Benefits

Our named executive officers participate in our Cash Balance Plan, a broad-based tax-qualified retirement plan that is subject to certain limits under the Internal Revenue Code. Under the plan, we annually credit to a notional account for each participant an amount equal to 7.5% of the participant’s salary and performance-based annual bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, Messrs. Martin and Bird and Mss. Sedgwick and Winn participate in a Supplemental Executive Retirement Plan, a nonqualified pension plan designed to recruit and retain executive talent. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement), years of service and age at retirement of the executive officer. Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Benefits under the Supplemental Executive Retirement Plan’s defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60, subject to exceptions for certain terminations in connection with a change in control. Benefits for Ms. Sedgwick, who became a participant in the plan on November 14, 2023, will not begin vesting in the defined benefit until she has participated in the plan for five years, after which prior service will be considered. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after 10 years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants who have at least three years of service and do not meet the minimum vesting criteria under the defined benefit formula, which includes Ms. Sedgwick and Mr. Bird, and Cash Balance Restoration Plan participants, which includes Ms. Day, are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. Account balances in the Cash Balance Restoration Plan earn interest and are fully vested after three years of service.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

We summarize below the present value of accumulated benefits under our various retirement plans at December 31, 2025, for each of our executive officers named in the 2025 Summary Compensation Table.

2025 PENSION BENEFITS AT YEAR-END

	Plan	Years of Credited Service	Present Value of Accumulated Benefit(A)

Jeffrey W. Martin(B)	Cash Balance Plan	21	$573,625

	Supplemental Executive Retirement Plan	21	$45,340,402

	Total		$45,914,027

Karen L. Sedgwick(B)	Cash Balance Plan	34	$853,318

	Supplemental Executive Retirement Plan	34	$8,901,878

	Total		$9,755,196

Justin C. Bird(B)	Cash Balance Plan	21	$586,793

	Supplemental Executive Retirement Plan	21	$9,495,827

	Total		$10,082,620

Caroline A. Winn(B)	Cash Balance Plan	40	$1,124,812

	Supplemental Executive Retirement Plan	40	$14,426,829

	Total		$15,551,641

Diana L. Day(C)	Cash Balance Plan	29	$939,264

	Cash Balance Restoration Plan	29	$663,945

	Total		$1,603,209

(A)

Amounts are based on the assumptions used for financial reporting purposes set forth in Note 9 of the Notes to Consolidated Financial Statements contained in our 2025 Annual Report to Shareholders, except that retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amounts shown for the Supplemental Executive Retirement Plan and the Cash Balance Restoration Plan are the present value of the incremental benefit over that provided by the Cash Balance Plan.

2026 Proxy Statement 79

Executive Compensation

(B)

Mr. Martin and Ms. Winn are eligible for early retirement benefits under the defined benefit formula of the Supplemental Executive Retirement Plan. Ms. Sedgwick and Mr. Bird are not yet vested in a benefit under the defined benefit formula of the Supplemental Executive Retirement Plan. However, Ms. Sedgwick and Mr. Bird would have been entitled to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. At December 31, 2025, Mr. Martin was age 63, Ms. Sedgwick was age 59, Mr. Bird was age 54 and Ms. Winn was age 62. Had they retired at December 31, 2025 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $46,080,866 for Mr. Martin; $1,406,600 for Ms. Sedgwick; $1,394,464 for Mr. Bird; and $15,710,493 for Ms. Winn.

(C)

Ms. Day, who is not a participant in the Supplemental Executive Retirement Plan, is vested in benefits under the Cash Balance Plan and nonqualified Cash Balance Restoration Plan. Had her employment terminated on December 31, 2025, Ms. Day’s benefit would have been $1,651,361.

80	2026 Proxy Statement

Executive Compensation

Nonqualified Deferred Compensation

Our nonqualified Employee and Director Savings Plan permits executives to elect on a year-by-year basis to defer the receipt of up to 85% of their annual salary and performance-based annual bonus for payment in installments or in a lump sum at a future date in connection with an executive’s separation of service from the company or on a fixed in-service distribution date. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

The timing and form of distribution are selected by the executive at the time of the deferral election, and subsequent changes are limited. In the event of a change in control, participant accounts are distributed in a lump sum immediately prior to the date of the change in control. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Corporate Bond Yield Average Rate plus 1% (6.45% for 2025) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under our tax-qualified 401(k) savings plan in which all employees may participate. Deferrals of performance-based restricted stock unit awards cannot be transferred into other investments and are paid out in shares of common stock in accordance with the officer’s payout elections following separation of service from the company.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related investment earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

We summarize below information regarding the participation by each of our executive officers named in the 2025 Summary Compensation Table in our nonqualified deferred compensation plans.

2025 NONQUALIFIED DEFERRED COMPENSATION

	Executive Contributions in 2025(A)	Company Contributions in 2025(B)	Aggregate Earnings in 2025(C)	Aggregate Balance at 12/31/25(D)

Jeffrey W. Martin	$1,139,882	$214,701	$1,382,072	$21,184,850

Karen L. Sedgwick	$193,873	$49,357	$190,602	$1,682,639

Justin C. Bird	$180,720	$57,564	$312,697	$3,098,613

Caroline A. Winn	$407,168	$67,894	$173,465	$2,901,257

Diana L. Day	$206,996	$28,957	$593,083	$4,614,049

(A)

Executive contributions consist of deferrals of salary and performance-based annual bonuses that are also reported as compensation in the 2025 Summary Compensation Table. Timing differences between reporting bonus compensation in the 2025 Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in this table than the amounts that have been reported as compensation for the same year in the 2025 Summary Compensation Table. Executive contributions in 2025 that are also included as 2025 salary reported in the 2025 Summary Compensation Table total $339,462 for Mr. Martin; $104,718 for Ms. Sedgwick; $80,380 for Mr. Bird; $165,028 for Ms. Winn; and $119,516 for Ms. Day. Deferrals of the 2025 performance-based annual bonus that was paid in March 2026 are not included in this table.

(B)

Company contributions are equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions.

(C)

Earnings are measured as the difference in deferred account balances between the beginning and the end of the year plus nonqualified deferred compensation distributions (if applicable) and minus executive and company contributions made during the year. Earnings consisting of above-market interest also are reported in the 2025 Summary Compensation Table. Excluding above-market interest, earnings for 2025 were $1,353,684 for Mr. Martin; $183,979 for Ms. Sedgwick; $307,842 for Mr. Bird; $151,970 for Ms. Winn; and $583,992 for Ms. Day. These earnings are not reported in the 2025 Summary Compensation Table.

(D)

Year-end balances consist of executive and company contributions and earnings on contributed amounts, less any distributions. All contributions and all earnings that consist of above-market interest have been included in the 2025 Summary Compensation Table for 2025 or reportable prior years. Such aggregate amounts (other than the 2022 bonus paid in 2023) as reported in the 2025 Summary Compensation Table for fiscal years 2023, 2024 and 2025 are $6,084,148 for Mr. Martin; $532,933 for Ms. Sedgwick; $578,474 for Mr. Bird; $496,557 for Ms. Winn; and $460,458 for Ms. Day. These amounts do not include deferrals of the 2025 performance-based annual bonus paid in March 2026 but do include deferrals of the 2022 performance-based annual bonus paid in March 2023.

2026 Proxy Statement 81

Executive Compensation

Severance and Change in Control Benefits

We have a severance pay agreement with each of our named executive officers. Each agreement is for a three-year term and is automatically extended for an additional year upon each agreement’s anniversary unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event we terminate the executive’s employment during the agreement’s term for reasons other than “cause” or as a result of death or disability, or the executive were to resign for “good reason.” The nature and amount of the severance benefits vary depending on the executive’s position, and additional benefits are provided if, upon termination, the executive enters into an agreement with the company to provide consulting services for two years following termination if requested, enters into a general release in favor of the company, and agrees to abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits also are provided if the termination of employment were to occur within two years following a “change in control” of the company.

The definitions of “cause” and “good reason” vary depending on whether the termination of employment occurs following a change in control of the company. However, “cause” is generally defined to include a willful and continued failure by the executive to perform his or her duties for the company, and “good reason” is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities and, following a change in control, certain changes in employment location. A “change in control” is defined to generally include events resulting in a change in the effective control of the company or a change in the ownership of a substantial portion of the company’s assets.

Awards granted under our 2019 Long-Term Incentive Plan, which constitute all outstanding awards that have not fully vested, include a “double trigger” provision for vesting of equity in connection with a change in control. Restricted stock unit and stock option awards issued to date under the 2019 Long-Term Incentive Plan, as well as stock option awards issued under our 2013 Long-Term Incentive Plan, all of which are fully vested, provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Article 16 of the 2013 Long-Term Incentive Plan and Article 14 of the 2019 Long-Term Incentive Plan. If awards are not assumed or replaced, or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon the change in control. If such awards are subject to performance-based vesting conditions, such awards would vest at the greater of the target performance level or the actual performance level had the performance period ended on the last day of the calendar year immediately preceding the date of the change in control (or, for awards based on total shareholder return, had the performance period ended on the date of the change in control). Mr. Martin and Mss. Sedgwick, Winn and Day have reached age 55 and completed at least five years of service and thus are eligible for retirement. In addition, any outstanding awards would immediately vest upon an executive’s involuntary termination for reasons other than cause, resignation for “good reason,” death, disability or retirement, in each case during the three-year period following a change in control. Service-based awards also vest upon an executive’s death.

With respect to performance-based awards and stock options, if an executive’s employment is terminated after the executive has reached age 55 and completed five years of service (and the termination is for reasons other than cause), and the termination occurs after completion of one year of the applicable performance or service period (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment. Performance-based awards continue to be subject to forfeiture based on the extent to which the related performance goals have been satisfied at the end of the applicable performance period. Stock options remain exercisable (subject to the award’s vesting conditions) until the earlier of the third anniversary of the executive’s termination date or the end of their respective 10-year terms if the executive has not attained age 62. If the executive has attained age 62, stock options remain exercisable (subject to the award’s vesting conditions) until the end of their respective 10-year terms (for stock option awards granted in 2021 through 2025) or until the earlier of the fifth anniversary of the executive’s termination date or the end of their respective 10-year terms (for stock option awards granted in 2019 and 2020).

If an executive’s employment is terminated and the executive has not met the retirement eligibility criteria specified in the award agreement or the termination is for cause, performance-based awards and unvested stock options are forfeited and vested stock options expire on the 90th day following termination of employment (except if an executive’s employment is terminated by reason of death, in which case the option remains exercisable until the earlier of the third anniversary of the executive’s death or the end of its 10-year term). With respect to service-based awards, if an executive’s employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control, the death of the executive, at the discretion of the Compensation and Talent Development Committee or as otherwise provided in connection with the grant of the award.

In February 2024, we adopted a cash severance payments policy that requires shareholder approval or ratification of any severance arrangement established after the adoption of the policy providing for severance benefits to any Sempra executive officer in excess of 2.99 times the sum of the executive officer’s annual base salary and target performance-based annual bonus, subject to exceptions for certain types of benefits such as, among others, acceleration of equity awards, retirement benefits, deferred compensation and post-termination consulting payments. The severance pay agreements for all the named executive officers except Ms. Winn were in place before the adoption of this policy; as a result, the terms of the policy do not apply to such agreements unless and until they are materially amended.

We summarize below the benefits each of our executive officers named in the 2025 Summary Compensation Table would have been entitled to receive had we terminated his or her employment (for reasons other than cause) at December 31, 2025, or had the executive resigned for “good reason” on that date, and the benefits each executive would have been entitled to receive had such termination occurred within two years following (or, in cases of certain involuntary terminations, such termination was deemed to have occurred in connection with or in anticipation of) a change in control of the company (or within three years for purposes of the acceleration of certain equity awards, and assuming such awards were assumed or replaced in such change in control). These amounts assume the executive had entered into a general release and two-year consulting, non-solicitation and confidentiality agreement providing for additional benefits. We also show the benefits that each executive would have been entitled to receive in the event of his or her death on December 31, 2025. In addition, we show the benefits that each named executive officer would have been entitled to receive (accelerated vesting of restricted stock units and stock options) had a change in control of the company occurred on December 31, 2025, whether or not accompanied or followed by a termination of the executive’s employment.

82	2026 Proxy Statement

Executive Compensation

2025 SEVERANCE AND CHANGE IN CONTROL BENEFITS

	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason or Death				Change in Control Only

	Unrelated to a Change in Control	Related to a Change in Control	Resulting from Death		(Without Termination of Employment)

Jeffrey W. Martin

Lump Sum Cash Payment(A)	$12,019,667	$18,029,500

Acceleration of Existing Equity Awards(B)		$33,052,911			$33,052,911

Enhanced Retirement Benefits(C)

Health & Welfare Benefits(D)	$67,621	$136,491	(D	)

Financial Planning(E)	$50,000	$75,000

Outplacement	$50,000	$50,000

Total	$12,187,288	$51,343,902	$—		$33,052,911

Total After Severance Reduction(F)	$12,187,288	$41,845,614	$—		$33,052,911

Karen L. Sedgwick

Lump Sum Cash Payment(A)	$2,754,400	$4,131,600

Acceleration of Existing Equity Awards(B)		$5,322,250	$215,956		$5,322,250

Enhanced Retirement Benefits(C)		$10,259,253	$10,259,253

Health & Welfare Benefits(D)	$67,621	$142,615

Financial Planning(E)	$50,000	$75,000

Outplacement	$50,000	$50,000

Total	$2,922,021	$19,980,718	$10,475,209		$5,322,250

Justin C. Bird

Lump Sum Cash Payment(A)	$4,006,867	$6,010,300

Acceleration of Existing Equity Awards(B)		$5,145,358	$206,499

Enhanced Retirement Benefits(C)		$11,690,877	$11,783,263

Health & Welfare Benefits(D)	$67,621	$132,643

Financial Planning(E)	$50,000	$75,000

Outplacement	$50,000	$50,000

Total	$4,174,488	$23,104,178	$11,989,762		$—

Caroline A. Winn

Lump Sum Cash Payment(A)	$3,710,400	$5,565,600

Acceleration of Existing Equity Awards(B)		$5,447,667	$1,844,271		$5,447,667

Enhanced Retirement Benefits(C)

Health & Welfare Benefits(D)	$39,361	$100,224

Financial Planning(E)	$50,000	$75,000

Outplacement	$50,000	$50,000

Total	$3,849,761	$11,238,491	$1,844,271		$5,447,667

Diana L. Day

Lump Sum Cash Payment(A)	$1,575,000	$2,100,000

Acceleration of Existing Equity Awards(B)		$2,735,947	$731,890		$2,735,947

Enhanced Retirement Benefits(C)

Health & Welfare Benefits(D)	$40,286	$57,992

Financial Planning(E)	$37,500	$50,000

Outplacement	$50,000	$50,000

Total	$1,702,786	$4,993,939	$731,890		$2,735,947

(A)

For Messrs. Martin and Bird and Mss. Sedgwick and Winn, the severance payment is equal to one times (two times if related to a change in control) the sum of (i) annual base salary and (ii) the higher of the average of the last three performance-based annual bonuses or his or her target bonus for the year in which the termination occurs. For Ms. Day, the severance payment is equal to one-half times (one times if related to a change in control) the sum of (i) annual base salary and (ii) the higher of the average of the last three performance-based annual bonuses or her target bonus for the year in which the termination occurs. An additional one times the sum of annual base salary and the higher of the average of the last three performance-based annual bonuses or target bonus for the year in which the termination occurs is conditioned upon the executive’s agreement to provide post-termination consulting services if requested and a general release in favor of the company and abide by restrictive covenants related to non-solicitation and confidentiality. In addition, in the event a termination occurs or is deemed to occur within two years following a change in control, or in the event of an executive’s death or disability, an executive will also receive a prorated bonus for the year of termination equal to the greater of the average of the last three performance-based annual bonuses or the target bonus for the year in which the termination occurs.

2026 Proxy Statement 83

Executive Compensation

If the executive receives a bonus under the annual bonus plan for the year of termination, such bonus is offset by the prorated bonus provided under the severance pay agreement. For each named executive officer, the amount shown in the table above excludes payment of the bonus earned in the year of termination because the actual 2025 bonus under the annual bonus plan exceeds the 2025 bonus payable under the severance pay agreement.

(B)

Fair market value at December 31, 2025, of shares subject to stock options and performance-based and service-based restricted stock units for which forfeiture restrictions would terminate. Includes the value of the 2023 performance-based restricted stock unit awards that vested in early 2026. The value realized upon the vesting of these awards is discussed in footnote (B) to the 2025 Option Exercises and Stock Vested table above. Any outstanding awards would immediately vest upon an executive’s involuntary termination (for reasons other than cause), termination for “good reason,” death, disability or retirement, in each case that occurs or is deemed to occur during the three-year period following (or, in cases of certain involuntary terminations, in connection with or in anticipation of) a change in control for the amounts listed under the “Related to a Change in Control” column and upon these events but without a change in control for the amounts listed under the “Unrelated to a Change in Control” column. Assuming any outstanding awards were assumed or replaced in a change in control, such awards would immediately vest upon a change in control without an accompanying termination only if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control for the amounts listed under the “Change in Control Only” column. Service-based awards would vest upon an executive’s death.

(C)

For Ms. Sedgwick and Mr. Bird, the amounts shown for termination related to a change in control are the incremental actuarial value assuming that they had attained age 62, but reduced for applicable early retirement factors. For termination resulting from death, the amounts shown for Ms. Sedgwick and Mr. Bird are equal to the difference between the death benefit under our pension plans and the benefit that would have been payable in connection with a voluntary termination on December 31, 2025. For the other named executive officers, there is no difference between the death benefit under our pension plans and the benefit payable in connection with a voluntary termination.

(D)

Estimated value associated with continuation of health benefits for two years (18 months for Ms. Day) for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for three years (two years for Ms. Day) for termination related to a change in control. In addition, Mr. Martin is eligible to receive the life insurance benefit payable upon death described under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans and Other Executive Benefits—Health, Life Insurance and Disability Plans and Other Executive Benefits,” which in the event his death had occurred on December 31, 2025 would have been $12,000,000.

(E)

Estimated value associated with continuation of financial planning services for two years (18 months for Ms. Day) for termination unrelated to a change in control, and three years (two years for Ms. Day) for termination related to a change in control.

Executive officers who voluntarily terminate their employment (other than for “good reason”) or whose employment is terminated by the company for cause are not entitled to severance benefits. Our executives also may be eligible for certain payments under our retirement or deferred compensation plans as described above under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans and Other Executive Benefits—Savings and Retirement Plans,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

84	2026 Proxy Statement

Executive Compensation

Pay-Versus-Performance
The information below has been prepared in accordance with the SEC’s pay-versus-performance
disclosure rules, which include a measure called “Compensation Actually Paid” (CAP).
It is important to note that CAP does not represent the actual amount of pay that has been fully earned or realized, either in the year set forth in the table or at all. For a fulsome description of our executive compensation program and the alignment of executive compensation and performance for our principal executive officer (PEO) and our non-PEO
named executive officers
(Non-PEO
NEOs), please refer to the Compensation D
iscus
sion and Analysis on pages 40 through 67 in this proxy statement.
2025
PAY-VERSUS-PERFORMANCE

			Average Summary Compensation Table Total for Non-PEO NEOs (A) (d)	Average Compensation Actually Paid to Non-PEO NEOs (A) (e)	Value of Initial Fixed $100 Investment Based on
Year (a)	Summary Compensation Table Total for PEO (A) (b)	Compensation Actually Paid to PEO (A) (c)			Total Shareholder Return (B) (f)	Peer Group Total Shareholder Return (B) (g)	Net Income (in millions) (C) (h)	ABP Earnings (in millions) (D) (i)

2025 (E)	$22,245,589	$11,709,926	$5,474,679	$3,123,396	$163	$159	$2,072	$3,154

2024 (E)	$21,513,802	$28,127,126	$6,388,301	$5,250,029	$156	$137	$3,500	$3,158

2023 (E)	$27,421,881	$11,517,838	$6,585,961	$3,417,879	$129	$111	$3,618	$2,977

2022 (E)	$18,608,094	$34,176,500	$4,172,220	$6,055,660	$129	$120	$2,285	$2,947

2021 (E)	$24,675,982	$11,770,982	$4,727,198	$2,995,826	$107	$118	$1,463	$2,558

(A)
The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
Non-PEO
NEOs” columns do not reflect the actual compensation paid to or realized by the PEO or the
Non-PEO
NEOs during each applicable year.
The calculation of compensation actually paid (CAP) for purposes of this table includes point-in-time
valuations as required by the SEC’s prescribed methodology for stock awards and option awards (collectively, Equity Awards), including unvested Equity Awards, and these values fluctuate based on the company’s stock price. See the 2025 Summary Compensation Table for the amounts of the PEO’s and each of the
Non-PEO
NEO’s base salary, annual bonus plan award and certain other compensation and the 2025 Option Exercises and Stock Vested table for the value realized by each of them upon the vesting of restricted stock unit awards during 2025.

The following adjustments were made to the amounts reported in the Total column of the Summary Compensation Table (SCT) for the applicable year (SCT Total Compensation), which are reported in columns (b) and (d), to derive the CAP reported in columns (c) and (e), respectively:

PEO: SCT Total Compensation to CAP Reconciliation

Year	Total Compensation Reported in SCT	Equity Awards Reported in SCT (1)	Adjusted Equity Awards Included in CAP (2)	Change in Pension Value Reported in SCT (3)	Adjusted Change in Pension Value Included in CAP (4)	CAP

2025	$22,245,589	$(14,453,933)	$3,756,766	$—	$161,504	$11,709,926

2024	$21,513,802	$(13,503,977)	$20,577,001	$(1,576,450)	$1,116,750	$28,127,126

2023	$27,421,881	$(12,086,069)	$3,263,893	$(8,259,934)	$1,178,067	$11,517,838

2022	$18,608,094	$(10,185,024)	$26,303,071	$(1,882,015)	$1,332,374	$34,176,500

2021	$24,675,982	$(8,916,873)	$4,149,864	$(9,910,201)	$1,772,210	$11,770,982
Average
Non-PEO
NEOs: SCT Total Compensation to CAP Reconciliation

Year	Average Total Compensation Reported in SCT	Average Equity Awards Reported in SCT (1)	Average Adjusted Equity Awards Included in CAP (2)	Average Change in Pension Value Reported in SCT (3)	Average Adjusted Change in Pension Value Included in CAP (4)	Average CAP

2025	$5,474,679	$(2,078,152)	$910,120	$(1,232,995)	$49,744	$3,123,396

2024	$6,388,301	$(2,265,033)	$3,221,109	$(2,315,218)	$220,870	$5,250,029

2023	$6,585,961	$(2,059,518)	$837,100	$(2,681,185)	$735,521	$3,417,879

2022	$4,172,220	$(1,722,654)	$3,953,284	$(718,428)	$371,238	$6,055,660

2021	$4,727,198	$(1,519,041)	$844,567	$(1,617,653)	$560,755	$2,995,826

(1)
The amounts in this column are equal to the sum of the amounts in the “Stock Awards” and “Option Awards” columns of the SCT for the applicable year (or, for the
Non-PEO
NEOs, the average of such sums), which represent the grant date fair value of Equity Awards granted in the applicable year.

2026 Proxy Statement 85

Executive Compensation

(2)	The amounts set forth in the following tables are reflected in this column :
PEO: Equity Award Values Included in CAP

Year	Year-End Fair Value of Current Year Equity Awards (i)	Change in Fair Value of Prior Years’ Equity Awards Unvested at Year-End (ii)	Fair Value of Equity Awards Granted and Vested in Same Year (iii)	Change in Fair Value between Prior Year-End and Vest Date of Equity Awards Vested in Current Year (iv)	Adjusted Stock and Option Award Values Included in CAP

2025	$15,828,864	$(11,119,343)	$—	$(952,755)	$3,756,766

2024	$16,397,753	$4,438,893	$—	$(259,645)	$20,577,001

2023	$8,182,275	$(2,356,136)	$—	$(2,562,246)	$3,263,893

2022	$16,322,830	$9,756,433	$—	$223,808	$26,303,071

2021	$9,523,749	$(5,293,383)	$—	$(80,502)	$4,149,864
Non-PEO
NEOs: Equity Award Values Included in CAP

Year	Average Year-End Fair Value of Current Year Equity Awards (i)	Average Change in Fair Value of Prior Years’ Equity Awards Unvested at Year- End (ii)	Average Fair Value of Equity Awards Granted and Vested in Same Year (iii)	Average Change in Fair Value between Prior Year-End and Vest Date of Equity Awards Vested in Current Year (iv)	Average Adjusted Stock and Option Award Values Included in CAP

2025	$2,333,285	$(1,341,319)	$—	$(81,846)	$910,120

2024	$2,744,812	$507,000	$—	$(30,703)	$3,221,109

2023	$1,419,162	$(312,918)	$—	$(269,144)	$837,100

2022	$2,671,503	$1,252,325	$—	$29,456	$3,953,284

2021	$1,610,174	$(739,051)	$—	$(26,556)	$844,567

(i)
the
year-end
fair value of any Equity Awards granted in the applicable year that were outstanding and unvested as of the end of the applicable year (or, for
the
Non-PEO
NEOs, the average of such
year-end
fair values);

(ii)
the amount of change as of the end of the applicable year (from the end of the prior year) in the fair value of Equity Awards granted in prior years that were outstanding and unvested as of the end of the applicable year (or, for the
Non-PEO
NEOs, the average of such amounts of change);

(iii)	the fair value as of the vesting date of Equity Awards that were granted and vested in the same applicable year (or, for the Non-PEO NEOs, the average of such fair values); and

(iv)
the amount of change as of the vesting date (from the end of the prior year) in the fair value of Equity Awards that were granted in prior years and vested in the applicable year (or, for the
Non-PEO
NEOs, the average of such amounts of change).

No Equity Awards were granted in prior years that were determined to fail to meet the applicable vesting conditions during the applicable year and no dollar value of dividends or other earnings paid on Equity Awards in the applicable year is not otherwise reflected in the fair value of such award.
The value of Equity Awards included in CAP, as reported in columns (c) and (e), is impacted by changes in our stock price. Our year-end
stock price was $88.29 in 2025, $87.72 in 2024, $74.73 in 2023, $77.27 in 2022, $66.14 in 2021 and $63.705 in 2020.

(3)
The amounts in this column reflect the aggregate change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans reported in the SCT for the applicable year. Above-market interest on nonqualified deferred compensation reported in the SCT for the applicable year are not reflected.

(4)
The amounts in this column reflect the actuarily determined service cost for services rendered during each applicable year under all defined benefit and actuarial pension plans. There were no plan amendments to defined benefit and actuarial pension plans during the applicable years that resulted in adjustments for prior service costs.

(B)
The cumulative TSR reflected in each of columns (f) and (g) reflects a five-year measurement period for 2025, a four-year measurement period for 2024, a three-year measurement period for 2023, a two-year
measurement period for 2022 and a
one-year
measurement period for 2021, in each case for the period starting on December 31, 2020 and assuming the reinvestment of all dividends. Consistent with the performance graph included in our 2025 Annual Report to Shareholders, the peer group TSR in column (g) is calculated using the S&P 500 Utilities Index as our peer group, with the returns of each component issuer in such index weighted according to the respective issuers’ market capitalization. For additional information, including historical TSR for the company and the S&P 500 and S&P 500 Utilities Indices, see “Executive Summary—Long-Term Growth” in the Compensation Discussion and Analysis in this proxy statement.

As part of our compensation program, we granted Equity Awards to our named executive officers in 2021, 2022, 2023, 2024 and 2025 that use multiple performance measures, including TSR relative to the S&P 500 Utilities Index and the S&P 500 Index. The TSR for the S&P 500 Utilities Index reflected in column (g) differs from the TSR used for our performance-based restricted stock unit awards because the TSR reflected in column (g) is based on the market-capitalization-weighted index while the TSR used for our performance-based restricted stock unit awards is based on our TSR percentile ranking relative to the companies in the S&P 500 Utilities Index, excluding water companies, or the companies in the S&P 500 Index, in each case for the three-year performance period for such awards. For additional information about the performance measures used in our annual long-term incentive plan awards, see “Compensation Components—Long-Term Equity-Based Incentives—Rationale for 2025 Annual LTIP Award Design” and “Compensation Components—Long-Term Equity-Based Incentives—Performance Goals for the 2025 Performance-Based Restricted Stock Units” in the Compensation Discussion and Analysis in this proxy statement.

The value of our TSR is impacted by changes in our stock price. Our year-end stock price was $88.29 in 2025, $87.72 in 2024, $74.73 in 2023, $77.27 in 2022, $66.14 in 2021 and $63.705 in 2020.

(C)
Net income represents the amount of net income reflected in our audited financial statements for the applicable fiscal year and includes preferred stock dividends, preferred stock dividends of subsidiaries and earnings attributable to noncontrolling interests. Earnings attributable to common shares, which exclude these items, were $1,796 million in 2025, $2,817 million in 2024, $3,030 million in 2023, $2,094 million in 2022 and $1,254 million in 2021.

CAP, as reported in columns (c) and (e), includes cash awards under the annual bonus plan. The company financial performance measure under the plan is ABP Earnings. A description of ABP Earnings and its relationship to net income is provided below in footnote (D).

(D)
Although we use numerous financial and
non-financial
performance measures for the purpose of evaluating company performance for our executive compensation program, we have determined that ABP Earnings is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in this table) used to link CAP for the most recently completed fiscal year to company performance. The Compensation and Talent Development Committee uses ABP Earnings, a non-GAAP
financial measure, as the company financial performance measure in the annual bonus plan.

86	2026 Proxy Statement

Executive Compensation

The amount reported in column (i), which represents earnings used for annual bonus plan purposes (or ABP Earnings), is calculated as Sempra’s GAAP net income, excluding earnings attributable to noncontrolling interests and preferred stock dividends and subject to certain other predefined adjustments. ABP Earnings may be higher or lower than earnings reported in our financial statements (labeled as “earnings attributable to common shares” or “GAAP Earnings”) due to these adjustments, which are described in “Compensation Components—Performance-Based Annual Bonuses—Reconciliation of GAAP Earnings to ABP Earnings” in the Compensation Discussion and Analysis in this proxy statement and in Appendix B to this proxy statement. For additional information about the performance measures used in our annual bonus plan, see “Compensation Components—Performance-Based Annual Bonuses—Annual Bonus Plan Performance Measures” and “Compensation Components—Performance-Based Annual Bonuses—ABP Earnings Goal Determination” in the Compensation Discussion and Analysis in this proxy statement.

(E)
The PEO for 2021 through 2025 was Mr. Martin. The
Non-PEO
NEOs for 2021 through 2023 were Ms. Sedgwick and Messrs. Mihalik, Sagara and Wall. The
Non-PEO
NEOs for 2024 were Mss. Day and Sedgwick and Messrs. Bird and Mihalik. The
Non-PEO
NEOs for 2025 were Mss. Day, Sedgwick and Winn and Mr. Bird.

Certain CAP Relationships
The relationships between the company’s TSR and the peer group TSR reported in the 2025
Pay-Versus-Performance
table above, as well as between CAP and the company’s TSR, net income and ABP Earnings are shown below. As shown in these charts and as more fully described in the notes to the 2025
Pay-Versus-Performance
table above and the Compensation Discussion and Analysis in this proxy statement, there is some alignment between CAP and the company’s TSR and ABP Earnings, as these are measures that have been selected by the Compensation and Talent Development Committee for use in various elements of our executive compensation program for purposes of aligning executive compensation with company performance. Importantly, because a majority of target total direct pay to our named executive officers is delivered in the form of long-term equity-based incentives (74% for our PEO and an average of 56% for our
Non-PEO
NEOs), the change in CAP over time is driven primarily by our stock price and our performance against the metrics that determine vesting of our performance-based restricted stock units, which significantly influence the fair value of Equity Awards as calculated for purposes of CAP and were the primary drivers of the decrease in CAP from 2022 to 2023 and 2024 to 2025 in spite of the slight increase or flat performance in TSR and ABP Earnings over the same period. There is less alignment between CAP and the company’s net income because net income, which includes earnings attributable to noncontrolling interests and other amounts that are not indicative of the company’s performance, is not used in our executive compensation program for this purpose.

CAP vs. TSR

$50
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
CAP ($M)
$175
$150
$125
$100
$75
$50
$25
$0
TSR - Value of Initial Fixed $100 Investment
2021
2022
2023
2024
2025
PEO CAP
Avg Non-PEO NEO CAP
Company TSR
S&P 500 Utilities Index TSR

2026 Proxy Statement 87

Executive Compensation

Important Performance Measures
As described in the Compensation Discussion and Analysis in this proxy statement, one of the key principles of our executive compensation philosophy is to align pay with short-term and long-term company performance. In our assessment, the most important performance measures used to link executive compensation actually paid to our named executive officers for the most recently completed fiscal year to the company’s performance are listed in the table below. This list includes Safety Measures and RBP Measures, which are non-financial
performance measures.

Performance Measure	Description

ABP Earnings	See footnote (D) to the 2025 Pay-Versus-Performance table for information about the use of ABP Earnings in our 2025 executive compensation program.

Relative TSR vs. S&P 500 Utilities Index	See footnote (B) to the 2025 Pay-Versus-Performance table for information about the use of relative TSR in our 2025 executive compensation program.

Relative TSR vs. S&P 500 Index	See footnote (B) to the 2025 Pay-Versus-Performance table for information about the use of relative TSR in our 2025 executive compensation program.

EPS Growth
Our annual long-term incentive plan awards granted in 2021, 2022, 2023, 2024 and 2025 include a performance-based restricted stock unit award linked to relative EPS growth. The award measures our adjusted EPS CAGR for the relevant three-year period. The payout scale for awards granted through 2023 is based on the three-year analyst consensus estimates for our S&P 500 Utilities Index peers. The payout scale for awards granted in 2024 and 2025 is based on the percentile ranking of Sempra’s three-year adjusted EPS CAGR relative to the adjusted EPS CAGRs of our S&P 500 Utilities Index peers. Calculation of EPS for purposes of the applicable LTIP award cycle includes certain adjustments, as described under “Compensation Components—Long-Term Equity-Based Incentives—Performance Goals for the 2025 Performance-Based Restricted Stock Units—EPS Growth” in the Compensation Discussion and Analysis in this proxy statement.

Safety Measures
Our annual bonus plan includes Safety Measures as one of its performance measures. These are SDG&E and SoCalGas operational measures related to public safety and measures related to employee safety, and they were selected by the Compensation and Talent Development Committee because the committee believes that strong safety performance is critical to our infrastructure-intensive businesses. These measures are described under “Compensation Components—Performance-Based Annual Bonuses—Safety Measures and RBP Measures Goal Determination” in the Compensation Discussion and Analysis in this proxy statement.

RBP Measures
Our annual bonus plan includes RBP Measures as one of its performance measures. These measures reflect the company’s key priorities and initiatives related to responsible business practices, and they were selected by the Compensation and Talent Development Committee to incentivize progress in these areas. These measures are described under “Compensation Components—Performance-Based Annual Bonuses—Safety Measures and RBP Measures Goal Determination” in the Compensation Discussion and Analysis in this proxy statement.

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Executive Compensation

Ratio of Chief Executive Officer to Median Employee Pay

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. In addition to our full-time U.S. workforce, our employee population includes a substantial percentage of part-time employees and employees in Mexico. Given the different methodologies that various public companies use to determine an estimate of their pay ratio and the differences in employee populations, the estimated ratio reported below should not be used as a basis for comparison between companies.

SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. We determined a median employee in 2023 based on a measurement date of December 31, 2023. In determining that median employee, we did not exclude any of our international employees, all of whom are located in Mexico, Singapore or the Netherlands, and no cost-of-living adjustment was applied. We used a definition of compensation, or “consistently applied compensation measure” (CACM), that included 2023 base salary and 2023 target annual incentive award and selected the median employee from a group of employees who received compensation within plus or minus 1% of the median CACM. Our 2023 median employee was promoted prior to December 31, 2025. Pursuant to applicable SEC rules, we substituted an employee with substantially similar compensation.

To calculate the 2025 pay ratio, we calculated 2025 compensation for Mr. Martin and the median employee using the methodology used for the 2025 Summary Compensation Table plus health and welfare and other nondiscriminatory benefits, which are a key part of our total rewards program. Using this methodology, the 2025 total compensation of our median employee was $171,317 and the 2025 total compensation of our Chief Executive Officer was $22,274,952. For 2025, we estimate that the ratio of Chief Executive Officer pay to median employee pay was 130:1.

2026 Proxy Statement 89

About the Annual Shareholders Meeting and Voting

Attending the Annual Shareholders Meeting

1.	What is the format of the Annual Shareholders Meeting, and what content will be covered?

In support of shareholder access to the meeting and in line with our sustainable business strategy, we are holding the Annual Shareholders Meeting online in a virtual-only format that provides all shareholders the opportunity to attend and participate in the meeting from any location and reduces the transportation costs and environmental impact of the meeting. See Question 3 below for information about attending and participating in the meeting.

The content of the Annual Shareholders Meeting will consist of the formal shareholder meeting business items outlined in Question 13 below. We do not intend to hold a business update at the Annual Shareholders Meeting, but we will answer questions related to our businesses and operations following adjournment of the formal business portion of the meeting during a question-and-answer session. For information about our businesses, we encourage you to review our 2025 Annual Report to Shareholders, which is available on the Internet at www.sempra.com/2026-annual-meeting, at www.proxyvote.com and on the SEC’s website at www.sec.gov.

2.	Who can attend, vote and submit questions at the virtual Annual Shareholders Meeting?

You are eligible to attend and participate in the Annual Shareholders Meeting, including to submit questions at and in advance of the meeting and vote your shares at the meeting prior to the closing of the polls, if you were a shareholder as of March 20, 2026, the record date for the meeting.

3.	How do I attend and participate in the virtual Annual Shareholders Meeting?

How to Attend and Vote at the Meeting. You can attend and vote your shares prior to the closing of the polls at the Annual Shareholders Meeting (other than shares held in any of the Employee Savings Plans, which cannot be voted at the meeting) by visiting www.virtualshareholdermeeting.com/SRE2026 at the date and time of the meeting and entering your 16-digit control number to log into the meeting site. The meeting will be conducted virtually via live audiovisual webcast and will begin promptly at 9 a.m. Pacific Time on Tuesday, May 12, 2026. Online check-in will begin at 8:30 a.m. Pacific Time on the day of the meeting, and we encourage you to log into the meeting site prior to the meeting start time to allow ample time for check-in procedures. Additional instructions on how to attend and participate in the virtual meeting are or will be posted at www.proxyvote.com.

Where to Find/Obtain a 16-Digit Control Number. To be able to submit questions at and in advance of the meeting and vote at the meeting prior to the closing of the polls (other than owners of shares held in any of the Employee Savings Plans, who may submit questions at and in advance of the meeting but will not be able to vote these shares at the meeting), shareholders will need the 16-digit control number shown on your notice about the Internet availability of our proxy materials, proxy card or voting instruction form. If you are a beneficial owner of shares held through a bank, broker or other nominee and your voting instruction form does not indicate that you may vote your shares through www.proxyvote.com, you will need to obtain a “legal proxy” from your bank, broker or other nominee (preferably at least five days before the Annual Shareholders Meeting) to receive a 16-digit control number. If you are a beneficial owner who needs to obtain such a “legal proxy” to attend the meeting, please follow the specific instructions to do so provided by your bank, broker or other nominee.

Shareholders of record needing assistance with control numbers may call the technical support telephone numbers referenced in Question 4 below beginning April 13, 2026, and beneficial owners needing assistance with control numbers should contact their bank, broker or other nominee.

How to Submit Questions. We give our shareholders ample opportunity to submit questions for the virtual meeting. Shareholders may submit questions online both during the meeting and in advance of the meeting beginning on March 27, 2026. Shareholders who would like to submit a question during the meeting should do so by logging into the virtual meeting site using your 16-digit control number at the date and time of the meeting. Shareholders who would like to submit a question in advance of the meeting should do so at www.proxyvote.com, where you will enter your 16-digit control number to access our proxy materials. Additional instructions on how to submit questions at and in advance of the meeting are or will be posted at www.proxyvote.com.

How Shareholder Questions Will Be Addressed During the Meeting. Representatives from the company will answer questions, as time permits, in the order they are recognized by the Chair of the meeting in his or her sole discretion, except that questions not directly related to the business of the meeting will be reserved for a question-and-answer session to start immediately following adjournment of the formal business portion of the meeting and continue for a reasonable time as determined by the Chair of the meeting. Each question recognized by the Chair of the meeting will be read aloud so that all meeting attendees can hear the question as well as the response. If any shareholder submits questions that cannot be answered within the time available due to time constraints, technical difficulties or for any other reason, the shareholder may contact our investor relations department at Investor@sempra.com or (619) 696-2901 after the meeting concludes to request responses to these questions.

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About the Annual Shareholders Meeting and Voting

The meeting may not be used as a forum to present general economic, political or other views that are not directly related to the matters properly before the meeting and questions should be limited to the formal business of the meeting or the business and operations of Sempra. We reserve the right to exclude questions regarding topics that are not pertinent to business items during the formal business portion of the meeting and to exclude questions regarding topics that are not pertinent to company business during the question-and-answer session to follow the formal business portion of the meeting. We also reserve the right, both during the formal business portion of the meeting and the subsequent question-and-answer session, to exclude questions whose answers are contained in this proxy statement, the other proxy materials for the meeting, or have already been addressed at the meeting, that are repetitive of questions or statements made by another shareholder, or that are otherwise not in compliance with our Rules of Procedure for the Annual Shareholders Meeting. For more information, please consult the Rules of Procedure for the Annual Shareholders Meeting, which will be available at www.sempra.com/2026-annual-meeting before the meeting and on the virtual meeting platform at www.virtualshareholdermeeting.com/SRE2026 during the meeting.

4.	What if I have technical difficulties during the check-in time or during the virtual Annual Shareholders Meeting?

Instructions on how to attend and participate in the virtual meeting are or will be posted at www.proxyvote.com. If you encounter difficulties accessing the meeting site during the check-in or meeting time, please call (844) 983-0876 (U.S. and Canada) or +1 (303) 562-9303 (International) beginning April 13, 2026 for technical support, which telephone numbers also will be posted on the login page at www.virtualshareholdermeeting.com/SRE2026. Please plan to allow sufficient time to check in before the start time of the meeting so that any technical difficulties may be addressed before the live audiovisual webcast begins. The meeting may be recessed or adjourned at the sole discretion of the Chair of the meeting, including if we experience technical difficulties that prevent us from properly conducting the meeting. If technical issues with the meeting platform prevent the Chair from communicating with shareholders via the meeting site within 60 minutes after the time for which the meeting was called or in the event of a technical malfunction or other significant problem that disrupts our ability to continue the meeting before the polls are closed and the formal business portion of the meeting has been completed, the meeting will be adjourned and will reconvene at the same virtual location on May 18, 2026 at 9 a.m. Pacific Time, unless announced differently at the meeting. In such event, we expect an announcement will be made on www.virtualshareholdermeeting.com/SRE2026 and www.sempra.com/2026-annual-meeting.

How You Can Vote

5.	How many votes is each shareholder entitled to cast?

You are entitled to one vote on each of the 11 director nominees named in this proxy statement and one vote on each of the other proposals to be voted on at the Annual Shareholders Meeting for each share of our common stock that you owned at the close of business on March 20, 2026, the record date for the meeting and any adjournment or postponement thereof. You may vote all shares owned by you on the record date, including (i) shares held directly in your name as the shareholder of record and (ii) shares held for you as the beneficial owner through a bank, broker or other nominee (including shares held in the Employee Savings Plans). On the record date, 653,332,556 shares of our common stock were outstanding.

6.	What is the difference between holding shares as a beneficial owner and as a shareholder of record?

Most of our shareholders hold their shares beneficially through a bank, broker or other nominee rather than having the shares registered directly in their own names.

Beneficial Owner. If your shares are held through a bank, broker or other nominee, it is likely that the shares are registered in the name of the nominee and you are the beneficial owner of such shares. You also are considered the beneficial owner of any shares you may own through any of the Employee Savings Plans. Your bank, broker or other nominee has provided you with voting instructions describing how you may direct the registered holder to vote your shares.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, you are the shareholder of record of such shares. We have provided you with either a proxy card to use in voting these shares or a notice about the Internet availability of our proxy materials, each of which instructs you on how you may access our proxy materials on the Internet and vote your shares.

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About the Annual Shareholders Meeting and Voting

7.	How do I vote and how will my shares be voted?

The process for voting your shares depends on how your shares are held. As discussed in Question 6 above, you may hold your shares as a shareholder of record (registered in your own name) or as a beneficial owner (through a bank, broker or other nominee). See Question 12 below for instructions on how you may direct the voting of your shares held in any of the Employee Savings Plans.

Voting by Shareholders of Record. If you are a shareholder of record, you may vote by attending the virtual meeting as described in Question 3 above or you may vote by proxy in advance of the meeting. Even if you plan to attend the meeting, we recommend that you vote your shares in advance to be sure your vote will be counted if you later decide not to attend the meeting.

If you are a shareholder of record and would like to vote your shares by proxy in advance of the Annual Shareholders Meeting, you may vote in the following ways:

Internet (including via a mobile device) — by visiting www.proxyvote.com or scanning the QR code on your notice about the Internet availability of our proxy materials or proxy card, and following the other Internet voting instructions included in this proxy statement or on your notice about the Internet availability of our proxy materials or proxy card

Telephone — by calling (800) 690-6903 and following the other telephone voting instructions included in this proxy statement or on your proxy card

Mail — if you received our proxy materials by mail, by marking, dating and signing your proxy card in accordance with the instructions on the card and returning it by mail in the pre-addressed reply envelope provided with our proxy materials

For Internet and telephone voting, you will need to have your notice about the Internet availability of our proxy materials or proxy card available. Internet and telephone voting will close at 11:59 p.m. Eastern Time on May 11, 2026. If you wish to vote by completing and returning your proxy card by mail, your completed proxy card must be received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof.

Voting by Beneficial Owners. If you hold your shares as a beneficial owner through a bank, broker or other nominee, you should receive separate voting instructions from that entity describing how you may direct the registered holder to vote your shares in advance of the Annual Shareholders Meeting. You may also vote by attending the virtual meeting as described in Question 3 above.

Voting of Shares as Directed. Your shares will be voted as you instruct on your proxy card, on your voting instruction form, or pursuant to any of the other methods to direct your vote described above. See Question 20 below for how your shares will be voted in the absence of timely voting instructions for shares held outside any of the Employee Savings Plans, and see Question 12 below for how your shares will be voted in the absence of timely voting instructions for shares held in any of the Employee Savings Plans.

8.	How can I vote without attending the virtual Annual Shareholders Meeting?

Whether you hold your shares as a shareholder of record or as a beneficial owner, it is not necessary for you to attend the Annual Shareholders Meeting or any adjournment or postponement thereof in order to vote your shares. If you are a shareholder of record, you may vote by submitting a proxy. If you are a beneficial owner of shares, you may vote by submitting voting instructions to the registered owner of your shares or, if you hold shares in any of the Employee Savings Plans, to the trustee of such plans.

For directions on how you may vote, please refer to the instructions in Question 7 above or on your notice about the Internet availability of our proxy materials, proxy card or voting instruction form.

Even if you plan to attend the Annual Shareholders Meeting, we recommend that you also submit your proxy or voting instructions in advance as described in Question 7 above to be sure your vote will be counted if you later decide not to attend the meeting.

9.	What is the deadline to vote in advance of the Annual Shareholders Meeting?

If you hold shares as a shareholder of record and you wish to vote in advance of the meeting by Internet or by telephone, you must do so before Internet and telephone voting closes at 11:59 p.m. Eastern Time on May 11, 2026. If you hold shares as a shareholder of record and wish to vote in advance of the meeting by mail, your completed proxy card must be received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof.

If you hold shares in any of the Employee Savings Plans, your voting instructions must be received by 8 a.m. Eastern Time on May 7, 2026, for the trustee of the plans to vote your shares in accordance with your instructions. See Question 12 below.

If you hold shares as a beneficial owner (but not through any of the Employee Savings Plans), you should follow the voting instructions provided by your bank, broker or other nominee.

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About the Annual Shareholders Meeting and Voting

10.	May I change or revoke my vote?

If you are a shareholder of record, you may change your vote by (i) granting a new proxy (using any of the methods described in Question 7) bearing a later date, (ii) providing a written notice of revocation to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101 that is received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof, or (iii) attending the virtual Annual Shareholders Meeting and voting at the meeting prior to the closing of the polls as described in Question 3 above, any of which would revoke the previously submitted proxy. Note that if you are a shareholder of record, you cannot change your vote in advance of the meeting using the Internet or telephone voting methods described in Question 7 above after 11:59 p.m. Eastern Time on May 11, 2026.

If you are an owner of shares held in any of the Employee Savings Plans, you cannot change your vote after 8 a.m. Eastern Time on May 7, 2026. See Question 12 below.

For shares you hold as a beneficial owner (other than shares held in the Employee Savings Plans as described above), you may change your vote by (i) timely submitting new voting instructions to your bank, broker or other nominee, or (ii) attending the virtual Annual Shareholders Meeting and voting at the meeting prior to the closing of the polls as described in Question 3 above, either of which would revoke the previously submitted instructions. Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee.

Attending the Annual Shareholders Meeting will not, in itself, cause your previously submitted proxy or instructions to be revoked. You must submit a new vote during the meeting prior to the closing of the polls in order to do so.

11.	Is my vote confidential?

The Employee Savings Plans automatically provide for confidential voting for the shares held in those plans, and votes by beneficial owners of our shares also will be confidential depending on the policies of the applicable bank, broker or other nominee. Shareholders of record may elect that their identity and individual vote be held confidential by making the appropriate selection when voting via the Internet or by telephone or by checking the appropriate box on their proxy card. Confidential voting generally will not apply to the extent voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting.

12.	How are shares held in the Employee Savings Plans voted? What happens if I do not timely vote such shares?

If you hold shares through the Sempra Savings Plan, Southern California Gas Company Retirement Savings Plan or San Diego Gas & Electric Company Savings Plan (collectively, the Employee Savings Plans), these shares will be voted as you instruct via the Internet or by telephone or mail as these voting methods are described in Question 7 above. If you submit your vote without giving specific voting instructions or you do not timely submit your vote, your shares will be voted in the discretion of Newport Trust Company, the independent fiduciary and investment manager for the Sempra Common Stock Fund under the Employee Savings Plans.

For shares held in any of the Employee Savings Plans, your voting instructions must be received by 8 a.m. Eastern Time on May 7, 2026 for Newport Trust Company to vote your shares in accordance with your instructions. Although the meeting site may permit you to cast a vote during the virtual Annual Shareholders Meeting if you choose to attend, that vote will not be counted with respect to any shares held in any of the Employee Savings Plans. Owners of shares through any of the Employee Savings Plans will be able to submit questions at and in advance of the meeting in the same manner as our other shareholders as described in Question 3 above.

Information About Proposals To Be Voted On

13.	What items of business will be voted on at the Annual Shareholders Meeting?

The business items to be voted on at the Annual Shareholders Meeting are:

Business Items

Proposal 1.	Election of the 11 director nominees named in this proxy statement

Proposal 2.	Ratification of appointment of our independent registered public accounting firm

Proposal 3.	Advisory approval of our executive compensation

Proposal 4	Shareholder proposal requesting an independent board chairman

14.	What are my voting choices?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any or all of the director nominees named in this proxy statement (Proposal 1) and on each of Proposals 2, 3 and 4 and any other items of business to be voted on at the Annual Shareholders Meeting.

2026 Proxy Statement 93

About the Annual Shareholders Meeting and Voting

15.	How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares as follows:

Proposal		Board Recommendation

1.	Election of the 11 director nominees named in this proxy statement	FOR each of the 11 director nominees named in this proxy statement

2.	Ratification of appointment of independent registered public accounting firm	FOR ratification of appointment of independent registered public accounting firm

3.	Advisory approval of our executive compensation	FOR advisory approval of our executive compensation

4.	Shareholder proposal requesting an independent board chairman	AGAINST the shareholder proposal requesting an independent board chairman

16.	What vote is required to approve each item?

Assuming a quorum is present at the Annual Shareholders Meeting or any adjournment or postponement thereof (as described in Question 21 below), the vote required to approve each item is as follows:

Proposal		Vote Required for Approval

1.	Election of the 11 director nominees named in this proxy statement	Each director must receive “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares.

2.	Ratification of appointment of independent registered public accounting firm	The proposal must receive “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares. Although this is an advisory vote and non-binding, our Audit Committee may reconsider the appointment if it is not ratified.

3.	Advisory approval of our executive compensation	The proposal must receive “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares. Although this is an advisory vote and non-binding, our Compensation and Talent Development Committee will take the voting results on this proposal into consideration when making future executive compensation decisions.

4.	Shareholder proposal requesting an independent board chairman	The proposal must receive “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares.

17.	What happens if additional items are presented at the Annual Shareholders Meeting?

We are not aware of any item that may be voted on at the Annual Shareholders Meeting that is not described in this proxy statement, nor have we received notice of any such item by the deadline prescribed by Rule 14a-4(c)(1) under the Exchange Act. However, the holders of the proxies that we are soliciting will have the discretion to vote them as they determine appropriate on any additional matters that may be voted on at the Annual Shareholders Meeting and any adjournment or postponement thereof, including matters incidental to the conduct of the meeting.

18.	What is a broker non-vote?

Broker non-votes occur on certain proposals when beneficial owners of shares held through a bank, broker or other nominee do not timely provide voting instructions. For beneficial owners of shares, your bank, broker or other nominee must vote your shares according to the specific instructions they receive from you. If you do not timely provide voting instructions to your bank, broker or other nominee, they are, in some cases, permitted to vote your shares in their discretion, but they are not permitted to vote your shares on certain proposals and they may elect not to vote your shares on any of the proposals unless you provide voting instructions. If you do not timely provide voting instructions and your bank, broker or other nominee votes your shares on some but not all proposals, a “broker non-vote” will occur for the proposals on which the bank, broker or other nominee does not vote. Submitting your voting instructions in a timely manner will enable your interests to be represented at the meeting. See Question 19 below for information on the effect of abstentions and broker non-votes on each proposal to be voted on at the Annual Shareholders Meeting.

If you have questions about the proxy voting process, please contact the bank, broker or other nominee that holds your shares.

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About the Annual Shareholders Meeting and Voting

19.	How are votes counted? What is the effect of abstentions and broker non-votes on each proposal?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any or all of the director nominees named in this proxy statement and on any other proposal to be voted on at the Annual Shareholders Meeting.

If you indicate “ABSTAIN” on any or all nominees or proposals, your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof (see Question 21 below), but will not be considered a vote cast with respect to the director nominee(s) or other proposal(s) on which you abstain from voting. As a result, abstentions should have no effect on the outcome of the vote for the election of the director nominees named in this proxy statement (Proposal 1), the ratification of the appointment of our independent registered public accounting firm (Proposal 2), the advisory approval of our executive compensation (Proposal 3), or the shareholder proposal requesting an independent board chairman (Proposal 4), in each case unless such abstentions result in a failure to obtain affirmative votes representing more than 25% of our outstanding shares.

Broker non-votes, which are discussed in Question 18 above, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof (see Question 21 below), but will not be considered votes cast with respect to any of the proposals for which they occur. As a result, if broker non-votes occur on the election of any of the director nominees named in this proxy statement (Proposal 1), the ratification of the appointment of our independent registered public accounting firm (Proposal 2), the advisory approval of our executive compensation (Proposal 3), or the shareholder proposal requesting an independent board chairman (Proposal 4), they should have no effect on the outcome of any such proposal, in each case unless such broker non-votes result in a failure to obtain affirmative votes representing more than 25% of our outstanding shares. See Question 18 above for additional information about broker non-votes.

See Question 20 below for information on the effect of failing to timely vote or voting without giving specific instructions if you are a shareholder of record or a beneficial owner of shares. See Question 12 above for information on the effect of failing to timely vote or voting without giving specific instructions if you are an owner of shares held in any of the Employee Savings Plans.

20.	Will shares that I own be voted if I do not timely provide voting instructions?

If you own shares as a shareholder of record, these shares will be voted as you instruct in advance of the meeting via the Internet, by telephone or on your proxy card. If you submit your vote via the Internet or by telephone in advance of the meeting or sign and return your proxy card, in each case without giving specific voting instructions, such shares will be voted in accordance with the recommendations of our Board of Directors on the proposals described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the Annual Shareholders Meeting and any adjournment or postponement thereof. If you do not timely vote by one of the voting methods described in Question 7 above, your shares will not be voted unless you, or your proxy holder(s), vote your shares at the Annual Shareholders Meeting by attending the virtual meeting and any adjournment or postponement thereof.

If you are a beneficial owner of shares, these shares will be voted by your bank, broker or other nominee according to the specific instructions they receive from you. If you do not timely provide voting instructions, a broker non-vote may occur for your shares on some or all of the proposals to be voted on at the Annual Shareholders Meeting. See Questions 18 and 19 above for information about broker non-votes and the effect they will have on each proposal to be voted on at the meeting.

If you hold shares in any of the Employee Savings Plans, see Question 12 for information about how these shares will be voted if you submit your vote without giving specific voting instructions or you do not timely submit your vote.

Submitting your voting instructions in a timely manner will enable your interests to be represented at the meeting.

21.	What constitutes a quorum?

A majority of the outstanding shares of common stock entitled to vote at the Annual Shareholders Meeting or any adjournment or postponement thereof, attending the meeting or represented by proxy, constitutes a quorum for the transaction of business at the meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present at the Annual Shareholders Meeting or any adjournment or postponement thereof.

22.	Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Shareholders Meeting and to publish final results in a current report on Form 8-K that we will file with the SEC following the meeting. The report will be available on our website at www.sempra.com under the “Financials and filings” tab of the “Investors” tab.

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About the Annual Shareholders Meeting and Voting

Proxy Materials

23.	Why did I receive a notice in the mail about the Internet availability of the proxy materials instead of a paper copy of the materials?

We distribute our proxy materials via the Internet to shareholders who have not requested a paper copy. Beginning on March 27, 2026, we mailed notices about the Internet availability of our proxy materials for the Annual Shareholders Meeting, which contain instructions on how to access our proxy materials on the Internet and how to request a paper copy by mail or an electronic copy by email. The notice also contains instructions on how you may request our proxy materials by mail (paper copy) or email (electronic copy) on an ongoing basis. If you are a shareholder of record, if you hold shares in any of the Employee Savings Plans, or if you are a beneficial owner of shares held by a bank, broker or other nominee and your voting instruction form includes a 16-digit control number, you may request to receive paper copies of our current and/or future proxy materials via the Internet by visiting www.proxyvote.com and clicking “Delivery Settings,” by telephone at (800) 579-1639 or by email at sendmaterial@proxyvote.com (if requesting by email, please include in the subject line your 16-digit control number shown on your notice about the Internet availability of our proxy materials or proxy card). If you are a beneficial owner of shares held by a bank, broker or other nominee and your voting instruction form does not include a 16-digit control number, please contact your bank, broker or other nominee directly to request to receive paper copies of our current and/or future proxy materials. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual shareholders meetings and our printing and mailing costs.

24.	Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our shareholders, including those who previously have requested a paper copy, a paper copy of our proxy materials instead of a notice about the Internet availability of our proxy materials.

In addition, we are providing a notice about the Internet availability of our proxy materials by email to our shareholders who previously have elected electronic delivery. The email contains a link to the website where you can access our proxy materials and vote your shares via the Internet in advance of the Annual Shareholders Meeting.

25.	How can I access the proxy materials over the Internet?

You can access our proxy materials on the Internet at www.proxyvote.com. To view our proxy materials at this site, you will be asked to enter the 16-digit control number shown on your notice about the Internet availability of our proxy materials, proxy card, voting instruction form or, if you obtained a “legal proxy,” the separate information provided by your bank, broker or other nominee, which in each case contains additional instructions on how to view our proxy materials on the Internet. In the alternative, if you do not have your 16-digit control number in-hand, you may view our proxy materials at www.sempra.com/2026-annual-meeting.

26.	How can I elect to receive future proxy materials electronically?

If you are a shareholder of record and wish to request electronic delivery of our proxy materials in the future, please call our transfer agent at (877) 773-6772 (U.S. and Canada). If you choose to access our future proxy materials electronically, we will discontinue mailing our proxy materials to you beginning next year, and we will instead send you an email with instructions containing a link to the website where you can access our proxy materials and vote your shares on the Internet. You may discontinue electronic delivery at any time.

If you are a beneficial owner of shares held by a bank, broker or other nominee and wish to receive electronic delivery of our proxy materials in the future, you may sign up for electronic delivery by visiting www.proxyvote.com and selecting “Delivery Settings” if your voting instruction form includes a 16-digit control number, or you should follow the instructions provided by your bank, broker or other nominee if your voting instruction form does not include a 16-digit control number.

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About the Annual Shareholders Meeting and Voting

27.	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

If you share an address with another shareholder, you may receive only one copy of our proxy materials unless you or the other shareholder have provided contrary instructions. If you are a shareholder of record and you wish to receive a separate copy of these materials, please request the additional copy by contacting our proxy solicitor, Sodali & Co., at:

SRE.info@investor.sodali.com

(800) 662-5200 (U.S. and Canada) +1 (203) 658-9400 (International)

A separate copy of the materials will be sent promptly following receipt of your request.

If you are a shareholder of record and you wish to receive a separate copy of the proxy materials for our annual shareholders meetings in the future, or if you have received multiple copies of the proxy materials for the Annual Shareholders Meeting and you wish to receive only one copy in the future, please call or write to our Shareholder Services Department at:

(877) 736-7727 (U.S. and Canada)

Sempra Attn: Shareholder Services 488 8th Avenue San Diego, CA 92101

If you are a beneficial owner of shares held by a bank, broker or other nominee and you wish to receive a separate copy of these or our future proxy materials, or if you have received multiple copies of these proxy materials and you wish to receive only one copy in the future, please contact your bank, broker or other nominee directly.

28.	Who is making and paying for this proxy solicitation?

Sempra is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing our proxy materials and soliciting proxies for the Annual Shareholders Meeting. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding our proxy materials to beneficial owners of our shares.

Our directors, officers and employees may solicit proxies in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

We also have engaged Sodali & Co. to provide proxy solicitation services, including assisting us in distributing our proxy materials and soliciting proxies for the Annual Shareholders Meeting. We will pay a base fee of $27,500, plus customary costs and expenses, for these services.

29.	What is included in the proxy materials?

Our proxy materials for the Annual Shareholders Meeting include:

•	Our Notice of Annual Shareholders Meeting

•

Our proxy statement for the Annual Shareholders Meeting, which contains descriptions of the proposals to be voted on at the Annual Shareholders Meeting, the voting process, our Board of Directors and board committees, our corporate governance practices, the compensation of our directors and certain executive officers, and other information

•	Our 2025 Annual Report to Shareholders, which includes our 2025 Form 10-K and certain additional information

If you received a paper copy of these materials by mail, our proxy materials also include a proxy card or voting instruction form. Otherwise, you received a notice about the Internet availability of our proxy materials, which includes instructions on how to access these materials on the Internet and submit your vote.

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About the Annual Shareholders Meeting and Voting

30.	How can I get copies of the proxy materials?

If you need a copy of our proxy materials for the Annual Shareholders Meeting, please contact our proxy solicitor by email, mail or phone as follows:

SRE.info@investor.sodali.com

(800) 662-5200 (U.S. and Canada) +1 (203) 658-9400 (International)

Sodali & Co. 333 Ludlow Street 5th Floor, South Tower Stamford, CT 06902

Shareholders also may write to or email us at the following addresses to request a copy of our proxy materials for the Annual Shareholders Meeting:

Investor@sempra.com

Attn: Corporate Secretary Sempra 488 8th Avenue San Diego, CA 92101

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Information About 2027 Shareholder Proposals and Director Nominations

31.	How can shareholders submit proposals to be included in our proxy materials for our annual shareholders meeting in 2027? What is the deadline for submitting any such proposals?

Shareholders who desire to submit proposals to be included in our proxy materials for our annual shareholders meeting in 2027 must meet the eligibility requirements of the SEC’s shareholder proposal rule (Rule 14a-8 under the Exchange Act), and their proposals must comply with the requirements of this rule and the requirements and deadlines described below.

Shareholder proposals that are intended to be included in our proxy materials for our annual shareholders meeting in 2027 must be received by our Corporate Secretary no later than 5:00 p.m. Pacific Time on November 27, 2026, and must be submitted to the following address:

Attn: Corporate Secretary Sempra 488 8th Avenue San Diego, CA 92101

Proposals that are not timely submitted or are submitted to the incorrect address or other than to the attention of our Corporate Secretary may, at our discretion, be excluded from our proxy materials.

Question 32 below describes the procedures set forth in our proxy access bylaw provisions by which shareholders may nominate and include director candidates in our proxy statement for our annual shareholders meeting in 2027, and the related deadlines for submission. Question 33 below describes the procedures set forth in our advance notice bylaw provisions by which shareholders may nominate director candidates or present other items of business directly at our annual shareholders meeting in 2027 (meaning that such matters would not be included in our proxy statement), and the related deadlines for submission.

32.	How may shareholders nominate and include director candidates in our proxy statement for our annual shareholders meeting in 2027? What is the deadline for submitting any such nominations?

Shareholders who wish to submit director nominees for inclusion in our proxy statement for our annual shareholders meeting in 2027 must give written notice of their intention to do so in accordance with the requirements and deadlines described below.

Our bylaws provide a shareholder, or a group of no more than 20 shareholders, who has continuously owned at least 3% of our outstanding shares entitled to vote in the election of directors for at least three years, the ability to nominate and include in our proxy statement up to the greater of two directors or 20% of the number of the company’s directors then in office, if the shareholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees submitted under these proxy access provisions must be received at least 120 days but not more than 150 days before the first anniversary of the date the definitive proxy statement was first sent to shareholders in connection with our last annual shareholders meeting. The period for our receipt from shareholders of any such notice for our 2027 annual shareholders meeting will begin at 8:00 a.m. Pacific Time on October 28, 2026, and end at 5:00 p.m. Pacific Time on November 27, 2026. Any such notice must include the information required by our proxy access bylaw provisions (which may be obtained as provided in Question 35 below) and also must be updated and supplemented as required by these bylaw provisions. Any such notice must be timely delivered in writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101. We will not include any shareholder-submitted director nominees in our proxy statement for our annual shareholders meeting in 2027 that do not meet the requirements set forth in our bylaws.

These requirements applicable under our proxy access bylaw provisions do not apply to shareholder proposals intended for inclusion in our proxy materials for our annual shareholders meeting in 2027 under SEC Rule 14a-8. The requirements and the deadline for submitting those proposals are set forth in Question 31 above. In addition, the requirements applicable under our proxy access bylaw provisions do not apply to shareholder proposals or director nominations to be presented directly at our annual shareholders meeting in 2027 (meaning that such matters would not be included in our proxy statement), the procedures and deadlines for which are described in Question 33 below.

2026 Proxy Statement 99

Information About 2027 Shareholder Proposals and Director Nominations

33.

How may shareholders present director candidates or other items of business for consideration at our annual shareholders meeting in 2027 (if they are not seeking to include such matters in our proxy statement for the meeting)? What is the deadline for submitting any such nominations or proposals?

Shareholders who wish to nominate director candidates (outside of our proxy access bylaw provisions) or present other items of business (outside of the SEC Rule 14a-8 process) directly at our annual shareholders meeting in 2027, meaning that such matters would not be included in our proxy statement, must give written notice of their intention to do so in accordance with the requirements and deadlines described below.

For any director nominations or proposed items of business that are submitted by shareholders and are not intended to be included in our proxy statement for our annual shareholders meeting in 2027, we must receive notice thereof at least 90 days but not more than 120 days before the first anniversary of the date of our last annual shareholders meeting. The period for our receipt from shareholders of any such notice for our 2027 annual shareholders meeting will begin at 8:00 a.m. Pacific Time on January 12, 2027, and end at 5:00 p.m. Pacific Time on February 11, 2027. Any such notice must include the information required by our advance notice bylaw provisions (which include the related universal proxy rule requirements of SEC Rule 14a-19 and may be obtained as provided in Question 35 below) and also must be updated and supplemented as required by these bylaw provisions. Any such notice must be timely delivered in writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101. We will not entertain any director nominations or other proposals from our shareholders at our annual shareholders meeting in 2027 that do not meet the requirements set forth in our bylaws.

These requirements in our advance notice bylaw provisions (which include the related universal proxy rule requirements) do not apply to shareholder proposals intended for inclusion in our proxy materials for our annual shareholders meeting in 2027 under SEC Rule 14a-8. The requirements and the deadline for submitting those proposals are set forth in Question 31 above. In addition, the requirements in our advance notice bylaw provisions (which include the related universal proxy rule requirements) do not apply to shareholder nominations of director candidates that are intended to be included in our proxy statement for our annual shareholders meeting in 2027 pursuant to our proxy access bylaw provisions, the procedures and deadlines for which are described in Question 32 above.

None of the advance notice requirements described in this Question 33 or in Questions 31 or 32 above apply to questions that a shareholder may wish to submit at or in advance of the Annual Shareholders Meeting, the procedure for which is described in Question 3 under “About the Annual Shareholders Meeting and Voting” above.

34.	May shareholders recommend director candidates to be considered for nomination by our Board of Directors?

Shareholders may recommend director candidates for consideration by the Corporate Governance Committee of our Board of Directors by writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101. Any such recommendation must be accompanied by a statement from the proposed candidate that he or she would give favorable consideration to serving on the board and should include sufficient biographical and other information about the proposed candidate and his or her qualifications and experience to permit the Corporate Governance Committee to make an informed decision as to whether further consideration of the candidate would be warranted.

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Other Information

35.	Where can I find more information about Sempra?

Our consolidated financial statements and additional information about the company are included in our 2025 Annual Report to Shareholders that accompanies this proxy statement, which includes our 2025 Form 10-K and certain additional information. We filed our 2025 Form 10-K with the SEC on February 26, 2026. These documents, as well as other documents we file with the SEC, can be viewed on the Internet on the SEC’s website at www.sec.gov and are available on our website at www.sempra.com under the “Financials and filings” tab of the “Investors” tab. We also will furnish a copy of our 2025 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any shareholder who so requests by writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101.

By writing to us, shareholders also may obtain, without charge, copies of our restated articles of incorporation, bylaws, Corporate Governance Guidelines, codes of conduct and charters of our standing board committees. These materials also are available on the Internet on our website at www.sempra.com under the “Corporate governance” tab of the “Investors” tab.

Shareholders with questions or needing additional information also may contact our investor relations department at Investor@sempra.com or (619) 696-2901, which is responsible for managing communications with our shareholders.

36.	How do I contact Sempra’s transfer agent?

If you are a shareholder of record and have questions concerning share certificates, dividend checks, ownership transfer or other matters relating to your share account, please call our transfer agent at (877) 773-6772 (U.S. and Canada) or call or write to our Shareholder Services Department at:

(877) 736-7727 (U.S. and Canada)

Sempra Attn: Shareholder Services 488 8th Avenue San Diego, CA 92101

Sempra provides a Direct Stock Purchase Plan as a way to invest in our common stock. The plan also allows shareholders to reinvest all or a portion of their cash dividends in our common stock. This plan is offered only by means of a prospectus. For information about this plan or to obtain a copy of the applicable prospectus, please contact the plan administrator or Sempra’s Shareholder Services Department at the phone number or address listed above.

37.	Who do I contact with any additional questions?

If you have any additional questions about the Annual Shareholders Meeting or how you may vote, or how to change or revoke your vote, please contact our proxy solicitor, Sodali & Co., at the addresses or phone numbers set forth in Question 30 above.

This Notice of Annual Shareholders Meeting and proxy statement are sent by order of the Sempra Board of Directors.

Diana L. Day

Corporate Secretary

Dated: March 27, 2026

2026 Proxy Statement 101

Appendix A

NON-GAAP FINANCIAL MEASURES

Reconciliation of Sempra Adjusted Earnings and Adjusted EPS to Sempra GAAP Earnings and GAAP EPS(1)

Sempra Adjusted Earnings and Adjusted earnings per common share (EPS) are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives and net unrealized gains and losses on commodity and interest rate derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP.

Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests (NCI)) as follows:

In 2025:

•	$(457) million impact from regulatory disallowances at Sempra California consisting of:

•	$(432) million charge from regulatory disallowances related to 2019 through 2024 associated with the final decision in our 2024 General Rate Case Track 2 request

•	$(25) million charge related to the recovery of coronavirus disease 2019 costs

•	$(180) million impact from foreign currency and inflation on our monetary positions in Mexico

•	$(43) million net unrealized losses on commodity derivatives

•

$(512) million net income tax expense as a result of management’s decision to classify Sempra Infrastructure Partners, LP (SI Partners) and Ecogas México, S. de R.L. de C.V. (Ecogas) as held for sale, which such amounts could change in future periods until the dates of sale:

•	$(693) million income tax expense to adjust deferred income tax liabilities primarily related to the outside basis differences in our investment in SI Partners

•	$(10) million income tax expense due to the recognition of a Mexican deferred tax liability on our outside basis difference in Ecogas

•	$191 million net income tax benefit from changes to a valuation allowance against certain tax credit carryforwards offset by changes in state income tax apportionment

•	$(78) million income tax expense from changes to a valuation allowance against foreign tax credits that were carried forward from the implementation of the Tax Cuts and Jobs Act of 2017 (TCJA)

In 2020:

•	$(233) million from impacts associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at Sempra California

•	$(1) million impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives

•	$9 million net unrealized gains on commodity derivatives

•

$(100) million equity losses at RBS Sempra Commodities LLP, which represents an estimate of our obligations to settle pending value added tax matters and related legal costs at our equity method investment at Parent and Other

•	$1,747 million gain on the sale of our South American businesses

In 2015:

•

$15 million reduction in the plant closure loss related to the San Onofre Nuclear Generating Station (SONGS), primarily due to California Public Utilities Commission approval of Sempra California’s compliance filing for authorized recovery of its investment in SONGS

•	$36 million gain on the sale of the remaining block of the Mesquite Power plant

•	$29 million impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives

•	$6 million net unrealized gains on commodity derivatives

(1)

This description and reconciliation are different than the predefined adjustments to earnings for annual bonus plan purposes. Please see Appendix B to this proxy statement for information about those adjustments.

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Appendix A

The table below reconciles for historical periods Sempra Adjusted Earnings and Adjusted EPS to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS AND ADJUSTED EPS TO GAAP EPS (Dollars in millions, except EPS; shares in thousands)	Pretax amount	Income tax (benefit) expense(1)	Non- controlling interests	Earnings	Diluted EPS
	Year ended December 31, 2025

Sempra GAAP Earnings and GAAP EPS				$1,796	$2.75

Excluded items:

Impact from regulatory disallowances	$641	$(184)	$—	457	0.70

Impact from foreign currency and inflation on monetary positions in Mexico	30	240	(90)	180	0.27

Net unrealized losses on commodity derivatives	85	(16)	(26)	43	0.07

Net unrealized losses on interest rate swaps related to the initial phase of Port Arthur LNG liquefaction project	3	—	(3)	—	—

Tax items related to assets held for sale	—	516	(4)	512	0.78

Impact from foreign tax credit valuation allowance related to TCJA	—	78	—	78	0.12

Sempra Adjusted Earnings and Adjusted EPS				$3,066	$4.69

Weighted-average common shares outstanding, diluted					653,826

	Year ended December 31, 2020

Sempra GAAP Earnings and GAAP EPS				$3,764	$6.44

Excluded items:

Impacts associated with Aliso Canyon litigation and regulatory matters	$307	$(74)	$—	233	0.38

Impact from foreign currency and inflation and associated undesignated derivatives	51	(74)	24	1	—

Net unrealized gains on commodity derivatives	(9)	2	(2)	(9)	(0.01)

Losses from investment in RBS Sempra Commodities LLP	100	—	—	100	0.16

Gain on sale of South American businesses	(2,899)	1,152	—	(1,747)	(2.86)

Sempra Adjusted Earnings(2)				2,342

Add back dividends for dilutive series A preferred stock				104	0.17

Adjusted EPS impact of higher diluted share count for adjusted diluted weighted-average common shares outstanding					(0.28)

Sempra Adjusted Earnings for Adjusted EPS and Adjusted EPS(2)				$2,446	$4.00

Weighted-average common shares outstanding, diluted – GAAP					584,503

Weighted-average common shares outstanding, diluted – Adjusted(3)					611,338

	Year ended December 31, 2015

Sempra GAAP Earnings and GAAP EPS				$1,349	$2.69

Excluded items:

SONGS plant closure adjustment	$(26)	$11	$—	(15)	(0.03)

Gain on sale of Mesquite Power block 2	(61)	25	—	(36)	(0.07)

Impact from foreign currency and inflation and associated undesignated derivatives	5	(40)	6	(29)	(0.06)

Net unrealized gains on commodity derivatives	(10)	4	—	(6)	(0.01)

Sempra Adjusted Earnings and Adjusted EPS(2)				$1,263	$2.52

Weighted-average common shares outstanding, diluted					501,845

(1)

Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. We did not record an income tax benefit in 2020 for the equity losses from our investment in RBS Sempra Commodities LLP because, even though a portion of the liabilities may be deductible under United Kingdom tax law, it is not probable that the deduction will reduce United Kingdom taxes.

(2)

Adjusted Earnings and Adjusted EPS have been updated to reflect the impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives and net unrealized (gains) losses on commodity derivatives.

(3)

In the year ended December 31, 2020, because the assumed conversion of the company’s former 6% Mandatory Convertible Preferred Stock, Series A (series A preferred stock) is dilutive for Adjusted Earnings, 26,835 series A preferred stock shares are added back to the denominator used to calculate Adjusted EPS.

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Appendix B

PERFORMANCE-BASED ANNUAL BONUS PLAN—ADDITIONAL INFORMATION

Predefined Earnings Adjustments

Consistent with the approach taken in prior years, the Compensation and Talent Development Committee determined at the beginning of 2025 that the 2025 earnings calculation for annual bonus plan purposes, or ABP Earnings, would be adjusted as follows:

•

Exclude the impact of any unplanned changes in tax laws or regulations, accounting rule changes, and changes in governmental policies and regulations, including, but not limited to, the impact of tariffs.

•

Exclude certain nonrecurring items at the discretion of the Compensation and Talent Development Committee, provided that such items do not have a material adverse impact on the company’s stock price, also as determined by the Compensation and Talent Development Committee. Such items would include but not be limited to:

•

the pro forma earnings impact of any acquisition or divestiture to the extent the earnings impact of such acquisition or divestiture or related transaction and integration cost is not included in the ABP Earnings target.

•	Exclude the variance from plan of foreign currency exchange gains or losses, net of inflation, including any associated cost of hedging.

•	Exclude unrealized mark-to-market gains or losses.

•	Exclude gains or losses related to legacy litigation matters.

•

Include 10% of any gains or losses related to asset sales and impairments in connection with a sale to the extent the earnings impact of such item is not included in the ABP Earnings target. This is because the Compensation and Talent Development Committee believes that the impact of asset sales should be measured primarily through stock price. Most of the impact would then be reflected in the long-term incentive plan.

•	Exclude items that are required to be excluded from annual bonus plan compensation under the SDG&E and/or SoCalGas General Rate Case final decisions.

•	Exclude any earnings impact associated with the decommissioning of the San Onofre Nuclear Generating Station (SONGS).

•	Exclude the variance from plan of the liability insurance expense not recoverable through balancing accounts.

•	Exclude variance from plan of any accelerated amortization or other impacts of the California Assembly Bill 1054 wildfire fund.

•	Exclude variance to plan of the impact of pending regulatory matters related to the California and U.S. Federal Energy Regulatory Commission (FERC) Cost of Capital proceedings.

•	Exclude one-time pension settlement charges and LTIP tax windfall or shortfall to the extent such items are not included in the ABP Earnings target.

•	Limit impact of rabbi trust results (net of deferred compensation) to +/-5% (percentage points) of the ABP Earnings result as calculated without such gains or losses.

Safety Measures and RBP Measures

2025 Safety Measures	Description

Public Safety:

SDG&E – Wildfire and PSPS System Hardening	Relates to programs that aim to mitigate the risk of wildfire and reduce the impact of PSPS through undergrounding portions of distribution circuits or hardening overhead distribution and transmission systems. This goal is informed by SDG&E’s Wildfire Mitigation Plan, which is submitted to the Office of Energy Infrastructure Safety and funded through the General Rate Case process.

SDG&E – Damage Prevention	Measures construction/excavation damages that cause a gas leak to SDG&E’s below-ground facilities using a standard industry metric for measuring operator performance for damage prevention.

SoCalGas – A1 Gas Leak Order Response Time	Measures the response time for Customer Services Field A1 gas leak orders.

SoCalGas – Damage Prevention	Measures construction/excavation damages that cause a gas leak to SoCalGas’ below-ground facilities using a standard industry metric for measuring operator performance for damage prevention.

Employee Safety:

Lost Time Incident Rate	Expressed as the number of Occupational Safety and Health Administration-recordable injuries or illnesses resulting in days away from work per 100 full-time employees.

2025 RBP Measures	Description

Risk Management – Cybersecurity	Measures the failure rate on social engineering simulation tests.

High-Performance Culture – Employee Engagement	Measures 2025 employee engagement survey results relative to a benchmark.

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Appendix C

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this proxy statement. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

In this proxy statement, forward-looking statements can be identified by words such as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “plan,” “estimate,” “project,” “forecast,” “envision,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “preliminary,” “pro forma,” “strategic,” “initiative,” “target,” “outlook,” “optimistic,” “poised,” “positioned,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategies, goals, vision, mission, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include: California wildfires, including potential liability for damages regardless of fault and any inability to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054 and the wildfire fund continuation account established by California Senate Bill 254, rates from customers or a combination thereof; decisions, disallowances or denials of cost recovery, audits, investigations, inquiries, ordered studies, regulations, denials or revocations of permits, consents, approvals or other authorizations, renewals of franchises, and other actions, including the failure to honor contracts and commitments, by the (i) Comisión Nacional de Energía, California Public Utilities Commission (CPUC), U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, U.S. Internal Revenue Service, Public Utility Commission of Texas and other regulatory bodies and (ii) U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries where we do business; the success of business development efforts, construction projects, acquisitions, divestitures, and other significant transactions such as the planned sale of a portion of our equity interest in Sempra Infrastructure Partners, including risks related to, as applicable, (i) being able to reach a positive final investment decision, (ii) negotiating pricing and other terms in definitive contracts, (iii) completing construction projects or other transactions on schedule and budget, (iv) realizing anticipated benefits from any of these efforts if completed, (v) obtaining regulatory and other approvals and (vi) third parties honoring their contracts and commitments, including with respect to closing or post-closing payments; changes to our capital expenditure plans and their potential impact on rate base or other growth; changes, due to evolving economic, political and other factors, to (i) trade and other foreign policy, including the imposition of tariffs by the U.S. and foreign countries, and (ii) laws and regulations, including those related to tax and the energy industry in the U.S. and Mexico; litigation, arbitration, property disputes and other proceedings; cybersecurity threats, including by nation-state actors, of ransomware or other attacks on our systems, the energy grid or our other infrastructure, or the systems of third parties with which we conduct business; the availability, uses, sufficiency, and cost of capital resources and our ability to borrow money or otherwise raise capital on favorable terms and meet our obligations, which can be affected by, among other things, (i) actions by credit rating agencies to downgrade our credit ratings or place those ratings on negative outlook, (ii) instability in the capital markets, and (iii) fluctuating interest rates and inflation; the impact of efforts to increase affordability of U.S. utility customer rates on our ability to obtain cost recovery from applicable regulators, our capital expenditure and other growth plans and our ability to advance statewide policies; the impact on affordability of customer rates, cost of capital and operating margin due to (i) volatility in inflation, interest rates, commodity prices, tariff rates, and foreign currency exchange rates and (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of meeting the demand for lower carbon and reliable energy in California; the impact of climate policies, laws, rules, regulations, trends and required disclosures, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies, the risk of nonrecovery for stranded assets, and uncertainty related to emerging technologies; weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events, such as work stoppages, that disrupt our operations, damage our facilities or systems, cause the release of harmful materials or fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms or insurance or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power, natural gas and natural gas storage and transportation capacity, including disruptions caused by failures in the transmission grid or pipeline and storage systems or limitations on the injection and withdrawal of natural gas from storage facilities; Oncor Electric Delivery Company LLC’s (Oncor) ability to reduce or eliminate its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; and other uncertainties, some of which are difficult to predict and beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov, and on Sempra’s website, www.sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, nor are they regulated by the CPUC.

None of the website references in this press release are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.

2026 Proxy Statement 105

SEMPRA™

488 8th Ave.
San Diego, CA 92101
sempra.com

FSC
www.fsc.org
MIX
Paper | Supporting responsible forestry
FSC® C103568

© 2026 Sempra. All copyright and trademark rights reserved.

SEMPRA

488 8TH AVENUE

SAN DIEGO, CA 92101

SCAN TO VIEW MATERIALS & VOTE

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card available when you call and use the 16-digit control number shown below. Vote by 11:59 p.m. Eastern Time on May 11, 2026 for shares held directly and by 8:00 a.m. Eastern Time on May 7, 2026 for shares held in the Employee Savings Plans as defined on the reverse side of the card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your signed proxy card must be received before the polls close.

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card available when you access the website and use the 16-digit control number shown below. Vote by 11:59 p.m. Eastern Time on May 11, 2026 for shares held directly and by 8:00 a.m. Eastern Time on May 7, 2026 for shares held in the Employee Savings Plans as defined on the reverse side of the card.

During The Meeting - Go to www.virtualshareholdermeeting.com/SRE2026

You may attend the meeting via the Internet and vote during the meeting. Use the 16-digit control number shown below to log into the meeting site and follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	V82917-P41321	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEMPRA

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

EACH LISTED NOMINEE.

1. Election of the following 11 director nominees:	For	Against	Abstain

1a. Andrés Conesa	☐	☐	☐

1b. Pablo A. Ferrero	☐	☐	☐

1c. Jennifer M. Kirk	☐	☐	☐

1d. Richard J. Mark	☐	☐	☐

1e. Jeffrey W. Martin	☐	☐	☐

1f. Michael N. Mears	☐	☐	☐

1g. Kevin C. Sagara	☐	☐	☐

1h. Jack T. Taylor	☐	☐	☐

1i. Cynthia J. Warner	☐	☐	☐

1j. Anya Weaving	☐	☐	☐

1k. James C. Yardley	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.		For	Against	Abstain

2.	Ratification of appointment of independent registered public accounting firm.	☐	☐	☐

3.	Advisory approval of our executive compensation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.		For	Against	Abstain

4.	Shareholder proposal requesting an independent board chairman	☐	☐	☐

5.	Consideration of any other matters that may properly come before the meeting and any adjournment or postponement of the meeting, on which the proxy holders may vote in their discretion

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF PROPERLY EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEMS 2 AND 3, AND “AGAINST” ITEM 4.

		Yes	No

Please indicate if you want confidential voting.		☐	☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Sempra Annual Shareholders Meeting Information

Tuesday, May 12, 2026

9:00 a.m. Pacific Time

Virtual meeting at www.virtualshareholdermeeting.com/SRE2026

To be admitted to the meeting, you must enter the 16-digit control number shown on the reverse side of this proxy card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Shareholders Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com with the 16-digit control number shown on the reverse side of this proxy card.

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V82918-P41321

SEMPRA

ANNUAL SHAREHOLDERS MEETING –– May 12, 2026

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may submit your voting instructions by telephone at 1-800-690-6903 or via the Internet at www.proxyvote.com, following the simple instructions. Use the 16-digit control number shown on the reverse side of this proxy card. If you vote by telephone or by Internet, do not mail this proxy card. The telephone and Internet voting facilities will close at 11:59 p.m. Eastern Time on May 11, 2026. Note: If you hold shares as a participant in the Employee Savings Plans (as defined below), your proxy voting instructions must be received no later than 8:00 a.m. Eastern Time on May 7, 2026.

DIANA L. DAY, LISA LARROQUE ALEXANDER, AND KAREN L. SEDGWICK, jointly or individually and each with full power to act without the others and each with full power of substitution, are authorized to represent and vote the shares of the undersigned at the Sempra 2026 Annual Shareholders Meeting and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting and any adjournment or postponement thereof.

If you are a participant in the Sempra Savings Plan, Southern California Gas Company Retirement Savings Plan or San Diego Gas & Electric Company Savings Plan (collectively, the “Employee Savings Plans”), this proxy card constitutes your instructions to T. Rowe Price, the Employee Savings Plans’ trustee, as to how to vote the shares of Sempra common stock in your plan accounts. If you do not submit valid and timely voting instructions, Newport Trust Company, the independent fiduciary and investment manager for the Sempra common stock in your plan accounts, will direct the vote of the shares in its discretion.

Address changes and comments can be directed to Sempra’s Investor Relations Department at Investor@sempra.com

(Continued and to be signed on reverse side)